     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 1999


                                                      REGISTRATION NO. 333-78407

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              THE HULL GROUP INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                         6211                         36-4292284
  (State of incorporation)     (Primary Standard Industrial          (I.R.S. Employer
                                Classification Code Number)         Identification No.)

                             311 SOUTH WACKER DRIVE
                               CHICAGO, IL 60606
                                 (312) 697-2700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              M. BLAIR HULL, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              THE HULL GROUP INC.
                             311 SOUTH WACKER DRIVE
                               CHICAGO, IL 60606
                                 (312) 697-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service):

                                   Copies to:

            EDWARD S. BEST, ESQ.                           WILLIAM R. KUNKEL, ESQ.
            MAYER, BROWN & PLATT                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM
          190 SOUTH LASALLE STREET                               (ILLINOIS)
              CHICAGO, IL 60603                             333 WEST WACKER DRIVE
               (312) 782-0600                                 CHICAGO, IL 60606
                                                               (312) 407-0700

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


      If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SUBJECT TO COMPLETION -- JUNE 22, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

              , 1999
                                  [HULL LOGO]
                              THE HULL GROUP INC.


                        6,250,000 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

THE HULL GROUP INC.:

- We are a global market maker in equity derivatives and equity securities.

- The Hull Group Inc.
  311 South Wacker Drive
  Chicago, Illinois 60606
  (312) 697-2700

PROPOSED SYMBOL & MARKET:

- HULL/Nasdaq National Market
THE OFFERING:


- We are offering 6,250,000 shares of our common stock.



- The underwriters have an option to purchase an additional 937,500 shares of our common stock from us to cover over-allotments.


- This is our initial public offering, and no public market currently exists for our common stock.


--------------------------------------------------------------------------
                                                PER SHARE         TOTAL
--------------------------------------------------------------------------
Public offering price (Estimated):             $13.00-15.00    $
Underwriting fees:
Proceeds to The Hull Group Inc.:


--------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete, nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

                              ABN AMRO ROTHSCHILD
                      A DIVISION OF ABN AMRO INCORPORATED

                                         PUTNAM, LOVELL,
                                         DE GUARDIOLA & THORNTON, INC.


             The undersigned is facilitating Internet distribution.



                                 DLJDIRECT INC.


WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS,
WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS
PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                                   [GRAPHICS]

                               TABLE OF CONTENTS


                                       PAGE
Prospectus Summary...................     1
Risk Factors.........................     6
Forward-looking Statements...........    17
Our Company..........................    18
Use of Proceeds......................    18
Dividend Policy......................    18
Dilution.............................    19
Capitalization.......................    20
Selected Consolidated Financial
  Information........................    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    23
Our Industry.........................    35



                                       PAGE
Our Business.........................    39
Our Management.......................    53
Certain Relationships and Related
  Transactions.......................    61
Principal Stockholders...............    62
Description of Capital Stock.........    63
Shares Eligible for Future Sale......    66
Underwriting.........................    67
Legal Matters........................    69
Experts..............................    69
Additional Information...............    70
Index to Consolidated Financial
  Statements.........................   F-1

                               PROSPECTUS SUMMARY


       You should read this entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors" on pages 6 to 17. Unless we indicate otherwise, the information in this prospectus, other than historical financial information, gives effect to our conversion from a limited liability company to a corporation, which will take place immediately before the completion of this offering.


                                  OUR COMPANY

OUR BUSINESS

       We are a leading global market maker in exchange-traded equity derivatives and an active market maker in equity securities worldwide. We provide market-making and transaction execution services to a diverse group of participants on 28 exchanges in nine countries. Our market-making activities focus on providing customers with rapid executions at the best possible price. Since 1985, we have been at the forefront in developing and applying financial theory, along with information and communication technology, to trading equity derivatives and equity securities. Our dedicated team of financial engineers, software developers and traders develop proprietary, real-time valuation and risk management systems to price and trade equity derivatives and equity securities for our own account. The Hull System combines financial engineering, trading and electronic systems to create a competitive advantage. We have applied the Hull System to expand successfully, first into U.S. markets and then into international electronic markets.


       Our net revenues have increased from $51.7 million in 1994 to $103.1 million in 1998, representing a compound annual growth rate of 18.8%. Our 1998 pre-tax income was $40.6 million, and our 1998 pro forma net income, after giving effect to our conversion from a limited liability company to a corporation, was $14.7 million. In connection with our initial public offering, we are awarding 1,066,667 shares of restricted stock to our employees and the pro forma adjustments include a $6.9 million charge relating to these awards. Electronic trading has become increasingly important to our business, as net revenues through electronic trading have increased from 12.5% to 66.9% of our total net revenues from 1994 to 1998. We have proven our ability to deliver profitable results over time as demonstrated by our average annual pre-tax return on average equity over the last ten years of 38.9% and over the last five years of 42.4%. Our 1998 pre-tax return on average equity was 43.1% and our 1998 pro forma return on average equity was 26.5%.



       In 1998, we traded about 28 million equity derivatives contracts. We believe we rank among the top three market makers in actively traded U.S. equity index options, including the S&P 500, the Dow Jones Industrial Average and the Russell 2000, where we have historically maintained a 6% to 8% market share. We have captured significant market shares in index and individual equity options, including the German DAX, the U.K. FT-SE, the French CAC 40 and the Swiss SMI, that we trade on 11 European exchanges. In some cases these market shares are as high as 24%. We are also active market makers in Hang Seng index options on the Hong Kong Futures Exchange. We also have access to the Japanese equity derivatives markets through our alliance with Daiwa Securities, the second largest securities firm in Japan, and Sumitomo Bank, the second largest bank in Japan. In addition, we make markets in select individual equity options and individual equity securities in all major markets in the United States and in eight foreign countries. In 1998, our automated equity trading system traded more than two billion shares of stock, representing about 1.2% of the total volume on the New York Stock Exchange.


       Through Hull Transaction Services, our market-making activities include executing and routing orders forwarded to us by online brokers, large retail broker-dealers, money center banks and hedge funds. We currently execute order flow in over 1,000 issues. In addition to our market-making activities, we also manage several private investment funds. Our asset management business uses the technology and experience developed in our market-making business to provide diversified, risk-controlled products that are quantitatively driven.

       Our risk management system includes active participation at all levels of the firm, from our executive committee to our trading staff. In evaluating our risk, we look at risk on a profit center basis, as well as firm-wide. We have a comprehensive risk management system to monitor, evaluate and manage the risks inherent in our business. Our automated proprietary trading and risk management system immediately incorporates all new trades into our overall risk profile on a real-time basis.

       Currently, equity derivatives and equity securities in the United States are primarily listed and traded on open outcry exchanges. However, there has been a worldwide trend toward the use of electronic trading platforms. A majority of equity derivatives and equity securities exchanges worldwide, including those in France, Germany, Japan, Sweden and Switzerland, are now completely electronic. Several other exchanges, including exchanges in the United Kingdom and Australia, have announced plans to convert to electronic trading platforms. Although the large exchanges in the United States remain open outcry, even some of those exchanges are adopting electronic trading mechanisms. Additionally, the International Securities Exchange, a new U.S.-based exchange formed by a consortium of leading online brokers, has announced it will begin fully electronic equity options trading in the first quarter of 2000. We believe the trend toward electronic trading will ultimately result in fully electronic worldwide markets.

OUR COMPETITIVE STRENGTHS

       We believe the Hull System has positioned us to compete effectively in the global equities market, based on the following strengths:

       - We are a globally diversified industry leader. We are a leading market maker in both the United States and Europe. We trade over 3,700 products on 28 exchanges in nine countries worldwide. In 1998, we generated 56.7% of our net revenues from our activities outside the United States.

       - We develop and use sophisticated technology. We are recognized by major exchanges as a pioneer in applying information and communication technology to market-making activities worldwide, particularly on electronic exchanges.

       - We are an innovator in financial engineering and valuation. Our financial engineers create valuation and portfolio management models that allow us to better understand the relationships between derivatives and securities. This understanding increases the efficiency and effectiveness of our market-making activities.

       - We have strong trading capabilities. We successfully combine our trading expertise with state-of-the-art technology and quantitative models. We have a trading staff of over 100 people, who implement our proprietary valuation models.

       - We have sophisticated risk management systems. Our systems allow for real-time risk management and enable us to evaluate current market exposure and make appropriate portfolio management decisions.

OUR GROWTH STRATEGY

       We intend to enhance our position as a leader in the market-making industry and grow by:

       - Capitalizing on the growth in electronic trading worldwide through the use of advanced information and communication technology. We believe the U.S. markets will become increasingly electronic, and we intend to apply our expertise in electronic trading to benefit from this trend.

       - Continuing to expand our market-making activities in existing and new markets and products worldwide.

       - Developing Hull Transaction Services to become a significant provider of trade routing and order execution services to capitalize on the growth in online trading.

       - Expanding our asset management business to become a significant provider of diversified, risk-controlled products.

       - Attracting, retaining and developing highly skilled employees. The ultimate success of our financial engineering, risk management and market-making functions depends on our ability to develop our professional employee base.

                                  THE OFFERING


       The following information does not include up to 937,500 additional shares of our common stock which the underwriters have an option to purchase from us solely to cover over-allotments. Unless we indicate otherwise, this prospectus assumes that the underwriters do not exercise this option. If the underwriters exercise their over-allotment option in full, 32,187,500 shares of our common stock will be outstanding after the offering.



Common stock offered.............    6,250,000 shares



Common stock to be outstanding
after the offering...............    31,250,000 shares



Use of proceeds..................    We plan to use the net proceeds from the
                                     offering as additional capital for one or more of the following purposes: expanding our market making in existing and new markets and products, expanding Hull
                                     Transaction Services and our asset
                                     management business and for general
                                     corporate purposes, including investing in technology systems and personnel. See "Use of Proceeds."


Dividend policy..................    We do not anticipate paying any cash
                                     dividends on our common stock for the
                                     foreseeable future. See "Dividend Policy."


Proposed Nasdaq National Market

  Symbol.........................    HULL

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

       You should read the summary consolidated financial information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our unaudited pro forma consolidated financial statements and our consolidated financial statements and their notes included in this prospectus.


                                                                                                 THREE MONTHS
                                                   YEARS ENDED DECEMBER 31,                     ENDED MARCH 31,
                                   --------------------------------------------------------   -------------------
                                     1994       1995       1996        1997         1998        1998       1999
                                                                                                  (UNAUDITED)
                                            (IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE INFORMATION)
INCOME STATEMENT INFORMATION:
Revenues:
  Market-making activities,
    net(a).......................  $ 48,238   $ 22,450   $ 63,299   $  103,424   $   91,991   $ 20,823   $ 35,821
  Asset management fees..........       153      3,026      6,675       11,610        9,995      2,736      1,099
  Other income...................     3,313        283        478        1,210        1,127        394        119
                                   --------   --------   --------   ----------   ----------   --------   --------
  Net revenues...................    51,704     25,759     70,452      116,244      103,113     23,953     37,039
Total operating expenses.........    23,294     27,013     36,409       56,189       62,552     15,111     16,795
                                   --------   --------   --------   ----------   ----------   --------   --------
Income (loss) before income
  taxes(b).......................  $ 28,410   $ (1,254)  $ 34,043   $   60,055   $   40,561   $  8,842   $ 20,244
                                   ========   ========   ========   ==========   ==========   ========   ========
UNAUDITED PRO FORMA INFORMATION(C):
Pro forma net income.............                                                $   14,700              $  8,386
                                                                                 ==========              ========
Pro forma net income per share,
  as adjusted for the
  offering(d)....................                                                $     0.47              $   0.27
                                                                                 ==========              ========

OTHER OPERATING INFORMATION:
Pre-tax return on average
  equity.........................     48.7%     (2.0)%      50.3%        71.6%        43.1%      37.5%(e)    79.4%(e)
Percent of net revenues:
  Through electronic trading.....     12.5%      22.3%      22.9%        42.7%        66.9%      52.7%      83.7%
  From foreign operations........     17.2%      14.5%      14.9%        31.1%        56.7%      40.4%      81.3%
Transaction volume:
  Equity derivatives
    (contracts)..................    11,598     10,549      9,540       21,157       27,924      5,368      6,130
  Equity securities (shares).....   180,237    559,341    872,152    1,814,484    3,091,462    467,775    753,645



                                                                       AS OF MARCH 31, 1999
                                                          ----------------------------------------------
                                                                           (UNAUDITED)
                                                                                           PRO FORMA AS
                                                                                           ADJUSTED FOR
                                                          HISTORICAL     PRO FORMA(C)     OFFERING(C)(D)
                                                           (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
BALANCE SHEET INFORMATION:
Total assets............................................  $1,479,493      $1,470,853        $1,551,228
Total liabilities.......................................   1,370,853       1,370,853         1,370,853
                                                          ----------      ----------        ----------
Total members' equity/stockholders' equity..............  $  108,640      $  100,000        $  180,375
                                                          ==========      ==========        ==========
Book value per share....................................                  $     4.00        $     5.77
                                                                          ==========        ==========


------------------------------

(a) Market-making activities, net, includes revenues from principal transactions, interest and dividend income and interest and dividend expense, all of which are related to our market-making activities. See "Selected Consolidated Financial Information" for more detailed information.

(b) Since we have operated historically as a limited liability company, we have accounted for incentive-based compensation to our members as distributions of members' equity rather than as compensation expense. As a result, our income or loss before income taxes and our compensation expense have not reflected these amounts for services rendered by our members. Accordingly, our income or loss before income taxes understates the expected operating costs we will incur after the offering. As a corporation, we will include all incentive-based compensation to our employees in compensation expense. For financial information that reflects pro forma compensation expense as if we had been a corporation, see our unaudited pro forma consolidated financial statements.


(c) The unaudited pro forma information reflects adjustments which are necessary, in our management's opinion, for a fair presentation of our consolidated financial condition and results of operations on a pro forma basis. The pro forma information gives effect to our conversion from a limited liability company to a corporation. The adjustments for our conversion to a corporation include anticipated distributions to members prior to the offering under our limited liability company operating agreement, including distributions for member income taxes related to our earnings. These distributions will result in total stockholders' equity of $100.0 million immediately before this offering and would have amounted to approximately $18.4 million at March 31, 1999.



     The following table summarizes the income statement effects of the pro forma adjustments:



                                                                     YEAR ENDED     THREE MONTHS
                                                                    DECEMBER 31,   ENDED MARCH 31,
                                                                        1998            1999
                                                                    ------------   ---------------
      Income before income taxes..................................    $ 40,561         $20,244
        Compensation, excluding IPO awards........................      (8,776)         (5,059)
        IPO awards................................................      (6,869)           (971)
        Provision for income taxes................................     (10,216)         (5,828)
                                                                      --------         -------
      Pro forma net income........................................    $ 14,700         $ 8,386
                                                                      ========         =======


     See our unaudited pro forma consolidated financial statements for more detailed information concerning these adjustments.


(d) Calculated based on the weighted-average shares of our common stock outstanding after giving effect to the unaudited pro forma adjustments and as adjusted to reflect the issuance of 6,250,000 shares of common stock at the midpoint of the range of initial public offering prices listed on the cover page of this prospectus. See our unaudited pro forma consolidated financial statements for more detailed information concerning these adjustments and the calculation of pro forma net income per share. There is no difference between basic and diluted pro forma net income per share.


(e)  Annualized.

                                  RISK FACTORS

       An investment in our common stock involves a high degree of risk. You should carefully consider the following factors before you decide to buy our common stock. You should also consider the other information in this prospectus, including our consolidated financial statements and the notes to those statements. The risks and uncertainties described below are not the only ones facing our firm. Additional risks and uncertainties which we don't presently know about may also affect us. Any of the following factors may materially adversely affect our business, results of operations or financial condition. In that case, the market price of our common stock may decline, and you may lose all or part of your investment.


FLUCTUATIONS IN OUR OPERATING RESULTS MAY AFFECT OUR STOCK PRICE AND BUSINESS



  Our Operating Results May Fluctuate Significantly, Which May Cause Volatility in the Market Price of Our Common Stock



       Our operating results have fluctuated in the past and may fluctuate significantly in the future, including from quarter to quarter. These fluctuations may cause volatility in the market price of our common stock. Because of these fluctuations, period-to-period comparisons of our revenues and operating results are not necessarily meaningful. You should not rely on those comparisons as indicators of our future performance.



  Declines in Our Revenues May Cause Us to Experience Losses


       Our net revenues have fluctuated and may continue to fluctuate primarily due to the securities market risks described in this section. Our expense structure is based on historical expense levels and the levels of demand for our market-making services. If our revenues decline and we are unable to adjust our cost structure on a timely basis, we may experience losses.


  We May Be Unable to Sustain or Improve Our Operating Results or Meet Expectations, Which May Cause the Market Price of Our Common Stock to Decline



       We may also be unable to sustain our historical rates of revenue growth or improve our operating results or sustain our profitability from quarter to quarter. In addition, our operating results in future periods may be below the expectations of securities analysts and investors. In that event, the market price of our common stock may decline.


OUR MARKET-MAKING ACTIVITIES EXPOSE US TO UNIQUE RISKS

       We currently derive, and expect to continue to derive, a majority of our revenues from market-making activities. Our future success will depend on the continued growth of demand for our market-making services and our ability to respond to that demand.


  We May Experience Significant Losses from Our Market-Making Activities



       We conduct our market-making activities mainly as a principal, which subjects our capital to significant risks. We may experience significant losses due to these risks. Our activities involve the purchase, sale or short sale of securities for our own account and for hedging purposes. These activities involve a number of risks, including risks of price fluctuations, changes in interest rates and rapid changes in the liquidity of markets. These risks may limit our ability either to purchase or sell securities in those transactions. In addition, we may have difficulty borrowing securities to deliver to purchasers to whom we sold short, or lenders from whom we have borrowed.

       From time to time, we have large position concentrations in securities of a single issuer or issuers engaged in a specific industry. We have recently experienced large position concentrations with the securities of a number of issuers engaged in technology businesses and services. These concentrations have in the past resulted, and may in the future result, in higher losses than would occur if our positions and activities were less concentrated.

       As a market maker, we attempt to derive a profit from the difference between the prices at which we buy and sell securities. However, competitive forces often require us to match the quotes other market makers display and to hold varying amounts of securities in inventory. Maintaining inventory positions subjects us to a high degree of risk. We may be unable to manage that risk successfully and we may experience significant losses.


  Derivatives Transactions Involve Greater Risks than Other Securities Transactions and We May Experience Losses as a Result of Those Risks


       Derivatives transactions involve greater risks than transactions in the underlying securities. A substantial portion of our activity is in derivatives. Transactions in option or futures contracts may result in losses which are not offset by increases in the value of the underlying portfolio of securities or by declines in the cost of the underlying securities to be acquired. A principal risk in derivatives transactions is the rapid fluctuation in market prices of derivatives contracts. In addition, because of the low initial margin deposits required to establish a derivatives position, derivatives transactions often involve substantial leverage. As a result, a relatively small movement in the price of the contract may result in substantial losses.

       The holder of an option or futures contract can terminate that contract prior to its exercise or expiration only by entering into a closing transaction. This requires a secondary market for the contract on the exchange on which the contract was purchased. There may not be a liquid secondary market for an option or futures contract we hold when we wish to close out our position. If there isn't a liquid secondary market for an option or futures contract we hold, we may not be able to close out our position and may have to purchase or sell the underlying security, make or receive a cash settlement or meet ongoing margin requirements.


  Our Hedges and Other Risk Management Policies and Procedures May Not Be Effective and May Leave Us Exposed to Unidentified or Unexpected Risks



       Our policies and procedures to identify, monitor and manage risks may not be fully effective. As a result, we face risks of losses, including potentially catastrophic losses. Some of our methods of managing risk are based on our use of observed historical market behavior. These methods may not accurately model future risk exposures, which may be significantly greater than the historical measures indicate.


       We utilize a variety of instruments and strategies to hedge our exposure to various types of risk. Many of these strategies are based on historical trading patterns and correlations. For example, if we hold a long position in an asset, we may hedge that position by taking a short position in an asset which has historically moved in a direction which would offset a change in the value of the long position. However, these strategies may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. Unexpected developments may cause market prices to move differently in the future than they have historically.

       We face the risk that the price of the securities being hedged may not move in the same direction or to the same degree as the contract or securities underlying the derivatives contract. This risk has three components:

       - Correlation risk -- the risk that price movements on a contract on one security used to hedge exposure to a different security, i.e. "cross-hedging," may not correlate to price movements of the security being hedged;

       - Basket risk -- the risk that price movements on a basket of securities used to hedge exposure to an index will not adequately reflect the price movements of the index; and

       - Basis risk -- the risk that the price of the derivatives contract and the price of the security being hedged may not correlate.


  Our Proprietary Models May Not Generate Accurate Pricing Information and May Not Apply to New Products, Which May Cause Us to Suffer Losses


       We rely on the pricing information we derive from our proprietary valuation models. Our models could fail to generate accurate theoretical prices for derivatives and securities due to programming or data processing errors. If that were to happen, we may suffer substantial losses. Also, we have in the past, and may from time to time in the future, expand our market-making activities to new products, including non-equity based products. Our models may not be effective when applied to new products and we may suffer substantial losses that could cause us to withdraw from trading those products.

WE MAY SUFFER RISKS RELATED TO THE SECURITIES MARKETS


  Changes in the Structure of the Securities Markets May Decrease Our Opportunities and Profits



       If the current market structure changes, order flow to which we presently have access may be diverted. As a result, our trading volume and profits may decrease. For example, we may be unable to adapt to new electronic trading formats. Electronic Communications Networks, commonly known as ECNs, have recently emerged as an alternative forum to which broker-dealers and institutional investors can direct their limit orders. In addition, the proposed International Securities Exchange, commonly called ISE, will be the first fully electronic options market in the United States. If we do not actively participate in these ECNs or other alternative markets, we may experience a reduction in our order flow. If significant amounts of trading move from exchange-based products to the OTC markets, our return on capital may also decrease because we would need greater amounts of capital to participate in those markets.



  Declining Spreads Between Bid and Ask Prices May Reduce Our Profits


       Inefficiencies in the markets in which we have historically operated are declining, which may make our market-making activities in those markets less profitable. This decline is reflected in reduced spreads between bid and ask, or buy and sell, prices and results from several fundamental changes in the securities markets, including:

       - the increased use of technology;

       - the emergence of online discount brokers;

       - the increased prominence of online investors;

       - increased trading volume of institutional investors;

       - consolidation among firms in the securities industry; and

       - new government regulations.

       The spreads market makers receive for executing transactions in equity derivatives and equity securities may continue to decrease in the future. In the past, Nasdaq has taken regulatory actions to reduce spreads between bid and ask prices for securities. Nasdaq, the NYSE and the American Stock Exchange are currently examining proposed regulations which will require securities to trade in decimals instead of fractions. The adoption of those regulations would likely result in a further decrease in spreads between bid and ask prices, which may make executing transactions and market making less profitable.


  Our Revenues May Decrease Due to Declines in Market Volume or Liquidity or Changes in Prices or Volatility



       As a market-making and asset management firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. As a result, changes in those conditions, especially unexpected, significant changes, may cause our revenues to decrease.


       During recent years, unusually favorable and sustained performance of the equity derivatives and equities securities markets has attracted substantial inflows of new funds to those markets. A decline in cash flows into the U.S. equity markets or a slowdown in investment activity by mutual funds and other institutional and retail investors may have an adverse effect on the securities markets generally. If there is a market downturn, our businesses may be adversely affected in many ways. A decline in the volume of securities markets or in market liquidity may reduce our market-making activities and, as a result, may reduce our revenues. Since we hold both long and short positions, an unusually large increase in market prices, including changes due to mergers and acquisitions and changes in dividend policies, may affect our revenues as much as an unusually large decrease in market prices.

       In addition, because the fees which we charge for managing private investment funds are based on the value of their assets and on their performance, any of the factors described in the preceding paragraph may reduce the revenues we receive from our asset management business.


  We May Experience Losses from Other Risks Associated with the Securities Industry


       The securities business also involves various other risks, including customer default, employee misconduct, errors and omissions and litigation. We may experience substantial losses associated with these risks.

WE FACE RISKS RELATED TO THE TECHNOLOGIES WE USE


  We May Experience Substantial Losses if Our or Other Parties' Computer and Communications Systems Fail



       Our market-making and asset management activities depend on the integrity and performance of the computer and communications systems supporting them. Any significant degradation or failure of our computer systems or any other systems we use to process transactions, or any other systems of third parties that affect our business, including securities exchange systems, may cause us to suffer delays in processing transactions. These delays may cause substantial losses for us and our customers. Extraordinary transaction volume, equipment failure or other events may cause our computer systems to operate at an unacceptably slow speed or even to fail. Our backup systems may also fail, or may not be adequate to restore our operations. We cannot assure you that our network protections will work. Our systems may also fail as a result of a tornado, fire or other natural disaster, power or telecommunications failure, terrorism or war.



  Year 2000 Problems in Our or Other Parties' Computer Systems May Disrupt Our Business and Uncertainty About Potential Year 2000 Problems May Reduce Our Revenues



       With the Year 2000 approaching, many companies and governmental entities around the world are reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. A failure of our computer systems, or computer systems of other parties that we rely on, to be Year 2000 compliant may reduce our revenues in many ways.


       Many existing computer systems and microprocessors, including those in non-information technology equipment and systems, use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19". As a result, computers which are not Year 2000 compliant may read the year as 1900. Systems which calculate, compare or sort using the incorrect date may malfunction.

       If we fail to identify and fix our transaction processing, securities valuation, communications or data processing systems or to fix or replace third-party software, hardware or services on a timely basis, it may, for example:

       - cause settlement of transactions to fail;

       - lead to incomplete or inaccurate accounting, recording or processing of transactions;

       - result in inaccurate pricing and valuation information or give rise to uncertainty about our exposure to market risks and our need for liquidity; or

       - result in litigation, which may be costly and time-consuming to defend.

       In addition, our customers, governmental agencies, utility companies, Internet access companies, third-party service providers, including our clearing agents, and others outside our control, particularly exchanges and other broker-dealers and market makers, may not be Year 2000 compliant. The failure by any of these entities to be Year 2000 compliant may result in a systematic failure beyond our control, including:

       - a loss or reduction in our order flow;

       - limitations on our ability to effectively engage in market-making activities; or

       - prolonged Internet, telecommunications or electrical failure.

       We believe that uncertainty about the Year 2000 problem generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. We believe that lenders are likely to take similar steps, which will result in a reduction in available funding sources. As a result, there may be a downturn in customer and general market activity for a period of time before and after January 1, 2000. This may reduce our revenues substantially, depending on how long the reduction in activity continues and how broadly it affects the markets. We cannot predict the magnitude of the impact which these kinds of reductions may have on our business.

  Third Parties May Infringe Our Intellectual Property Rights and We May Not Be Able to Renew Licenses to Essential Intellectual Property, Which May Result in Significant Costs and Adversely Affect Our Ability to Conduct Our Business



       Third parties may copy or otherwise obtain and use our intellectual property without our permission. Third parties may also independently develop technologies similar to ours. Any unauthorized use of our proprietary technology could increase competition and adversely affect our business. These technologies are becoming increasingly easy to duplicate, particularly as employees leave with proprietary knowledge. We may have difficulty monitoring unauthorized uses of our proprietary technology. The precautions we have taken may not prevent misappropriation of our technology.



       In addition, we may have to litigate in the future to:


       - protect our trade secrets;

       - determine the validity and scope of other parties' proprietary rights;

       - defend against claims that we have infringed other parties' rights; or

       - defend against claims that our rights are invalid.

Any litigation, even if we are successful, may result in significant costs and divert resources from our business. In addition, if other parties claim that we have infringed their rights, we may have to enter into royalty or licensing agreements, even if the claims are without merit. These agreements may not be available on reasonable terms.


       We also license some software from third parties. These licenses are essential to our business. If any of these third parties terminate our licenses or stop doing business, we may not be able to replace the licensed software.


WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS OR OUR ABILITY TO CONTINUE TO OBTAIN FINANCING FROM OUR CLEARING BROKERS OR TO SECURE ADDITIONAL FINANCING, WHICH MAY REQUIRE US TO SELL ASSETS OR REPURCHASE LIABILITIES AT UNFAVORABLE PRICES


       Our business depends on the availability of adequate funding to provide regulatory capital to meet applicable regulatory requirements. Historically, we have satisfied these needs from internally generated funds and short-term borrowings. We rely on our clearing brokers as our primary source of short-term financing. If we are unable to obtain additional financing when we need funds, or if we are unable to continue to obtain short-term financing from our clearing brokers or other sources, we may need to liquidate securities positions. Generally, we pledge securities to our clearing brokers to secure financing. These clearing brokers may liquidate positions if necessary to repay our borrowings. In some market environments, including times of market volatility or uncertainty, the market may not be very liquid. In that case, we may be unable to sell some securities positions, or we may have to sell securities positions at depressed prices.



       Our clearing brokers require us to maintain minimum net capital and if we fail to do so, they may be unwilling to continue to provide us financing. If our clearing brokers or other sources of short-term financing were unable or unwilling to provide financing, we may be unable to find other financing sources to replace them. We may also need to raise additional funds from time to time to support our expansion into new opportunities or respond to competitive pressures. Additional financing may not be available when needed on terms favorable to us.

WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL

       Our future success depends on our ability to attract and retain key personnel. Competition for highly qualified management, trading, compliance and technical personnel is intense. We may lose those professionals due to increased competition or other factors in the future.

FINANCIAL OR OTHER PROBLEMS EXPERIENCED BY THIRD PARTIES MAY DISRUPT OUR BUSINESS OR CAUSE US LOSSES


       Third parties that owe us money, securities or other assets may not perform their obligations to us, which may disrupt our business or cause us losses. These parties include our counterparties, clearing brokers, exchanges, clearing houses and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Default risk may arise from events or circumstances which are difficult to detect, including fraud. We may not receive full information with respect to the financial condition of a counterparty.


       As a market maker, the majority of our securities transactions are conducted as principal with broker-dealer counterparties. We clear our securities transactions principally through a few unaffiliated clearing brokers. In addition, at any time, a substantial portion of our assets are held at one or more clearing brokers. As a result, we rely on our clearing brokers to discharge adequately their obligations on a timely basis. If any of our principal clearing brokers or other financing sources were unable or unwilling to clear our transactions, we may not be able to find other clearing brokers or financing sources to replace them.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET INCREASING DEMAND


       Our future success will depend on our ability to respond to the demand for existing services and products and new services, products and technologies on a timely and cost-effective basis. The worldwide market-making industry is characterized by:


       - rapid technological change;

       - rapidly increasing transaction volumes;

       - changing customer demands;

       - the need to enhance existing or introduce new services and products;
         and

       - evolving industry standards.


New services, products and technologies introduced by other market makers may render our existing services, products and technologies less competitive. We may not be successful in developing, introducing or marketing new services, products and technologies.


WE FACE INTENSE COMPETITION, WHICH MAY INCREASE OUR COSTS OR REDUCE OUR REVENUES


       We derive a substantial majority of our revenues from market-making activities. The market for these services is rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We may incur increasing costs competing for market opportunities and, if we are unable to compete successfully for market opportunities, our revenues may be reduced. We face competition from many firms varying in size and strategy, some of which have greater resources than we do. We may not be able to compete effectively with current or future competitors.

       In the United States, large financial institutions represent a significant group of our competitors. Some of these financial institutions have shown interest in penetrating the equity derivatives markets recently, including by acquiring some of our competitors. In addition, our current and potential competitors have established or may establish other cooperative relationships or may consolidate to enhance their services and products. These combinations may acquire significant market share and may possess greater financial and operating resources than we do.

LEGAL AND REGULATORY RISKS ARE INHERENT AND SUBSTANTIAL IN OUR BUSINESS


  We Operate Under Extensive Government Regulation, Which Increases Our Cost of Doing Business and Limits Our Discretion in Conducting Our Business



       The securities industry faces extensive regulation both in the United States and abroad. This regulation increases our cost of doing business and limits our discretion in conducting our business. In the United States, the SEC, the Commodity Futures Trading Commission, commonly called the CFTC, the National Association of Securities Dealers, Inc., commonly called the NASD, the National Futures Association, commonly called the NFA, securities and commodities exchanges, other self-regulatory organizations, commonly called SROs, and state securities commissions regulate us. Outside the United States, we are subject to regulation by securities regulatory authorities and exchanges in the countries in which we do business. These regulatory bodies are responsible for safeguarding the integrity of the securities markets and protecting the interests of participants in those markets. We operate under regulation concerning aspects of our business, including:


       - sales methods;

       - trade practices;

       - use and safekeeping of customers' funds and securities;

       - capital structure;


       - record-keeping;


       - financing of customers' purchases; and

       - conduct of directors, officers and employees.


  Regulatory Limits and Actions May Affect Our Ability to Liquidate or Hold Positions in Futures or Option Contracts, Which May Require Us to Hold or Sell Positions at Unfavorable Prices



       The liquidity of a secondary market in futures or option contracts may be adversely affected by limits established by commodities exchanges on the amount of fluctuation in a contract price during a single trading day. Once the contract reaches the daily limit, the exchanges will not permit any transactions at a price beyond the limit, which may require us to continue to hold open futures positions at unfavorable prices and to make additional margin deposits. Also, the liquidity of a secondary market in futures or option contracts on an exchange may be adversely affected by other factors, including the following:


       - exchanges may restrict opening or closing transactions or both;

       - exchanges may stop or suspend trading in particular classes or series of contracts or underlying securities;

       - government intervention may interrupt normal operations on an exchange; and

       - exchanges may, for economic or other reasons, decide to discontinue the trading of futures or option contracts, or a particular class or series of contracts.


       The exchanges on which we operate may impose limits on the maximum number of positions on the same side of the market which an investor may hold in an underlying security. In addition, some regulatory authorities and exchanges have established limits on the maximum net long or net short position which a single investor may hold or control in a particular futures or option contract. These regulatory authorities and exchanges may require an investor to liquidate any positions in excess of those limits, which may be at unfavorable prices, and may impose other sanctions or restrictions. Although our firm and the funds which we manage are not currently considered a single investor for these purposes, these limits may still affect our operations, particularly if they were considered a single investor in the future.



  Our Business Involves Substantial Risks of Litigation and Potential Securities Laws Liability, Which May Cause Us to Incur Significant Expenses or Interrupt Our Business


       Many aspects of our business involve substantial risks of liability. We are exposed to substantial liability under Federal, state and foreign securities laws, other Federal, state and foreign laws and court decisions, as well as rules and regulations adopted by domestic and foreign regulatory authorities and SROs. We also face the risk of litigation and claims which may be without merit. We may incur significant legal expenses defending against those claims.

       We, and some of our officers and employees, have, in the past, been involved in claims under these laws, rules and regulations. These claims have resulted in the payment of fines and settlements. We and our officers and other employees may, in the future, be involved in similar claims. An adverse ruling against us or our officers or other employees may result in us or our officers or other employees being required to pay a substantial fine or settlement and may result in temporary or permanent suspension of trading privileges.


  Changes in Legislation or Regulations May Affect Our Ability to Conduct Our Business or Reduce Our Profitability



       The regulatory environment in which we operate may change. These changes may affect our ability to conduct our business or reduce our profitability. Our market-making and asset management activities may be affected not only by legislation or regulations of general applicability, but also by industry-specific legislation or regulations. The SEC, the CFTC, other U.S. or foreign governmental regulatory authorities, the NASD, the NFA, securities and commodities exchanges or other SROs may all adopt new or revised regulations which affect our business. Changes in the interpretation or enforcement of existing laws and rules by those entities may also affect our business. In particular, our market-making activities do not currently expose us to transaction taxes. However, governmental authorities have from time to time proposed taxes on transactions in equity derivatives and equity securities. The imposition of any transaction taxes may significantly reduce the profitability of our market-making activities.



  We Must Meet Regulatory Capital Requirements, Which May Affect Our Ability to Conduct Our Business or to Withdraw Capital from Our Subsidiaries



       The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of regulatory capital by securities brokers. These rules include the SEC's Uniform Net Capital Rules. If we fail to maintain the required regulatory capital, we may be subject to suspension or revocation of registration. An unusually large charge against regulatory capital may adversely affect our ability to expand or even maintain our present levels of business. In addition, a change in the regulatory capital rules, a change in the interpretation of existing rules or the imposition of new rules or any unusually large charge against regulatory capital may limit our operations which require the intensive use of capital or restrict our ability to withdraw capital from our regulated subsidiaries. Any limitation on our ability to withdraw capital may limit our ability to pay cash dividends, repay debt or repurchase shares of our outstanding stock.



WE FACE RISKS INHERENT IN OUR INTERNATIONAL BUSINESS



       We have market-making activities in equity derivatives and equity securities markets in several foreign countries, in addition to the United States. We intend to expand our business to other international markets, which may include emerging markets. As we continue to expand our business in international markets, our exposure to the risks inherent in our international business will increase.



  Legal and Regulatory Requirements of Foreign Countries May Limit Our Ability to Expand Internationally


       Many foreign countries have extensive laws and regulations governing the securities industry. In some of these countries, the laws and regulations are evolving and we may have difficulty determining their exact requirements. The compliance requirements of these different countries may limit our ability to expand internationally. We may not be able to obtain the necessary regulatory approvals to expand internationally or, if we obtain the approvals, we may not be able to continue to comply with those laws and regulations. In addition, third parties with which we have formed alliances may fail to comply with applicable laws and regulations. Their actions may affect the success of our alliances and subject us to penalties or liability.


  Procedures and Requirements of Foreign Exchanges May Expose Us to Significant Losses



       Some of the foreign exchanges on which we operate may require different margin, exercise, settlement or expiration procedures from those on U.S. exchanges. In some of these foreign markets, many of the protections provided in U.S. exchange transactions are not available, which may expose us to significant losses. For example, they may not have daily price fluctuation limits so market movements may continue to an unlimited extent.



  We May Experience Losses from Other Risks Associated with International
Business


       In addition, there are other risks inherent in doing business in international markets, including:
       - exchange controls or other restrictions, which may restrict our ability to convert local currency into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries;
       - tariffs and other trade barriers;
       - difficulties in staffing and supervising foreign operations;
       - political, economic and financial instability; and

       - fluctuations in currency exchange rates, including possible currency devaluations, which may adversely affect the value of assets we hold.



We may experience substantial losses associated with these risks.



WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH, WHICH MAY REDUCE OUR PROFITS OR THE EFFECTIVENESS OF OUR MANAGEMENT


       Over the last several years, we have experienced significant growth in our business and the number of our employees. We may not be able to manage our growth successfully. The increased costs associated with our expected growth may not be offset by corresponding increases in our revenues. The growth of our business has also placed a significant strain on our management and operations and we expect it to continue to do so in the near future. This growth has required and will continue to require us to increase our investment in management personnel, financial and management systems and controls and facilities. In addition, if we acquire other businesses in the future, we may not be able to successfully incorporate these new businesses into our operations.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK AND WILL BE ABLE TO CONTROL OUR FIRM AND PREVENT A TAKEOVER OF OUR FIRM


       Immediately after the offering, our directors and executive officers will collectively own approximately 47.8% of our outstanding common stock, assuming that the underwriters do not exercise their overallotment option. M. Blair Hull, our Chairman and Chief Executive Officer, individually will own approximately 38.3% of our outstanding common stock immediately after the offering, assuming that the underwriters do not exercise their overallotment option. As a group, our directors and executive officers will be able to:

       - control the election of all of the members of our Board;
       - significantly influence the approval of all matters requiring stockholder approval; and
       - continue to have significant control over our affairs.

As a result, our directors and executive officers will be able to delay or prevent a transaction which would cause a change in our control, even if our other stockholders consider the transaction to be in their best interests.


PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKEOVER OF OUR FIRM

       We are organized under the laws of the State of Delaware. Some provisions of Delaware law may delay or prevent a transaction which would cause a change in our control. In addition, our certificate of incorporation contains some provisions which may delay or prevent this type of transaction, even if our stockholders consider the transaction to be in their best interests. Our certificate of incorporation authorizes our Board to determine the number of shares and the terms of any unissued series of our preferred stock without any vote or action by our stockholders. As a result, our Board can authorize and issue shares of preferred stock with voting or conversion rights which may adversely affect the voting or other rights of holders of our common stock. In addition, the rights given to the holders of a series of preferred stock may prohibit a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction.

       Our certificate of incorporation divides our Board into three classes of directors, so only approximately one-third of the directors will be subject to reelection each year. Also, we have adopted advance notice provisions in our bylaws which require our stockholders to present their nominations for directors or other business proposals within a specified time frame. These provisions make the removal of incumbent directors and the election of new directors more time-consuming and difficult, which may discourage third parties from attempting to obtain control of our firm, even if the change in control would be in the best interests of our stockholders.

THERE ARE SPECIFIC RISKS RELATING TO THIS OFFERING


  An Active Trading Market May Not Develop or Continue



       Before the offering, no public market has existed for our common stock and an active trading market may not develop or continue. We will apply to list our common stock on the Nasdaq National Market. That listing does not, however, guarantee that an active trading market for our common stock will develop and continue after the offering.

  Our Common Stock May Trade at Prices Below the Initial Public Offering Price



       We will negotiate the initial public offering price of our common stock with the representatives of the underwriters, but the price may not reflect the market price for our common stock after the offering. The price of our common stock may fluctuate widely, depending on many factors, including:

       - the perceived prospects of our firm and the securities industry in general after the offering;
       - differences between our actual financial and operating results and those expected by investors and analysts;
       - changes in analysts' recommendations or projections; and
       - changes in general economic or market conditions and broad market fluctuations.
Our common stock may trade at prices significantly below the initial public offering price.


  Investors Will Incur Immediate and Substantial Dilution



       The estimated initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution of $8.23 per share in the pro forma net tangible book value per share from the price you pay for our common stock.



  Future Sales by Existing Stockholders May Depress the Market Price of Our Common Stock



       If our stockholders sell substantial amounts of our common stock in the public market after the offering, the market price of our common stock may fall. Those sales also may make it more difficult for us to sell stock in the future at an appropriate time and price. After the offering, 31,250,000 shares of our common stock will be outstanding if the underwriters do not exercise their overallotment option. Of those shares, only the 6,250,000 shares which we are offering in this offering will be freely tradeable, other than any shares purchased by affiliates. Our existing stockholders will own the remaining 25,000,000 shares. They may sell those shares into the public market in the future after they satisfy their required holding periods.



  We Have Significant Discretion in the Use of Proceeds



       We plan to use the net proceeds from the offering as additional capital for expanding market making in existing and new markets and products, expanding Hull Transaction Services and our asset management business, and for general corporate purposes, including investing in additional technology systems and additional personnel and identifying and pursuing strategic opportunities as they may arise from time to time. However, we have not allocated and cannot estimate the portion of the net proceeds which we will use for any of these purposes. We will have significant discretion in applying the net proceeds of this offering. Although we have no plans or agreements regarding any material acquisitions on the date of this prospectus, we may seek acquisitions of complementary businesses, products or technologies, and we may use a portion of the net proceeds for those acquisitions.


                           FORWARD-LOOKING STATEMENTS

       This prospectus contains some "forward-looking statements" based on our current expectations, assumptions, estimates and projections about our firm and our industry. These forward-looking statements also involve risks and uncertainties. Our actual results may differ materially from those anticipated in the forward-looking statements. Factors which may cause or contribute to those differences include those discussed in the "Risk Factors" section and elsewhere in this prospectus. We will not necessarily update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                  OUR COMPANY


       Our firm was formed in 1985 as Hull Trading Company, an Illinois general partnership. In 1995, we converted to an Illinois limited liability company with the name Hull Trading Company, L.L.C. and on January 1, 1999, we changed our name to Hull and Associates, L.L.C. On November 12, 1998, we formed Hull Trading Company, L.L.C., a Delaware limited liability company, as our wholly owned subsidiary. Immediately before the closing of this offering, we will reorganize into a newly formed Delaware corporation called The Hull Group Inc., with Hull and Associates, L.L.C. as its wholly owned subsidiary. Some members of Hull and Associates that own a 30.8% membership interest in Hull and Associates in the aggregate will receive shares of our common stock in exchange for their membership interests at a rate of 250,000 shares per percentage membership interest, for an aggregate of approximately 7,711,000 shares of our common stock. M. Blair Hull, Inc., a holding company for M. Blair Hull, our Chairman and Chief Executive Officer, and members of his family, owns the remaining 69.2% membership interest in Hull and Associates. In connection with this reorganization, the stockholders of M. Blair Hull, Inc. will exchange their stock in M. Blair Hull, Inc. for our common stock so that M. Blair Hull, Inc. will become a wholly owned subsidiary of The Hull Group Inc. The stockholders of
M. Blair Hull, Inc. will receive an aggregate of approximately 17,289,000 shares of our common stock upon these exchanges.


       Our main offices are at 311 South Wacker Drive, Chicago, Illinois 60606 and our telephone number is (312) 697-2700.

                                USE OF PROCEEDS


       We estimate that the net proceeds to us from selling our common stock in the offering will be approximately $80.4 million, or $92.6 million if the underwriters exercise their over-allotment option in full, after deducting our estimated offering and transaction expenses and underwriting discounts and commissions. These amounts assume an initial public offering price of $14.00 per share, which is the midpoint of the range listed on the cover page of this prospectus. We plan to use the net proceeds from the offering as additional capital for one or more of the following purposes: expanding market making in existing and new markets and products, expanding Hull Transaction Services and our asset management business, and for general corporate purposes, including investing in technology systems and personnel. We have not allocated and cannot estimate the portion of the net proceeds which we will use for any of these purposes. We may also use a portion of the proceeds of this offering to pursue acquisitions of or strategic investments in businesses, products or technologies that are complementary to our business. We do not have any commitments or agreements with respect to any acquisitions or investments.


                                DIVIDEND POLICY

       We intend to retain future earnings, if any, to finance the growth of our business, and do not anticipate paying any cash dividends on our common stock for the foreseeable future. The payment of dividends is within our Board's discretion and will depend on our results of operations, financial condition, capital requirements and future prospects, restrictions imposed by our financing arrangements, legal and regulatory restrictions and other factors that our Board deems relevant.

                                    DILUTION


       Our pro forma net tangible book value on March 31, 1999 was approximately $100.0 million, or $4.00 per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the 25,000,000 shares of our common stock that were outstanding on March 31, 1999 on a pro forma basis. The pro forma information gives effect to our conversion from a limited liability company to a corporation, including incentive-based compensation related to services rendered by our former members, the provision for corporate income taxes and other transactions as described in our unaudited pro forma consolidated financial statements. The adjustments for our conversion to a corporation include anticipated distributions to members prior to the offering under our limited liability company operating agreement, including distributions for member income taxes related to our earnings. After giving effect to the sale of 6,250,000 shares of our common stock in the offering at an assumed initial public offering price of $14.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, resulting in estimated net proceeds of $80.4 million, our pro forma net tangible book value on March 31, 1999 would have been approximately $180.4 million, or $5.77 per share. This represents an immediate increase in pro forma net tangible book value of $1.77 per share to our existing stockholders and an immediate dilution of $8.23 per share to new investors who purchase our common stock in the offering at the assumed initial public offering price. The following table shows this immediate and substantial per share dilution:



Assumed initial public offering price per share.............          $14.00
  Pro forma net tangible book value per share on March 31,
     1999, before giving effect to the offering.............  $4.00
  Increase in pro forma net tangible book value per share
     attributable to the offering...........................   1.77
                                                              -----
Pro forma net tangible book value per share on March 31,
  1999, after giving effect to the offering.................            5.77
                                                                      ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................          $ 8.23
                                                                      ======



       The following table summarizes the differences between the number of shares of our common stock purchased from us, the total cash consideration paid to us and the average price per share paid by our existing stockholders and by new investors in the offering at an assumed initial public offering price of $14.00 per share:



                                         SHARES PURCHASED      TOTAL CONSIDERATION
                                       --------------------   ----------------------
                                         NUMBER     PERCENT      AMOUNT      PERCENT
Existing stockholders................  25,000,000     80.0%   $100,000,000     55.0%
New investors........................   6,250,000     20.0      80,375,000     45.0
                                       ----------    -----    ------------    -----
  Total..............................  31,250,000    100.0%   $180,375,000    100.0%
                                       ==========    =====    ============    =====



       If the underwriters exercise their over-allotment option in full, our pro forma net tangible book value per share of common stock on March 31, 1999 would be $5.98 per share after giving effect to the offering. This represents dilution of $8.02 per share to new investors who purchase our common stock in the offering at the assumed initial public offering price. In that case, the number of shares purchased by new investors would increase to 7,187,500, or 22% of the total number of shares of our common stock to be outstanding after the offering, and the 25,000,000 shares held by our existing stockholders would represent 78% of the total number of shares to be outstanding after the offering.

                                 CAPITALIZATION


       The following table shows our consolidated capitalization on March 31, 1999, on an historical basis, on a pro forma basis and on a pro forma basis as adjusted to give effect to the sale of 6,250,000 shares of our common stock in the offering at an assumed initial public offering price of $14.00 per share, resulting in estimated net proceeds of $80.4 million. The pro forma information gives effect to our conversion from a limited liability company to a corporation, including incentive-based compensation related to services rendered by our former members, the provision for corporate income taxes and other transactions as described in our unaudited pro forma consolidated financial statements. The adjustments for our conversion to a corporation include anticipated distributions to members prior to the offering under our limited liability company operating agreement, including distributions for member income taxes related to our earnings. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our unaudited pro forma consolidated financial statements and our consolidated financial statements and their notes included in this prospectus.



                                                                    AS OF MARCH 31, 1999
                                                            -------------------------------------
                                                                                      PRO FORMA
                                                                                     AS ADJUSTED
                                                            HISTORICAL   PRO FORMA   FOR OFFERING
                                                                         (UNAUDITED)
                                                                       (IN THOUSANDS)
Short-term debt...........................................   $     --    $     --      $     --
                                                             ========    ========      ========
Long-term debt............................................   $     --    $     --      $     --

Members' equity...........................................    108,640          --            --
Stockholders' equity:
  Common stock, par value $0.01 per share; 100,000,000
     shares authorized, 25,000,000 shares issued and
     outstanding (pro forma), 31,250,000 shares issued and
     outstanding (pro forma as adjusted)..................         --         250           313
  Additional paid-in capital..............................         --     114,683       194,995
  Retained earnings.......................................         --          --            --
  Unearned compensation(a)................................         --     (14,933)      (14,933)
                                                             --------    --------      --------
     Total stockholders' equity(b)........................         --     100,000       180,375
                                                             --------    --------      --------
     Total capitalization.................................   $108,640    $100,000      $180,375
                                                             ========    ========      ========


------------------------------

(a) Unearned compensation relates to the awards under our 1999 Special Restricted Stock Plan.

(b) We are also authorized to issue 25,000,000 shares of preferred stock, par value $0.01 per share. No shares of our preferred stock are currently outstanding.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

       We have derived the selected historical consolidated income statement information for the years ended December 31, 1996, 1997 and 1998 from our audited consolidated financial statements and their notes. Those audited financial statements are included in this prospectus. We have derived the summary historical consolidated income statement information for the years ended December 31, 1994 and 1995 from our audited consolidated financial statements and their notes. Those financial statements are not included in this prospectus.


       We have derived the selected historical consolidated income statement information for the three months ended March 31, 1998 and 1999 and the consolidated balance sheet information as of March 31, 1999 from our unaudited interim consolidated financial statements included in this prospectus, and in our management's opinion, those financial statements include all adjustments, which are of a normal recurring nature, necessary for a fair presentation. Our operating results for the three months ended March 31, 1999 do not necessarily indicate results that we expect for the year ended December 31, 1999.


       We have derived the unaudited pro forma information for the year ended December 31, 1998 and as of and for the three months ended March 31, 1999 from our unaudited pro forma consolidated financial statements included in this prospectus. The unaudited pro forma information does not represent our results of operations for any future date or period.

       You should read the selected consolidated financial information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our unaudited pro forma consolidated financial statements and our consolidated financial statements and their notes included in this prospectus.


                                                                                         THREE MONTHS
                                               YEARS ENDED DECEMBER 31,                 ENDED MARCH 31,
                                   -------------------------------------------------   -----------------
                                    1994      1995      1996       1997       1998      1998      1999
                                                                                          (UNAUDITED)
                                                              (IN THOUSANDS)
INCOME STATEMENT INFORMATION:
Revenues:
  Market-making activities.......  $47,772   $22,330   $60,443   $109,637   $ 96,234   $20,395   $37,640
  Asset management fees..........      153     3,026     6,675     11,610      9,995    2,736      1,099
  Interest & dividends...........    3,368     4,845    17,525     61,137     45,489   13,169     12,795
  Other income...................    3,313       283       478      1,210      1,127      394        119
                                   -------   -------   -------   --------   --------   -------   -------
    Total revenues...............   54,606    30,484    85,121    183,594    152,845   36,694     51,653
  Interest & dividend expense....    2,902     4,725    14,669     67,350     49,732   12,741     14,614
                                   -------   -------   -------   --------   --------   -------   -------
  Net revenues...................   51,704    25,759    70,452    116,244    103,113   23,953     37,039
Operating expenses:
  Compensation...................   12,136    11,475    17,225     23,603     25,400    5,498      7,656
  Market-making related costs....    4,239     5,287     8,784     17,496     20,315    5,138      4,894
  Other operating expenses.......    6,919    10,251    10,400     15,090     16,837    4,475      4,245
                                   -------   -------   -------   --------   --------   -------   -------
    Total operating expenses.....   23,294    27,013    36,409     56,189     62,552   15,111     16,795
                                   -------   -------   -------   --------   --------   -------   -------
Income (loss) before income
  taxes(a).......................  $28,410   $(1,254)  $34,043   $ 60,055   $ 40,561   $8,842    $20,244
                                   =======   =======   =======   ========   ========   =======   =======

Net income (loss)................  $28,129   $  (541)  $33,700   $ 52,747   $ 29,660   $6,907    $15,775
                                   =======   =======   =======   ========   ========   =======   =======

                                                                                                     THREE MONTHS
                                              YEARS ENDED OR AS OF DECEMBER 31,                    ENDED MARCH 31,
                                  ---------------------------------------------------------   --------------------------
                                    1994       1995       1996        1997         1998          1998           1999
                                                                                                     (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE INFORMATION)
UNAUDITED PRO FORMA INFORMATION(B):
Pro forma net income............                                                $    14,700                  $     8,386
Pro forma stockholders' equity
  as adjusted for the
  offering......................                                                                             $   180,375
Pro forma book value per share
  as adjusted for the
  offering......................                                                                             $      5.77
Pro forma net income per
  share.........................                                                $      0.59                  $      0.34
Pro forma net income per share,
  as adjusted for the
  offering(c)...................                                                $      0.47                  $      0.27
Pro forma basic and diluted
  shares, as adjusted for the
  offering(c)...................                                                 31,250,000                   31,250,000
BALANCE SHEET INFORMATION:
Total assets....................  $309,597   $582,737   $893,816   $1,652,292   $ 1,793,095   $2,404,342     $ 1,479,493
Total liabilities...............   244,537    522,434    818,869    1,559,585     1,697,516    2,308,400       1,370,853
Total members'
  equity/stockholders' equity...    65,060     60,303     74,947       92,707        95,579       95,942         108,640
Long-term borrowings............        --      6,000         --           --            --           --              --
OTHER OPERATING INFORMATION:
Pre-tax return on average
  equity........................      48.7%      (2.0)%     50.3%        71.6%         43.1%        37.5%(d)        79.4%(d)
Percent of net revenues:
  Through electronic trading....      12.5%      22.3%      22.9%        42.7%         66.9%        52.7%           83.7%
  From foreign operations.......      17.2%      14.5%      14.9%        31.1%         56.7%        40.4%           81.3%
Transaction volume:
  Equity derivatives
    (contracts).................    11,598     10,549      9,540       21,157        27,924        5,368           6,130
  Equity securities (shares)....   180,237    559,341    872,152    1,814,484     3,091,462      467,775         753,645


------------------------------

(a) Since we have operated historically as a limited liability company, we have accounted for incentive-based compensation to our members as distributions of members' equity rather than as compensation expense. As a result, our income or loss before income taxes and our compensation expense have not reflected these amounts for services rendered by our members. Accordingly, our income or loss before income taxes understates the expected operating costs we will incur after the offering. As a corporation, we will include all incentive-based compensation to our employees in compensation expense. For financial information that reflects pro forma compensation expense as if we had been a corporation, see our unaudited pro forma consolidated financial statements.


(b) The unaudited pro forma information reflects adjustments which are necessary, in our management's opinion, for a fair presentation of our consolidated financial condition and results of operations on a pro forma basis. The pro forma information gives effect to our conversion from a limited liability company to a corporation. The adjustments for our conversion to a corporation include anticipated distributions to members prior to the offering under our limited liability company operating agreement, including distributions for member income taxes related to our earnings. These distributions will result in total stockholders' equity of $100.0 million immediately before this offering and would have amounted to approximately $18.4 million at March 31, 1999.



    The following table summarizes the income statement effects of the pro forma adjustments:



                                                                     YEAR ENDED     THREE MONTHS
                                                                    DECEMBER 31,   ENDED MARCH 31,
                                                                        1998            1999
                                                                    ------------   ---------------
      Income before income taxes..................................    $ 40,561         $20,244
        Compensation, excluding IPO awards........................      (8,776)         (5,059)
        IPO awards................................................      (6,869)           (971)
        Provision for income taxes................................     (10,216)         (5,828)
                                                                      --------         -------
      Pro forma net income........................................    $ 14,700         $ 8,386
                                                                      ========         =======


    See our unaudited pro forma consolidated financial statements for more detailed information concerning these adjustments.


(c) Calculated based on the weighted-average shares of our common stock outstanding after giving effect to the unaudited pro forma adjustments and as adjusted to reflect the issuance of 6,250,000 shares of common stock at the midpoint of the range of initial public offering prices listed on the cover page of this prospectus. See our unaudited pro forma consolidated financial statements for more detailed information concerning these adjustments and the calculation of pro forma net income per share. There is no difference between basic and diluted pro forma net income per share.


(d) Annualized.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

       You should read the following discussion and analysis along with our consolidated financial statements and the notes to those statements included in this prospectus. The discussion contains some forward-looking statements based on our current expectations, estimates and projections about our firm and our industry. Our actual results may differ materially from those anticipated in the forward-looking statements. Factors which could cause or contribute to those differences include, but are not limited to, those discussed in this section and elsewhere in this prospectus, particularly in the "Risk Factors" section.

OVERVIEW

       We are a leading global market maker in exchange-traded equity derivatives and an active market maker in equity securities worldwide. We provide market-making and transaction execution services to a diverse group of participants on 28 exchanges in nine countries. The focus of our market-making activities is to provide customers with rapid executions at the best possible price.

       Our lines of business are worldwide market-making activities and asset management. Through Hull Transaction Services, our market-making activities include executing and routing orders forwarded to us primarily by online brokers, large retail broker-dealers, money center banks and hedge funds. We make markets in listed U.S. equity index options and in selected individual equity options in all major markets in the United States. We also make markets in a variety of equity index options and individual equity options in eight foreign countries, primarily on electronic exchanges located in Europe and Asia. In addition to derivatives market making, we make markets in individual equity securities on U.S. and foreign exchanges. We also provide asset management services to outside investors by applying our expertise in valuation, electronic trading, portfolio construction, technology and risk management.


       Immediately before the closing of this offering, we will reorganize into a newly formed Delaware corporation called The Hull Group Inc., with Hull and Associates, L.L.C. as its wholly owned subsidiary. In connection with this reorganization, our limited liability company operating agreement will terminate. Each member of Hull and Associates will receive shares of our common stock in exchange for his or her membership interest in Hull and Associates at a rate of 250,000 shares per percentage membership interest, for an aggregate of 25,000,000 shares of common stock. Immediately before this reorganization, we expect that Hull and Associates will make some distributions to members in accordance with our limited liability company operating agreement, including distributions for member income taxes related to our earnings.


DERIVATIVES

       Derivatives are financial instruments that derive their value from underlying assets, indices, reference rates or a combination of these variables. Equity derivatives typically include options, futures, forwards, convertible securities and swaps. Equity derivatives provide dealers and customers the opportunity to harness market volatility and manage risk.

       Our derivative transactions are an integral part of our market-making activities. The derivative instruments we enter into are generally traded on exchanges. We use derivatives in our market-making activities to facilitate customer transactions, to take proprietary positions and to manage risk. We also enter into derivative transactions to manage our interest rate and foreign currency exposure.

REVENUE TRENDS

       Our net revenues from electronic trading have increased significantly in recent years and have comprised an increasing percentage of our total market-making revenues. The following table shows our net revenues derived through market-making processes that are electronic:


                                          YEARS ENDED DECEMBER 31,       THREE MONTHS
                                       ------------------------------        ENDED
                                         1996       1997       1998     MARCH 31, 1999
                                        (IN THOUSANDS, EXCEPT PERCENTAGE INFORMATION)
Net revenues through electronic
  trading............................  $16,118    $49,594    $68,954        $30,984
Net revenues through electronic
  trading as % of net revenues.......     22.9%      42.7%      66.9%          83.7%


       This trend is a result of our ability to capitalize on the migration of foreign exchanges to electronic platforms. Through the use of our proprietary information and communications technology, we have been able to expand our market-making activities into new electronic markets. Because exchanges in Europe and Asia have adopted electronic trading platforms more broadly than U.S. exchanges, our net revenues from our operations in Europe and Asia have represented an increasing percentage of our net revenues, as the following table shows:


                                                  YEARS ENDED
                                                 DECEMBER 31,         THREE MONTHS
                                             ---------------------       ENDED
                                             1996    1997    1998    MARCH 31, 1999
Net revenues from U.S. operations..........   85.2%   68.9%   43.3%       18.7%
Net revenues from European
  operations...............................   13.5    30.3    50.0        70.4
Net revenues from Asian operations.........    1.3     0.8     6.7        10.9
                                             -----   -----   -----       -----
          Net revenues.....................  100.0%  100.0%  100.0%      100.0%
                                             =====   =====   =====       =====


We believe that the foreign electronic markets will continue to be a key part of our growth strategy.

REVENUES

       Our revenues consist principally of revenues from market-making activities as well as management and incentive fees from our asset management business. We derive revenues from market-making activities by capturing the spread between the bid, the price at which we stand ready to buy securities, and the ask, the price at which we stand ready to sell securities. In doing this, we build up inventories of securities. Our revenues from market-making activities also include net gains or losses from these inventories. Managing the inherent risk in these inventories is integral to our profitability. Additionally, to the extent we have a long position in a security, we may receive dividend income and may pay interest for the cost of carry, and conversely, if we have a short position in a security we may receive interest income and may incur dividend expense to the holder of the security. Our net revenues from market-making activities include our net interest and dividend income and expense.

       Our market-making revenues are primarily affected by market volume, price volatility and liquidity. Our securities inventories are generally maintained on a market-neutral basis. As a result, the portfolio is structured so that a change in market prices should not affect our profitability. A decline in the volume of securities markets or in market liquidity may reduce our market-making activities and assets under management and, as a result, may reduce our revenues. Lower price levels of securities or reduced volatility on securities markets may result in reduced volume and reduce our revenues. Sudden sharp unanticipated movements in market values of securities may also reduce our revenues.

OPERATING EXPENSES

       Our operating expenses largely consist of employee compensation and market-making related costs. A substantial portion of these expenses is variable in nature. Employee compensation expense, which is largely incentive-based, fluctuates, for the most part, based on changes in net revenues and our profitability. Market-making related costs consist of execution, clearing and brokerage fees, which fluctuate primarily based on changes in trade and share volume, the mix of domestic versus foreign volume and the clearing fees charged by our clearing brokers.

       Since historically we have operated as a limited liability company, bonuses paid or to be paid to our principals have been accounted for as distributions rather than as compensation expense. After our conversion to a corporation, we will include these payments to our former principals in compensation expense as discussed in our unaudited pro forma consolidated financial statements included in this prospectus.

       Compensation expense primarily consists of salaries and benefits and incentive-based compensation paid to personnel. Incentive-based compensation paid to market-making personnel is a function of individual performance, profit center performance and total firm profitability. In calculating each profit center's performance, we take into account the risk inherent in our market-making activities by reducing the return on capital based on the amount of risk taken. Because each individual market maker is compensated based on risk-adjusted returns, this provides financial incentives to align their interests with the firm's risk profile. Incentive-based compensation paid to all other personnel is a function of individual performance and total firm profitability. Incentive-based compensation, including the bonuses paid to our principals described in the prior paragraph, represented 52.7%, 64.8%, 51.6% and 61.8% of total employee compensation and benefits expense for the years ended December 31, 1996, 1997 and 1998 and the period ended March 31, 1999.

       Market-marking related costs primarily represent clearing fees paid to clearing brokers to process and clear exchange-traded transactions. Clearing fees are traditionally higher for foreign transactions than for domestic transactions. Clearing fees are higher for equity securities transactions than for exchange-traded equity derivatives transactions. Due to our high volume, we have been able to negotiate volume discounts from a majority of our clearing brokers.

INCOME TAXES

       As a limited liability company we did not incur any U.S. Federal or state income taxes. The taxable income or loss was included in the respective income taxes of the members. In connection with the completion of the reorganization, we will become taxable as a "C" corporation for Federal and state income tax purposes. The income taxes reflected in the historical consolidated financial statements relate to our foreign subsidiaries. For the pro forma impact of becoming taxable as a "C" corporation on our results of operations for the year ended December 31, 1998 and the three months ended March 31, 1999, see our unaudited pro forma financial statements included in this prospectus.

THREE MONTHS ENDED MARCH 31, 1999 AND 1998

       Our revenues from market-making activities increased 84.6% from $20.4 million in the first quarter of 1998 to $37.6 million in the first quarter of 1999. This increase was primarily due to favorable market conditions and an increase in our worldwide market-making activities. Our revenues from foreign market-making activities increased 286.9% from $7.9 million in 1998 to $30.6 million in 1999. Our results reflect overall strength in both Europe and Asia, including new market-making operations we opened in 1998. Our revenues from U.S. market-making activities decreased 43.8% from $12.5 million in 1998 to $7.0 million in 1999. This decrease reflects our increased focus on allocating resources toward electronic markets, and away from open outcry markets, which are primarily located in the United States. Our asset management revenues decreased by 59.8% from $2.7 million in the first quarter of 1998 to $1.1 million in the first quarter of 1999. This decrease was due to lower incentive fees due to below-average performance in our funds in the first quarter of 1999 versus above-average performance in the first quarter of 1998. Our funds are market-neutral and we believe that market-neutral funds generally posted below-average returns in the first quarter of 1999.


       Our interest and dividend income decreased by 2.8% from $13.2 million in the first quarter of 1998 to $12.8 million in the first quarter of 1999. Additionally, our interest and dividend expense increased by 14.7% from $12.7 million in the first quarter of 1998 to $14.6 million in the first quarter of 1999. This increase resulted from larger securities inventories carried during the first quarter of 1999.


       Our compensation expense increased by 39.3% from $5.5 million in the first quarter of 1998 to $7.7 million in the first quarter of 1999. This increase was primarily due to the increase in number of employees and increased firm profitability. Our incentive-based compensation expense increased by 101.6% due to the increase in our profitability.

       Our market-making related costs decreased 4.7% from $5.1 million in the first quarter of 1998 to $4.9 million in the first quarter of 1999. Our other operating expenses, which consist of professional fees, communications, technology and occupancy expenses, remained constant between these quarters.

YEARS ENDED DECEMBER 31, 1998 AND 1997

       Our revenues from market-making activities decreased 12.2% from $109.6 million in 1997 to $96.2 million in 1998. This decrease was primarily due to poor performance in our market-making activities in U.S. index products. The decrease in our revenues from U.S. market-making activities more than offset an increase in our revenues from foreign market-making activities. Our revenues from foreign market-making activities increased $24.0 million or 71.0% from $33.8 million in 1997 to $57.8 million in 1998. This increase resulted from our ability to capitalize on the migration of foreign exchanges to electronic platforms and is due to a combination of greater market share in existing markets and expanded operations. In the fourth quarter of 1998, we expanded into two new markets in Europe and made significant investments in our operation in Hong Kong. We believe that the foreign electronic markets will continue to be a key part of our growth strategy.

       The decrease in revenues from our market-making activities in U.S. index products in 1998 resulted in part from the market events in the third and fourth quarters. These events caused a widespread decline in equity prices, increase in volatility and reduction in liquidity in global equity markets. Declines in equity prices and increases in volatility do not necessarily negatively affect our results. However, the valuation models that we and other market participants use are developed based, in part, on historical market relationships and those relationships diverged significantly from historical patterns during that period.

       Our asset management revenues decreased by 13.9% from $11.6 million in 1997 to $10.0 million in 1998. This decrease was due to lower performance-based incentive fees as a result of the market dislocations described in the prior paragraph. The decrease was partially offset by fees from Hull Quantitative Fund, L.L.C. which we formed in July 1998.

       Our interest and dividend income decreased by 25.6% from $61.1 million in 1997 to $45.5 million in 1998. Additionally, our interest and dividend expense decreased by 26.2% from $67.4 million in 1997 to $49.7 million in 1998. These decreases resulted from lower securities inventories carried in 1998.

       Our compensation expense increased by 7.6% from $23.6 million in 1997 to $25.4 million in 1998. This increase was primarily due to the increase in the number of our employees. The number of our employees increased from 201 at December 31, 1997 to 225 at December 31, 1998. The expense for base salaries increased 25.4% from 1997 to 1998, due primarily to the increase in the number of our employees. This increase was offset by a 17.0% decrease in our incentive-based compensation expense due to the decrease in our profitability.


       Our market-making related costs increased 16.1% from $17.5 million in 1997 to $20.3 million in 1998. This increase was due to increased volumes, particularly in our foreign operations where per transaction fees for trading equity securities are higher. Our other operating expenses increased 11.6% from $15.1 million in 1997 to $16.8 million in 1998, due to increased communications and technology expense and higher employment levels.


       Our pre-tax net income decreased by 32.5% from $60.1 million in 1997 to $40.6 million in 1998. This decrease was primarily due to our decreased revenues from market making and asset management and, to a lesser extent, to our increased expenses.

YEARS ENDED DECEMBER 31, 1997 AND 1996

       Our revenues from market-making activities increased 81.4% from $60.4 million in 1996 to $109.6 million in 1997. This increase was primarily due to favorable market conditions and increased industry volume and an increase in our market share. Revenues from our foreign market-making activities increased 267.7% from $9.2 million in 1996 to $33.8 million in 1997. This increase resulted from our greater market share in existing markets and entering into new markets in Europe. Our revenues from U.S. market-making activities increased 47.9% from $51.2 million in 1996 to $75.8 million in 1997. Our asset management revenues increased by 73.9% from $6.7 million in 1996 to $11.6 million in 1997. This increase was due to an increase in assets under management and increased performance-based incentive fees.

       Our interest and dividend income increased by 248.9% from $17.5 million in 1996 to $61.1 million in 1997. Additionally, our interest and dividend expense increased by 359.1% from $14.7 million in 1996 to $67.4 million in 1997. These increases resulted from substantially larger securities inventories carried in 1997.

       Our compensation expense increased by 37.0% from $17.2 million in 1996 to $23.6 million in 1997. This increase was primarily due to an increase in the number of our employees and our increased profitability. Our expense for base salaries increased 23.9% from 1996 to 1997, due primarily to the increase in the number of our employees from 164 to 201. Our incentive-based compensation expense increased by 57.1% due to the increase in our profitability.

       Our market-making related costs increased 99.2% from $8.8 million in 1996 to $17.5 million in 1997. This increase was due to increased volumes, particularly in our foreign operations where transaction fees for trading equity securities are higher. Our other operating expenses increased 45.1% from $10.4 million in 1996 to $15.1 million in 1997 primarily due to communications and technology expense and related professional fees.

       Our pre-tax net income increased 76.4% from $34.0 million in 1996 to $60.1 million in 1997. This increase was due to our increased revenues from market making and asset management, which were partially offset by our increased expenses.

LIQUIDITY AND CAPITAL RESOURCES

       Historically, we have financed our business primarily through cash generated from operations, and through secured financing provided by various well-capitalized international clearing brokers. We maintain a highly liquid balance sheet that can fluctuate significantly between financial statement dates and is primarily based on the level of our long and short positions. Our long and short positions are marked to market daily. As of March 31, 1999, we had $1.5 billion in assets, of which 98.2% consisted of cash.

       We clear substantially all of our exchange-traded securities through clearing brokers. In addition to clearing and trade processing functions, the clearing brokers provide us considerable securities and margin financing. Our U.S. clearing and financing is provided primarily by Merrill Lynch Professional Clearing and our foreign clearing and financing is provided primarily by the Dutch bank Mees Pierson, NV. The amounts of financing extended are based on our capital, the amount of margin we have on deposit and the overall risk of our securities inventory. Generally, we pledge shares of stock and other assets to our clearing brokers to secure this financing. Our clearing brokers are not obligated to provide us financing.

       Our financing with Mees Pierson and its affiliates is governed by separate contracts for each country. Generally, we may only use this financing for short-term working capital requirements in relation to our dealings with Mees Pierson. The rates and terms of payment may vary from agreement to agreement, and under some of our agreements, Mees Pierson may vary the rates they charge from time to time. Several of our agreements require monthly payments of interest, while others require payment on demand. Mees Pierson may demand repayment of all or any part of our credit facility at any time, and may terminate our financing arrangement at any time, in some cases upon 30 days' notice, and in other cases, immediately. We have also entered into secured stock borrowing arrangements with Mees Pierson, for which we pay Mees Pierson at rates based on the daily values of securities we borrow.

       We maintain investments in Hull Liquidity Fund, L.P., and Hull Quantitative Fund, L.L.C. which provide for monthly redemptions but, because those funds are broker-dealers, in some cases we will be prevented from making cash distributions and redemptions from those funds. On March 31, 1999, our investment in Hull Liquidity Fund was $11.7 million and our investment in Hull Quantitative Fund was $3.3 million.

       We are currently in negotiations to establish revolving credit agreements with various banks to provide short-term financing to address short-term regulatory capital and cash needs within our regulated subsidiaries. We currently have no long-term debt.

       Our capital expenditures were $5.1 million in 1998, $3.2 million in 1997 and $2.2 million in 1996, which represented 4.9%, 2.8% and 3.1% of our total net revenues in those years. Our capital expenditures in 1998 were primarily related to the purchase of technology and communications equipment, as well as leasehold improvements and additional office facilities to support our growth. In 1998, we completed the construction of a state-of-the-art computer facility in our Chicago headquarters. Substantially all of our capital improvements were funded without external financing. We plan to use the net proceeds from the offering, in part, to invest in technology systems and personnel as described under "Use of Proceeds."

       As a registered broker-dealer, Hull Trading Company, L.L.C., our U.S. market-making subsidiary, must meet regulatory requirements intended to ensure the general financial soundness and liquidity of a broker-dealer and requiring the maintenance of minimum levels of net capital, as defined in SEC Rule 15c3-1. These regulations also may prohibit a broker-dealer from repaying subordinated borrowings, paying cash dividends, making loans to its parent, affiliates or employees, or otherwise entering into transactions which would result in a reduction of its total net capital to less than 120% of its required minimum capital. At March 31, 1999, Hull Trading Company had net capital of $32.0 million, which was $31.7 million in excess of its required net capital of $0.3 million.

       Our foreign subsidiaries generally are regulated by the foreign regulatory bodies in their countries. The rules of these regulators and foreign tax laws may prevent us from receiving distributions, advances or repayment of liabilities from these subsidiaries. Each of these subsidiaries must comply with local minimum capital requirements. As of March 31, 1999, each subsidiary was in compliance with its local capital adequacy requirement.

RISK MANAGEMENT

       We have a comprehensive risk management system to monitor, evaluate and manage the aggregate risks inherent in our business, including our European and Asian operations. This system balances our ability to profit from market making with our exposure to potential losses. Our main exposure is equity price risk. Equity price risk results from changes in prices and volatilities of individual equity securities, equity baskets and equity indexes. We seek to manage this risk exposure through diversifying exposures, controlling position sizes and establishing hedges in related securities or derivatives. For example, we may hedge a portfolio of common stock by taking an offsetting position in a related equity index futures contract. Our ability to manage an exposure may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and the related hedge instrument.

       Separation of duties and management oversight are fundamental elements of our risk management process. Our risk management system includes active participation at all levels of our firm, as follows:

       - Executive Committee -- has ultimate responsibility for our overall risk management policies;

       - Risk and Capital Oversight Committee -- evaluates and recommends trading and risk exposure limits to our executive committee and monitors adherence to these limits on a weekly basis;

       - Risk Department -- monitors our risk exposures on a daily basis; and

       - Trading Staff -- continuously monitors portfolio risk compliance within predetermined limits and executes trades using risk-adjusted values. We compensate each individual trader based on risk-adjusted returns. Thus, we provide our traders financial incentives to operate within these predetermined risk limits.

       In addition, we use a number of quantitative tools to manage our exposure to market risk. These proprietary tools include:

       - Systems that immediately incorporate all new trades into our aggregate position information;

       - Pricing models that provide real-time information regarding our risk profile and hedge management capabilities;

       - Risk evaluation models that calculate our value-at-risk, or VaR, under a variety of different assumptions and approximations; and

       - Risk management systems that compare the VaR, under these differing scenarios, to predetermined risk limits for each profit center.

       We use VaR to measure the potential loss in value of our trading positions due to adverse movements in markets over a defined time horizon within a specified confidence level. We calculate VaR estimates under a variety of market scenarios every day, some of which assume that:

       - Asset returns are not normally distributed,

       - Substantial shifts in volatility may occur, and

       - Substantially larger than normal price changes may occur.

       For the VaR numbers reported below, we used a one-day time horizon and a 99% confidence level. This means that there is a one in 100 chance that our daily market-making net gains and losses will fall below the expected daily market-making net gains and losses by an amount at least as large as the reported VaR. Thus, we would expect shortfalls from expected market-making net gains and losses on a single trading day greater than the reported VaR to occur, on average, about five times within a two-year period. Shortfalls can accumulate over a longer time horizon such as a number of consecutive trading days. For a discussion of the limitations of our risk measures, see "Risk Factors -- Our Market-Making Activities Expose Us to Unique Risks -- Our Hedges and Other Risk Management Policies and Procedures May Not be Effective and May Leave Us Exposed to Unidentified or Unexpected Risks."

       These VaR estimates cover positions in derivatives, underlying securities and related hedges. Collectively these positions may include offsetting positions in correlated securities. For example, the hedge of an index option position may include an offsetting position in a basket of related equity securities. Consequently, there is an underlying assumption that the degree of correlation among these positions will remain within historical norms. We cannot assure you that these relationships will remain within historical norms.

       The modeling of the risk characteristics of our trading positions involves a number of assumptions and approximations. While we believe that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions or approximations could produce substantially different VaR estimates.

       We use historical information to estimate our VaR. Given our reliance on historical information, VaR is most effective in estimating risk exposures in markets in which there are no sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that past changes in market risk factors, even when weighted toward more recent observations, may not produce accurate predictions of future market risk. For example, the changes in asset volatilities to which we were exposed in the second half of 1998 were substantially larger than those reflected in the historical information used during that time period to estimate our VaR. Moreover, VaR calculated for a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or offset with hedges within one day.

       VaR also should be evaluated in light of the methodology's other limitations. For example, when calculating the VaR numbers shown below, we assumed that asset returns are normally distributed. Non-linear risk exposures on options and the potentially mitigating impact of intra-day changes in related hedges would likely produce non-normal asset returns. Different assumptions about the underlying distributions of price movements could produce a materially different VaR.

       The following table shows the VaR estimate for substantially all of our market-making positions determined pursuant to the assumptions outlined above, as of March 31, 1999:

                                                         VAR ESTIMATE
                                                        (IN THOUSANDS)
United States.........................................      $2,635
Europe................................................       1,351
Asia..................................................         125
                                                            ------
Firm-wide.............................................      $4,111
                                                            ======

       We set targeted limits for the components of VaR and limits for the maximum probable losses in a catastrophic scenario. When establishing catastrophic limits, we take into account the amount of capital used as well as expected profits. Managing these risks is an integral part of trading. Risk-adjusted return on capital, or RAROC, which we use for profit center bonus pool calculations, is a key measure in determining a trader's or portfolio manager's compensation. We use VaR to calculate risk adjustments in determining RAROC. Because we compensate each individual trader and portfolio manager based on risk-adjusted returns, we give them a financial incentive to operate within our predetermined risk limits.

       The following graph shows the frequency distribution of our daily market-making gains and losses based on values derived from our proprietary valuation models over the three-year period ended December 31, 1998. These gains and losses may differ on a daily basis from gains and losses determined based on the daily quoted closing prices.

                           DAILY NET GAINS AND LOSSES
                                  1996 - 1998

                                                                            NUMBER OF DAYS
                                                                            --------------
Under (3,500)                                                                       3
(3,500) - (3,000)                                                                   0
(3,000) - (2,500)                                                                   8
(2,500) - (2,000)                                                                   4
(2,000) - (1,500)                                                                  10
(1,500) - (1,000)                                                                  29
(1,000) - (500)                                                                    50
(500) - 0                                                                         152
0 - 500                                                                           214
500 - 1,000                                                                       138
1,000 - 1,500                                                                      93
1,500 - 2,000                                                                      42
2,000 - 2,500                                                                      19
2,500 - 3,000                                                                       5
3,000 - 3,500                                                                       0
Over 3,500                                                                          7


                 DAILY NET GAINS AND LOSSES (US$ IN THOUSANDS)


FOREIGN OPERATIONS AND FOREIGN CURRENCY TRANSACTIONS


       We make markets on all major international electronic exchanges. Our revenues from foreign market-making activities have grown, as a percent of our total revenues, from 15.2% in 1996 to 60.1% in 1998. This trend is a result of our ability to capitalize on the migration of foreign exchanges to electronic platforms. The financial transactions of these operations are carried out in foreign currencies. On March 31, 1999, 60.0% of our capital and 41.7% of our total assets were denominated in foreign currencies, and exposed to the fluctuations of foreign exchange rates. Our foreign currency exposure is primarily in major currencies. It is our policy to hedge substantially all of our net foreign currency exposure using futures and forward contracts.

EURO CONVERSION

       The European Monetary Union, commonly known as the EMU, replaced the national currencies of 11 participating European Union countries with a single European currency -- the euro. The euro was launched on January 1, 1999, when the European Central Bank assumed control of monetary policy for the participating nations. During the transition period until the national currencies are withdrawn from circulation, these currencies will continue to exist but only as fixed denominations of the euro.

       We implemented modifications to our trading and risk management systems and programs to prepare for the transition to the euro. We tested the systems and processes affected by the euro. We consider the initial redenomination exercise to have been successful from the perspective of our internal systems and books and records and we have not experienced any significant difficulties relating to the euro.

YEAR 2000 READINESS DISCLOSURE

       We began to address the year 2000 computer problem in 1998. Our year 2000 effort has been conducted under the direction of a multi-disciplinary year 2000 committee and in accordance with a written year 2000 plan. Our year 2000 plan addresses information technology, or IT, systems, non-IT systems and third-party service providers, including clearing agents, information service providers and Internet access providers.


       For IT and non-IT systems, our year 2000 plan includes six phases: planning and awareness, inventory and assessment, remediation, validation and testing, implementation and contingency planning. For our IT systems (including our trading-related, communications and data processing systems), we have completed the first three of these phases. We have substantially completed the fourth phase, validation and testing, including successful completion of the Securities Industry Association Industry-Wide Y2K Testing. However, we have not completed point-to-point testing with some third-party service providers in Europe, and due to scheduling difficulties do not expect to complete that testing until September 1, 1999. We anticipate that we will substantially complete the implementation phase for our IT systems by July 31, 1999. For our non-IT systems, including fire and safety systems, heating and air conditioning systems and security systems, we have completed all phases up through implementation of year 2000 ready systems.


       Our costs of remediation to date have been about $315,000 and we estimate that the remaining costs of remediation will be about $165,000. Most of these expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by our employees and a systems testing facility for year 2000 compliance. These estimates do not include the costs of systems, software and equipment that we are obtaining, replacing or upgrading in the normal course of business.

       We have sought to verify the year 2000 readiness of our third-party service providers by reviewing year 2000 information on their World Wide Web sites and by sending them requests for information. We have also participated in industry testing, which allows us to validate the year 2000 readiness of some service providers. With few exceptions, we are satisfied with the information and responses we have received from our critical third-party service providers.

       We have, however, very little or no control over our service providers or other third parties, and generally have little ability to verify their claims to being year 2000 ready. As a result, we believe that our most reasonably likely worst case scenarios involve areas where we rely on third parties, including utility companies and securities exchanges that are not ready to process transactions in the year 2000. If any of our significant service providers or other third parties do not successfully and timely become year 2000 ready, our business or operations could be adversely affected.

       As a precautionary measure, we are developing contingency plans to mitigate, to the extent possible, the effect of year 2000 problems on critical processes. We expect to have a completed contingency plan in place by July 31, 1999. If we are required to implement our contingency plans, the cost of year 2000 compliance may be greater than the amount described above. We cannot assure you that our contingency plans will be adequate.

RECENT ACCOUNTING DEVELOPMENTS

       In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires companies to capitalize some costs of computer software developed or obtained for internal use and amortize those costs over the useful life of the related software. This statement is effective for financial statements for fiscal years beginning after December 15, 1998. We currently expense our costs of computer software developed or obtained for internal use and are evaluating the impact of adopting this statement.

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 1999. This statement establishes standards requiring that all derivative financial instruments be recognized and measured at fair value regardless of the purpose or intent for holding them. This statement also limits some of the previously required quantitative disclosures relating to derivative financial instruments held or issued for trading purposes. We do not expect our adoption of this statement to have a significant impact on our consolidated financial statements.

                                  OUR INDUSTRY

OVERVIEW

       We compete primarily in the global equities industry, which consists of the equity derivatives market and the equity securities market. The global equity derivatives market consists primarily of standardized exchange-listed products traded on electronic and open-outcry exchanges worldwide. The market also includes customized, over-the-counter products created by major financial institutions for their customers. The global equity securities market consists primarily of securities of corporate issuers that are traded on stock exchanges or over-the-counter. The following table shows the equity market capitalization and exchange-traded equity options volume in the United States, Europe and Asia and the recent compound annual growth rate in those measures.

  GLOBAL EQUITY MARKET CAPITALIZATION & EXCHANGE-TRADED EQUITY OPTIONS VOLUME


                                                                        EXCHANGE-TRADED
                         EQUITY MARKET CAPITALIZATION(A)           EQUITY OPTIONS VOLUME(B)
                       ------------------------------------    ---------------------------------
                       CAPITALIZATION ON    COMPOUND ANNUAL      1998 ANNUAL     COMPOUND ANNUAL
                       DECEMBER 31, 1998      GROWTH RATE      CONTRACT VOLUME     GROWTH RATE
                       (US$ IN THOUSANDS)     (1996-1998)      (IN THOUSANDS)      (1996-1998)
United States........   $12,922,580,000          26.4%             447,576            21.4%
Europe...............     7,203,476,000          29.0%             269,174            31.1%
Asia.................     5,078,321,000          13.1%              40,636            16.2%


------------------------------

(a) Source: Federation Internationale des Bourses de Valeurs

(b) Source: Futures Industry Association, Inc.

       The market participants in the derivatives market can be divided into two types of parties: customers and dealers. Customers include financial institutions, commercial firms, mutual and pension funds, private investment companies and retail investors. Customers typically use derivatives to manage financial risks. Dealers include market makers, large banks, securities firms and other market professionals. Dealers generate revenue by meeting customer demand to buy or sell derivatives, and also use derivatives to manage risk. Dealers, unlike customers, may also make markets by standing ready to make a two-way market in derivatives products. A market maker will typically hedge a given trade by entering into an offsetting transaction with another customer or dealer or by establishing a position in a highly correlated instrument. Market makers, like our firm, provide trading liquidity on regulated exchanges and generally have an obligation to make fair and orderly markets.

       Market makers typically offer to buy securities from, or sell securities to, other dealers and customers. Firms that have elected to make a market in a security may display the price at which they are willing to buy or sell those securities. They will adjust their prices in response to the forces of supply and demand for each security. A market maker typically acts as principal and derives most of its revenues from the difference between the price paid when a security is bought and the price received when that security is sold.

       In the equity derivatives market, brokerage firms typically execute their orders by dealing with independent market makers. In the equity securities markets, most discount and online brokers do not have internal market-making functions and, as a result, rely entirely on independent market makers for trade execution. In addition, traditional brokerage firms in the equity securities markets are increasingly electing to focus on their core competencies and to outsource their market-making functions to independent market makers.

RECENT TREND TOWARD ELECTRONIC TRADING PLATFORMS

       There has been a worldwide trend toward the use of electronic trading platforms that has transformed a number of key equity markets. Electronic exchanges have emerged as a result of advances in technology, including electronic order routing, trade matching, trade reporting and enhanced availability of real-time price quotations. We believe the trend toward electronic trading will ultimately result in fully electronic worldwide markets.

       In the United States, trading is conducted primarily on open outcry exchanges, although electronic trading is becoming more common. A majority of the equity derivatives and equity securities exchanges worldwide, including those in France, Germany, Japan, Sweden and Switzerland, are now completely electronic. For example, Eurex, a combination of the German Deutsche Terminborse and the Swiss Options and Financial Futures Exchange, has a completely electronic order matching system, and is now the largest derivatives exchange in the world. In addition, the Tokyo Stock Exchange recently closed its trading floor and now conducts stock trading entirely electronically. Also, the Sydney Futures Exchange and the Australian Stock Exchange have announced their intent to merge, close their open outcry floors and use fully electronic trading systems. Several other exchanges, including exchanges in the United Kingdom, have announced plans to convert to electronic trading platforms. Although the large exchanges in the United States remain open outcry, even some of those exchanges are adopting electronic trading mechanisms. For example, the "E-mini," an electronically traded futures contract on the S&P 500 Index, was recently launched to trade on the Chicago Mercantile Exchange, commonly called the CME. Since it began trading in September 1997, the fully electronic trading of the E-mini has grown from 190,000 in monthly contract volume to 831,000 in April 1999. Additionally, the ISE, a new U.S.-based exchange formed by a consortium of leading online brokers, has announced it will begin fully electronic equity options trading in the first quarter of 2000. The following table summarizes the current trading format of seven major equity derivatives exchanges and eight major equity securities exchanges worldwide.

                                                                              OPEN
                          EXCHANGE                            ELECTRONIC     OUTCRY
EQUITY DERIVATIVES EXCHANGES:
  CME (United States).......................................                   X
  CBOE (United States)......................................                   X
  Eurex (Germany and Switzerland)...........................      X
  Osaka (Japan).............................................      X
  LIFFE (United Kingdom)(a).................................      X            X
  Marche des Options Negociables de Paris (France)..........      X
  Hong Kong Futures Exchange (China)(b).....................                   X
EQUITY SECURITY EXCHANGES:
  NYSE (United States)......................................                   X
  Nasdaq (United States)....................................      X
  Tokyo Stock Exchange (Japan)..............................      X
  London Stock Exchange (England)...........................      X            X
  Osaka Stock Exchange (Japan)..............................      X
  Frankfurt Stock Exchange (Germany)........................      X            X
  Paris Stock Exchange (France).............................      X
  Swiss Stock Exchange (Switzerland)........................      X

---------------

(a) LIFFE has announced plans to convert to a fully electronic trading format in 2000.

(b) The Hong Kong Futures Exchange has announced plans to convert to a fully electronic trading format in October 1999.

THE EQUITY DERIVATIVES INDUSTRY

       Derivatives are financial instruments that derive their value from underlying assets, indices, reference rates or a combination of these variables. Equity derivatives typically include options, futures, forwards, convertibles and swaps. Equity derivatives provide dealers and customers the opportunity to harness market volatility and manage risk. Market makers use derivatives to facilitate customer transactions, to take proprietary positions and to manage risk.

  U.S. EQUITY DERIVATIVES INDUSTRY

       Currently, equity derivatives in the United States are primarily listed and traded on open outcry exchanges. These exchanges are both self-regulated and regulated by the SEC and the CFTC. The U.S. OTC equity derivatives market is substantially smaller by volume than the exchange market and is dominated by major U.S. investment banks and other large financial institutions.

       Significant growth in the volume of equities traded from 1996 to 1998 has had a positive impact on the U.S. equity derivatives markets. During this period, the volume of exchange-traded equity derivatives increased as well. Approximately 450 million options contracts were traded in 1998 on U.S. exchanges. The compound annual growth rate in equity options contract volume on U.S. exchanges from 1996 to 1998 was approximately 21.4%.

  INTERNATIONAL EQUITY DERIVATIVES INDUSTRY

       Equity derivatives in international markets are primarily listed and traded on electronic exchanges. Today, equity derivatives are traded on more than 30 exchanges in at least 18 countries around the world. Significant equity derivatives markets exist in the United Kingdom, continental Europe and several Asian countries. The European equity derivatives market is growing faster than the U.S. market, with compound annual growth rates in equity options contract volume from 1996 to 1998 of approximately 31.1% on European exchanges.

THE EQUITY SECURITIES INDUSTRY

       Equity securities are traded on more than 87 exchanges in at least 60 countries. During recent years, the volume of equity securities traded has grown dramatically. We believe that the demand for equity securities will continue to grow as the global economy expands.

  U.S. EQUITY SECURITIES INDUSTRY

       Equity securities in the United States are traded on both open-outcry exchanges, including the NYSE, and electronic markets, including Nasdaq. Due to favorable market conditions, companies have increasingly raised capital through the U.S. equity securities markets. This has resulted in a significant increase in the number of companies that are traded on exchanges or OTC.

       During recent years, the trading volumes in U.S. equity markets have grown dramatically. The average daily volume of equity securities traded on Nasdaq increased from 569.4 million shares in December 1996 to 867.1 million shares in December 1998. The average daily volume of equity securities traded on the NYSE increased from 433.1 million shares in December 1996 to 692.8 million shares in December 1998. The increase in trading volume has resulted from a number of factors, including:

       - increased cash flows into equity-based mutual funds;

       - high returns in U.S. equity markets;

       - the emergence of the Internet and the rapid growth of online discount brokers; and

       - reduced transaction costs.

  INTERNATIONAL EQUITY SECURITIES INDUSTRY

       Equity securities in international markets are traded primarily on electronic exchanges. The international equity securities markets have experienced significant growth as local companies have increasingly used equity capital as an alternative to debt financing. This growth is also the result of increased participation in international equity securities markets by individuals and institutions.

       During recent years, the trading volumes in international equity securities markets have grown dramatically. The total annual turnover of securities traded on the eight major European exchanges increased from $3.6 trillion in 1996 to $7.4 trillion in 1998, representing an increase of 105.6%.

                                  OUR BUSINESS

OVERVIEW

       We are a leading global market maker in exchange-traded equity derivatives and an active market maker in equity securities worldwide. We provide market-making and transaction execution services to a diverse group of participants on 28 exchanges in nine countries. Our market-making activities focus on providing customers with rapid executions at the best possible price. Since 1985, we have been at the forefront in developing and applying financial theory, along with information and communication technology, to trading equity derivatives and equity securities. Our dedicated team of financial engineers, software developers and traders develop proprietary, real-time valuation and risk management systems to price and trade equity derivatives and equity securities for our own account. The Hull System combines financial engineering, trading and electronic systems to create a competitive advantage. We have applied the Hull System to expand successfully, first into U.S. markets and then into international electronic markets.

       Our lines of business are worldwide market-making activities and asset management. We make markets in listed U.S. equity index derivatives and in selected individual equity options in all major markets in the United States. We also make markets in a variety of equity index options and individual equity options in eight foreign countries, primarily on electronic exchanges located in Europe and Asia. In addition to derivatives market making, we make markets in individual equity securities on U.S. and foreign exchanges. Through Hull Transaction Services, our market-making activities include executing and routing orders forwarded to us by online brokers, large retail broker-dealers, money center banks and hedge funds. We also provide asset management services to outside investors by applying our expertise in valuation, electronic trading, portfolio construction, technology and risk management.


       Our net revenues have increased from $51.7 million in 1994 to $103.1 million in 1998, representing a compound annual growth rate of 18.8%. Our 1998 pre-tax income was $40.6 million, and our 1998 pro forma net income, after giving effect to our conversion from a limited liability company to a corporation, was $14.7 million. In connection with our initial public offering, we are awarding 1,066,667 shares of restricted stock to our employees and the pro forma adjustments include a $6.9 million charge relating to these awards. Electronic trading has become increasingly important to our business, as net revenues from electronic trading have increased from 12.5% to 66.9% of our net revenues from 1994 to 1998. We have proven our ability to deliver profitable results over time as demonstrated by our average annual pre-tax return on average equity over the last ten years of 38.9% and over the last five years of 42.4%. Our 1998 pre-tax return on average equity was 43.1% and our 1998 pro forma return on average equity was 26.5%.


COMPETITIVE STRENGTHS

       We believe the Hull System has positioned us to compete effectively in the global equities market, based on the following strengths:

       We Are a Globally Diversified Industry Leader. We are a leading market maker in both the United States and Europe. Starting from a single exchange in 1985, we have successfully expanded by applying our U.S. market-making strategies to equity derivatives and equity securities markets worldwide. We trade over 3,700 products on 28 exchanges in nine countries worldwide. Our breadth of business activities across numerous geographic markets provides a diverse revenue stream and valuable knowledge. In addition to the United States, we are now a leading market maker in equity derivatives and equity securities internationally. In 1998, we generated 56.7% of our net revenues from our activities in the following countries:

      - China (Hong Kong)                     - Norway
      - France                                - Sweden
      - Germany                               - Switzerland
      - Japan                                 - United Kingdom

       We Develop and Use Sophisticated Technology. We are recognized by major exchanges as a pioneer in applying information and communication technology to market-making activities worldwide, particularly on electronic exchanges. This recognition provides opportunities for our technical experts to help develop the hardware and software standards that guide the evolving use of computer systems in the equity derivatives and equity securities markets. We are often approached at an early stage by leading exchanges seeking to cooperate in the development of pilot projects. Some of our significant technological accomplishments include:

       - 1999 -- First remote access member of the Swiss Stock Exchange

       - 1998 -- First remote access member of the Paris Bourse from Germany

       - 1998 -- One of a select group of participants in beta testing for LIFFE CONNECT(TM), the electronic trading system of the LIFFE

       - 1997 -- Only firm given responsibility by the CBOE for calculating the publicly distributed index option quotes for the Dow Jones Industrial Average, commonly called the DJIA

       - 1997 -- First to electronically quote markets on the "E-Mini" S&P 500 Index future on the CME, which is a miniature version of the S&P 500 Index futures contract traded entirely through an electronic system

       - 1994 -- First electronic connection to GLOBEX, the 24-hour per day electronic trade matching system run by a joint venture among the Chicago Mercantile Exchange, Reuters and the Marche a Terme Internationale de France, commonly known as MATIF

       - 1992 -- Among the first to use wireless handheld computers for options pricing on an exchange trading floor

       We believe our future growth and profitability will depend largely on our continued investment in new technology systems and personnel. In order to strengthen our position as a leader in applying technology to market-making activities we will continue to invest significantly in state-of-the-art financial engineering and information and communication technology.

       We Are an Innovator in Financial Engineering and Valuation. Our financial engineers, many with Ph.D.'s, create our proprietary valuation and portfolio management models. These models allow us to better understand the relationships between derivatives and securities. This understanding increases the efficiency and effectiveness of our market-making activities. Our typical financial engineer has a strong mathematical and technological background and trading experience. Working directly with our traders, our financial engineers are able to continuously refine our existing models and create new models. Each financial engineer's compensation is linked to a particular profit center's risk-adjusted profitability, reinforcing the strong working relationship.

       We Have Strong Trading Capabilities. We successfully combine our trading expertise with state-of-the-art technology and quantitative models. We have a trading staff of over 100 people, who implement our proprietary valuation models. Our traders' compensation is based on risk-adjusted return on capital, which creates a financial incentive for our traders to avoid making high-risk trades.

       We Have Sophisticated Risk Management Systems. Our risk management systems are central to our success. Our market-making systems immediately incorporate all new trades into each profit center's aggregate portfolio. Our systems allow for real-time risk management and enable us to evaluate current market exposure and make appropriate portfolio management decisions. These decisions must adhere to risk limits that are set by our executive committee and monitored by our risk and capital oversight committee both at the profit center level and firm-wide.

OUR GROWTH STRATEGY

       We intend to enhance our position as a leader in the market-making industry and grow by:

       Capitalizing on Growth in Electronic Trading. We believe we are well-positioned to capitalize on the growth in electronic trading. Through the use of advanced information and communication technology, we are able to expand our market-making activities into new electronic markets from an existing trading center, thereby creating economies of scale and avoiding capital expenditures. We intend to use our technology to expand our operations in electronic exchanges, many of which are in foreign markets. We believe the U.S. markets will become increasingly electronic, and we intend to apply our expertise in electronic trading to benefit from this trend.

       Continuing to Expand Our Market-Making Activities. We intend to use our ability to successfully combine financial engineering, technology and risk management to expand our market-making activities to include:

       - Additional equity-based products in our current geographic markets;

       - Equity-based products in new geographic markets; and

       - Non-equity based derivatives.

We have demonstrated our ability to adapt our business model to new markets and products, and will continue to expand into new markets and products. For example, we started on the CBOE, and later diversified into other U.S. exchanges including the AMEX, the NYSE, the Pacific Stock Exchange and Nasdaq. We also transported our expertise to equity index options and options on individual equities in eight other countries.

       Developing Hull Transaction Services. We intend to expand Hull Transaction Services through investments in technology, further development of models and marketing to become a significant provider of trade routing and order execution services to capitalize on the growth in online trading. We currently execute order flow in over 1,000 issues for our clients, and have agreed to provide these services to several quantitative research institutions and other institutional investors.

       Expanding Our Asset Management Business. We intend to expand our asset management business to become a significant provider of diversified, risk-controlled products for institutional investors and high net worth individuals. In addition, we are developing new trading strategies and new funds, and intend to expand beyond our current three funds to respond to customer needs.

       Attracting, Retaining and Developing Highly Skilled Employees. We intend to continue to aggressively recruit high caliber personnel and retain them through equity-based incentives. The ultimate success of our financial engineering, risk management and market-making functions depends on our ability to continue to develop our professional employee base. As a result, we carefully select, train and retain highly skilled personnel.

OUR LINES OF BUSINESS

       Our lines of business are worldwide market-making activities and asset management. In addition, we have recently expanded our market-making activities through the formation of Hull Transaction Services, which consists of executing and routing orders forwarded to us by online brokers, large retail broker-dealers, money center banks and hedge funds.

  WORLDWIDE MARKET-MAKING ACTIVITIES

       We make markets worldwide in equity index derivatives, individual equity options and individual equity securities. Our market-making activities accounted for 93.3% of our 1998 net revenues. The following table summarizes our major market-making activities in 1998:

                          INDUSTRY
                        EQUITY INDEX                       INDUSTRY                       HULL EQUITY
                           OPTION                      INDIVIDUAL EQUITY                  SECURITIES
                           VOLUME           HULL         OPTION VOLUME         HULL         VOLUME
                       (IN CONTRACTS)   MARKET SHARE    (IN CONTRACTS)     MARKET SHARE   (IN SHARES)
                                       (IN THOUSANDS, EXCEPT PERCENTAGE INFORMATION)
United States........      80,171            6.8%           325,780             0.9%       2,021,508
Europe...............      38,487           15.2%            81,548            16.8%         306,932
Asia.................       6,039            5.4%             2,083            10.7%         763,022

       U.S. In 1998, we traded about 28 million equity derivative contracts. We believe we rank among the top three market makers in actively traded U.S. equity index options, including the S&P 500, the Dow Jones Industrial Average and the Russell 2000, where we have historically maintained a 6% to 8% market share. We also make markets in select individual equity options, targeting highly capitalized equities primarily in the high-tech sector. In addition to our market making in equity derivatives, we make markets in individual equity securities to capitalize on market opportunities as they arise. We are active in both the index options and equity options markets, and we use similar valuation models in both. We also actively trade the underlying stocks and index futures. We gather and apply price, volatility and other relevant information between markets on a real-time basis, which improves the efficiency of our market-making activities. We believe our real-time price monitoring and trade execution system allows us to effectively hedge our risk.


       In 1998, our automated equity trading system traded more than two billion shares of stock, representing about 1.2% of the total volume on the NYSE. This system uses our proprietary valuation models to identify market mispricings and execute trades that seek to profit from these short-lived mispricings.

       The following table lists the U.S. index options, individual equity options and individual equity securities which typically are among the greatest volume of our U.S. market-making activity:

                                           INDIVIDUAL                         INDIVIDUAL
       INDEX OPTIONS                     EQUITY OPTIONS                   EQUITY SECURITIES
          S&P 500                        Microsoft Corp.                   Microsoft Corp.
          S&P 100                      Cisco Systems, Inc.               General Electric Co.
            DJIA              International Business Machines Corp.     Wal-Mart Stores, Inc.
        Russell 2000                  Compaq Computer Corp.                  Intel Corp.
         Nasdaq 100                   General Electric Co.                   Exxon Corp.


       Europe. In Europe, we operate through two wholly owned subsidiaries, Hull Trading, GmbH (Germany) and Hull Trading UK, Limited (England). Through these subsidiaries, we are active market makers in the index options and all
constituent equity options on            European exchanges. We also actively
trade the underlying stocks and index futures. In Frankfurt, this includes a Eurex membership where we serve as a market maker for both the German and Swiss equity derivatives markets. We are also a direct member of the underlying stock markets for Germany (Xetra) and for Switzerland (SWX). Also in Frankfurt, we are a direct member of the SBF Paris Bourse, where we trade remotely. In London, we are a member of the LIFFE and the London Stock Exchange, and make markets in the Swedish (OMLX) and Norwegian equity derivatives markets. We have captured significant market shares in index and individual equity options, including the German DAX, the U.K. FT-SE, the French CAC 40 and the Swiss SMI, that we trade on 11 European exchanges. In some cases, these market shares are as high as 24%.


       We believe the evolution of the pan-European market resulting from the EMU, will increase cross-border equity investment and trading activity. We currently make markets in options on the STOXX 50 and the Euro STOXX 50 pan-European equity indexes. We intend to increase the number of products and exchanges in which we make markets in Europe in order to realize the greater economies of scale and additional arbitrage opportunities afforded by the EMU.

       The following table lists the European index options, individual equity options and individual equity securities which typically are among the greatest volume of our European market-making activity:

                                                        INDIVIDUAL           INDIVIDUAL
                  INDEX OPTIONS                       EQUITY OPTIONS     EQUITY SECURITIES
       German Deutscher Aktien Index (DAX)         Daimler Chrysler AG  Daimler Chrysler AG
U.K. Financial Times -- Stock Exchange 100 (FT-SE)     BP Amoco plc         BP Amoco plc
             Swiss Market Index (SMI)                  Nestle S.A.          Nestle S.A.
                   Swedish OMX                         Nokia Corp.          Nokia Corp.
  French Compagnie des Agents de Change 40 Index      France Telecom       France Telecom
                     (CAC 40)                         Deutsche Bank        Deutsche Bank
                  Euro STOXX 50

       Asia. In Asia, we operate through our wholly owned Hong Kong subsidiary, Hull Trading Asia, Ltd., as well as through an alliance with Daiwa Securities SB Capital Markets Co. Ltd., a strategic alliance between Daiwa Securities, the second largest securities firm in Japan, and Sumitomo Bank, the second largest bank in Japan. We are active market makers in Hang Seng index options, options on the individual equities underlying the index and exchange-traded stock and index warrants. We have benefited from the automation of the Hong Kong Stock Exchange and expect to realize further advantages when and if the Hong Kong stock index options also become electronic.

       Our alliance with Daiwa Securities SB gives us access to the Japanese equity derivatives markets. Under this arrangement, Daiwa Securities SB make markets in Japanese equity index options and futures, individual equity options and individual equities using our proprietary technology. We believe the continued deregulation of the Japanese markets serves as an important growth area for us in the near future.

       The following table lists the Asian index options, individual equity options and individual equity securities which typically are among the greatest volume of our Asian market-making activity:

                                         INDIVIDUAL                     INDIVIDUAL
        INDEX OPTIONS                  EQUITY OPTIONS               EQUITY SECURITIES
          Nikkei 225                     Sony Corp.                     Sony Corp.
          Nikkei 300                   NTT Data Corp.                 NTT Data Corp.
         Hang Seng 33                  HSBC Holdings                  HSBC Holdings
   Tokyo Stock Price Index            Honda Motor Co.                Honda Motor Co.
        Hang Seng 100                  China Telecom                  China Telecom

       Hull Transaction Services. Hull Transaction Services, which Hull Liquidity Fund, L.P. currently operates, provides customers with transaction execution services by leveraging our existing technology and automated trading systems. We intend to transfer this business to a new subsidiary of Hull. These services include executing and routing orders forwarded to us by online brokers, large retail broker-dealers, money center banks and hedge funds.

       Hull Transaction Services has applied its real-time trade execution system and market-making capability to develop a system that allows institutional investors to trade large amounts of equity securities on a single day while being guaranteed the volume-weighted average price, or VWAP, for those securities. VWAP is increasingly being used in our industry to measure the quality of execution services being provided to customers. Therefore, by guaranteeing VWAP, we add value for our customers by increasing their ability to enter and exit the market with minimal market impact.

       Hull Transaction Services is exploring opportunities to obtain new avenues for order flow for both equity derivatives and equity securities, which could include payments for order flow. We are rapidly expanding this business into other applications to which we can apply our technology. We will continue to invest in technology, the development of proprietary models and marketing. We currently execute order flow in over 1,000 issues for our clients. In addition, we have agreed to provide execution services to several quantitative research institutions and other institutional investors. Through our automated technology, Hull Transaction Services provides customers with the following benefits:

       - improved liquidity;

       - faster trade execution;

       - competitive spreads; and

       - lower transaction costs.

  ASSET MANAGEMENT BUSINESS

       In addition to our market-making activities, we also manage several private investment funds. We established Hull Equity Management, L.L.C. as our subsidiary to develop private investment funds using our core competencies including financial engineering, model building, trading expertise and electronic trade execution. Our objective is to expand our capacity to provide diversified, risk-controlled products that are quantitatively driven. We provide these alternative investment products for qualified eligible purchasers, which include high net worth individuals, endowments and other institutional investors. Our asset management business accounted for 9.7% of our 1998 net revenues.

       Hull Equity Management manages the Hull Liquidity Fund, L.P. and two relatively new funds, Hull Quantitative Fund, L.L.C. and Hull Quantitative Offshore Fund, L.L.C. We have made investments in Hull Liquidity Fund and Hull Quantitative Fund. Each quantitative fund holds its stock positions for an average of 30 days, while the average turnover of the Hull Liquidity Fund is approximately two days.

                                                                                   HULL QUANTITATIVE
                              HULL LIQUIDITY FUND      HULL QUANTITATIVE FUND        OFFSHORE FUND
Inception                         January 1994               July 1998                January 1999
Assets Under Management as
  of March 31, 1999              $61.6 million             $25.5 million             $28.1 million
Management Fee                        None             Based on assets under     Based on assets under
                                                             management                management
Incentive Fee                  Based on return in         Based on return           Based on return
                              excess of a minimum
                                   benchmark
Securities                          Equities                  Equities                  Equities
Investment Philosophy            Market-neutral            Market-neutral            Market-neutral

       Hull Liquidity Fund. To develop a trading strategy for this fund, we used technology developed for our market-making business. This fund's system collects real-time trading information electronically and uses it to generate very short-term forecasts of a stock's theoretical value. Our system automatically places an order to buy or sell when the current price and theoretical value are out of line. This system allows this fund to trade the highest capitalized securities in the marketplace, averaging over 20,000 trades per day, and is fully automated. However, the program is continuously monitored and traders can adjust the valuation parameters guiding these trades. This fund is currently closed to new investors. We hold a 1.0% general partnership interest and a 18.3% limited partnership interest in Hull Liquidity Fund.


       Our Quantitative Funds. We believe our quantitative funds allow for much greater assets under management than the Hull Liquidity Fund. These funds execute trades entirely through an objective mathematical program, which reduces trading costs and substantially removes human decision making from individual equity trades. The major difference between the Hull Quantitative Fund and the Hull Quantitative Offshore Fund is that the offshore fund serves non-U.S. clients. We have a 13.1% membership interest in Hull Quantitative Fund, and no membership interest in Hull Quantitative Offshore Fund.


OUR RISK MANAGEMENT SYSTEM

       We have a comprehensive risk management system to monitor, evaluate and manage the aggregate risks inherent in our business, including our European and Asian operations. This system balances our ability to profit from market making with our exposure to potential losses.

Our main exposure is equity price risk. Equity price risk results from changes in prices and volatilities of individual equity securities, equity baskets and equity indexes. We seek to manage this risk exposure through diversifying exposures, controlling position sizes and establishing hedges in related securities or derivatives. For example, we may hedge a portfolio of common stock by taking an offsetting position in a related equity index futures contract. Our ability to manage an exposure may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and the related hedge instrument.

       We use a number of quantitative tools to manage our exposure to market risk. These proprietary tools include:

       - Systems that immediately incorporate all new trades into our aggregate position information;

       - Pricing models that provide real-time information regarding our risk profile and hedge management capabilities;

       - Risk evaluation models that calculate our value-at-risk, or VaR, under a variety of different assumptions and approximations; and

       - Risk management systems that compare the VaR, under these differing scenarios, to predetermined risk limits for each profit center.

       We use VaR to measure the potential loss in value of our trading positions due to adverse movements in markets over a defined time horizon within a specified confidence level. We calculate VaR estimates under a variety of market scenarios every day, some of which assume that:

       - Asset returns are not normally distributed,

       - Substantial shifts in volatility may occur, and

       - Substantially larger than normal price changes may occur.

       We set targeted limits for the components of VaR and limits for the maximum probable losses in a catastrophic scenario. When establishing catastrophic limits, we take into account the amount of capital used as well as expected profits. Managing these risks is an integral part of trading. RAROC, which we use for profit center bonus pool calculations, is a key measure in determining a trader's or portfolio manager's compensation. We use VaR to calculate risk adjustments in determining RAROC. Because we compensate each individual trader and portfolio manager based on risk-adjusted returns, we give them a financial incentive to operate within our predetermined risk limits.

       Separation of duties and management oversight are fundamental elements of our risk management process. Our risk management system includes active participation at all levels of the firm, from our executive committee to our trading staff, as the following chart shows:

                        THE HULL RISK MANAGEMENT SYSTEM

   [THE PRINTED VERSION CONTAINS A DIAGRAM OF THE HULL RISK MANAGEMENT SYSTEM


     WITH THE VARIOUS GROUPS, THE NUMBER OF PERSONS IN EACH GROUP AND THEIR
                               RESPONSIBILITIES.]

                             RISK MANAGEMENT CHART

       Executive Committee. Our executive committee has ultimate responsibility for our overall risk management policies. This committee establishes all risk limits and reviews each profit center's performance. This committee evaluates the risks and opportunities presented by proposed profit centers.

       Risk and Capital Oversight Committee. Our risk and capital oversight committee evaluates and recommends trading and risk exposure limits to our executive committee. This committee monitors adherence to these limits on a weekly basis and provides general oversight of the risk management system. In addition, this committee reviews potential exposures based on "what if" scenarios. Our risk and capital oversight committee reports all violations of risk limits to our executive committee.

       Risk Department. Our Risk Department monitors our risk exposures on a daily basis and immediately reports all violations of risk limits to our risk and capital oversight committee. The risk department has the authority to implement risk-reducing trades in any profit center worldwide in order to achieve firm-wide compliance with risk limits.

       Trading Staff. At the profit center level, our portfolio managers are responsible for continuously monitoring portfolio risk compliance within predetermined limits set by our executive committee. In the case of a violation, the portfolio manager is responsible for taking action to reduce risk exposure in an amount sufficient to bring that profit center into compliance with approved limits. Each portfolio manager has in-depth knowledge of the primary sources of risk in his individual market and the instruments available to hedge the profit center's exposures. Our trading staff continuously manages risk using risk-adjusted values calculated in real-time by our automated proprietary trading and risk management technology. Because we compensate each individual trader and portfolio manager based on risk-adjusted returns, we give them a financial incentive to operate within our predetermined risk limits.

OUR EMPLOYEES

       As of March 31, 1999, we had 225 employees, of which 103 were in trading, 59 were in systems, 16 were in financial engineering, nine were in management and 38 were in administrative or support functions. We have not entered into employment agreements with any of our employees or any of our executive officers. We have entered into a confidentiality and a non-competition agreement with each of our principals. If any of our principals leave our firm for any reason, they may not trade or make markets, except for their own account, in any derivative or security in which we trade or make markets on specified major exchanges for one year after their departure. In addition, they may not encourage any of our employees to leave our firm for two years after their departure. Our principals have also agreed not to use any of our confidential information for reasons unrelated to our business. None of our employees are parties to a collective bargaining agreement. We believe that our relations with our employees are excellent.

CLEARING ARRANGEMENTS

       We have clearing contracts with Merrill Lynch Professional Clearing Corp. relating to our U.S. market-making activities. Our contract with Merrill Lynch will remain in effect until terminated by either party. Our European and Asian companies clear their trades through Mees Pierson and several of its affiliates, and the contracts remain in effect until terminated by either party with the amount of notice specified in the contract. In our clearing arrangements, we earn interest income on balances due from our clearing brokers. We also incur interest expense on any balances due to these clearing brokers. Through stock borrowing agreements and credit facilities, we also borrow funds from our clearing brokers and secure these borrowings with pledges of stock. Under these credit facilities, our clearing brokers generally may terminate our financing at any time.

OUR PRIMARY COMPETITION

       The market for the services we provide is rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face competition from many firms varying in size and strategy. In the United States, numerous small to mid-size firms compete with us on the exchange floors. These firms typically have $1 million to $50 million in capital. We also compete with independent traders. Worldwide, large financial institutions represent a significant group of our competitors. Leading financial institutions have shown significant interest in penetrating the equity derivatives markets recently, including acquiring some of our competitors. In addition, our current and potential competitors have established or may establish other cooperative relationships or may consolidate to enhance their services and products. New competitors or alliances among competitors may emerge and they may acquire significant market share.

       In our market-making activities, we compete based on price, as reflected in our bid-ask spreads. We also compete based on the speed at which our systems react to real-time changes in the marketplace. Finally, we compete based on the number of contracts we are willing to execute at a given price. In our execution services business, we compete based on speed of execution and bid and ask prices. In our asset management business, we compete primarily based on our funds' risk-adjusted returns.

GOVERNMENT REGULATION


       Extensive regulation in the United States and elsewhere generally governs our business and our industry. In addition to the SEC, the NASD, other SROs, including the various stock exchanges, and other regulatory bodies worldwide require strict compliance with their rules and regulations. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interest of customers participating in those markets, not with protecting the interests of creditors or stockholders of market makers. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. Hull Trading Company, L.L.C. is registered as a broker-dealer with the SEC and is a member of the CBOE, which serves as its designated examining authority. Hull Liquidity Fund, L.P. is also a registered broker-dealer with the SEC and is a member of the NASD. Hull Quantitative Fund, L.L.C., is also registered as a broker-dealer with the SEC and is a member of the Chicago Stock Exchange. SROs, including the CBOE, and state securities and other regulatory authorities have oversight authority over us. Similarly, our businesses are also subject to regulation by various non-U.S. governmental and regulatory bodies and SROs in virtually all countries where we do business.


       Broker-dealers are subject to laws, rules and regulations that cover all aspects of the securities business, including:

       - sales methods,

       - trade practices,

       - use and safekeeping of customers' funds and securities,

       - capital structure,

       - record-keeping,

       - financing of customers' purchases and

       - conduct of directors, officers and employees.

       Failure to comply with any of these laws, rules or regulations could lead to adverse consequences including censure, fine, the issuance of cease-and-desist orders or the suspension or disqualification of its directors, officers or employees. Any of these adverse consequences could affect our business. We and some of our officers and other employees have in the past, been subject to claims arising from the violation of these rules and regulations which resulted in the payment of fines and settlements. We and our officers and other employees may be subject to future claims arising from the violation of these laws, rules and regulations. An adverse ruling against us or our employees, including censure or suspension, could cause our company or our officers and other employees to pay a substantial fine or settlement, and could result in their suspension or expulsion. Any of these events could have a material adverse effect on our business.

       The commodity futures and options industry in the United States is subject to regulation under the Commodity Exchange Act. The CFTC is the federal agency charged with the administration of this act and the related regulations. Hull Equity Management is registered with the CFTC as a commodity pool operator and is a member of the NFA. We act as a market maker on various options exchanges in the United States. In addition, we have received the following appointments on some of these exchanges:

     - We have been appointed as a specialist at the American Stock Exchange in three classes of options, the Amex Institutional Index, the Major Market Index and the S&P Midcap 400 Index.

     - We have been appointed as a designated primary market maker, or DPM, in five option classes at the CBOE. These classes of options are the Russell 2000 Index, the S&P Small Cap Index, the NYSE Composite Index, the S&P 500/BARRA Growth Index and the S&P 500/BARRA Value Index.

     - We have been appointed as a lead market maker at the Pacific Exchange in the Wilshire SmallCap Index Options.

       The benefits and obligations arising from the appointments noted above vary from exchange to exchange. In general, these appointments require us to continuously maintain a two-sided market in our appointed options at prices that assist in maintaining the supply and demand for such options at levels which are sufficient to provide liquidity to buyers and sellers on the exchange floor. For example, under CBOE rules, a DPM must:

       (1) assure that market quotations are accurate;

       (2) assure that these market quotations are firm for the number of contracts designated by CBOE;

       (3) determine formulas for generating automatically updated market quotations;

       (4) be present at the trading post on every business day and effect trades which have a high degree of correlation with the overall pattern of trading;

       (5) participate at all times in any automated execution system which may be open in its appointed options classes; and

       (6) resolve trading disputes upon the request of any party to the dispute.

       In addition, CBOE rules provide that a DPM may participate pro rata with the trading crowd in trades that take place at its principal bid or offer.

       As a registered broker-dealer, we are subject to the SEC's Net Capital Rule. The Net Capital Rule, which specifies minimum net capital requirements for registered brokers-dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer. The Net Capital Rule requires that at least a minimum part of a registered broker-dealer's assets be kept in relatively liquid form. In general, net capital is defined as net worth, meaning assets minus liabilities, plus qualifying subordinated borrowings and discretionary liabilities, and less mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively other assets. Among these deductions are adjustments, which are commonly called haircuts, which reflect the possibility of a decline in the market value of an asset prior to disposition.

       If a firm fails to maintain the required net capital, the SEC and the SROs or other regulatory bodies may suspend the firm or revoke its registration and ultimately could require the firm's liquidation. The Net Capital Rule prohibits the payment of dividends, the redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a stockholder, employee or affiliate, if the payment would reduce the firm's net capital below required levels.

       The Net Capital Rule also provides that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to stockholders, employees or affiliates, commonly called capital withdrawal, if the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer. In addition, the Net Capital Rule provides that the total outstanding principal amount of a broker-dealer's indebtedness under subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

       A change in the Net Capital Rule, the imposition of new rules or any unusually large charges against net capital could limit those of our operations that require the intensive use of capital and also could restrict our ability to withdraw capital. This in turn could limit our ability to pay dividends, repay debt and repurchase shares of our outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business.

       Hull Liquidity Fund L.P. recently received a written inquiry from the NASD regarding alleged violations of the NASD rules relating to trade reporting. We believe we have meritorious defenses to the alleged violations and are in the process of preparing our response. Even if the NASD were to determine that these defenses were insufficient, we do not believe that the likely fines or non-monetary penalties would have a material adverse effect on our business.

       We are active in the international equity derivatives and equity securities markets. Many of our affiliates which participate in those markets are subject to comprehensive regulations, including some form of capital adequacy rules and other customer protection rules. At present, our London operations are regulated by The Securities and Futures Authority Limited. We expect, however, that upon the enactment of some changes in laws, which are currently being considered by Parliament, in 2000 the Financial Services Authority will take over the responsibilities of The Securities and Futures Authority Limited. In addition, our subsidiary Hull Trading UK Limited is a member of the London Stock Exchange and LIFFE and is subject to the rules and regulations of those exchanges.

       We are subject to oversight by U.K. regulators following European Union directives and the related legislation, rules and regulations. Among other things, these directives require compliance with capital adequacy standards, customer protection requirements and conduct of business rules. These standards, requirements and rules are similar throughout the European Union and are comparable in scope and purpose to those requirements imposed under SEC rules. European Union directives also permit more restrictive local regulation in each jurisdiction, including those in which we operate. These local requirements can result in competitive disadvantages to us. In addition, other foreign government agencies regulate some of our subsidiaries and also have capital standards and other requirements comparable to the rules of the SEC. Compliance with regulatory capital requirements of these and other regulators could limit those operations of our subsidiaries that require the intensive use of capital. Compliance with these requirements, also could restrict our ability to withdraw capital from our regulated subsidiaries, which in turn could limit our ability to repay debt or pay dividends on the common stock.

       In Germany, our subsidiary, Hull Trading GmbH, is regulated by German regulatory agencies under European Union directives. Currently, our market-making activities conducted through our Frankfurt office are supervised by the Frankfurt Stock Exchange and by Eurex, by their Common Stock Exchange Supervision Authority and, to some extent, by the Federal Securities Supervision Authority. If our regulatory status in Germany changes or if we become subject to regulation by other authorities in Germany, we may have increased net capital requirements and additional administrative compliance obligations, which could impact our business.

       Hull Trading GmbH, obtained the necessary Swiss license from the Swiss Banking Commission for its activities in Switzerland as a foreign securities dealer and remote member of the Swiss Stock Exchange and Eurex. As a result, we are now regulated by the Swiss Banking Commission and must comply with various record-keeping and reporting requirements under the Swiss Stock Exchange Act. In addition, Hull Trading GmbH, as a member of the Swiss Stock Exchange, must comply with its net capital requirements.

OUR PROPERTIES

       We currently have offices in Chicago, New York, Frankfurt, Hong Kong and London. We lease all of our office space.

LEGAL ISSUES

       We are operating in compliance in all material respects with our legal and regulatory requirements, domestic and international. We are not currently a party to any material litigation.

                                 OUR MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

       The following table describes our executive officers and directors.


NAME                                   AGE                          POSITION
M. Blair Hull........................  56    Chairman and Chief Executive Officer; Director
Arthur S. Margulis, Jr. .............  36    President; Director
Peter J. Layton......................  39    Executive Vice President; Director
Daniel G. Brennan....................  35    Executive Vice President
William J. "Liam" Connell............  39    Executive Vice President and Chief Information Officer
John C. Hiatt........................  51    Executive Vice President and Chief Administrative
                                             Officer
Timothy J. Hunter....................  42    Executive Vice President and Chief Financial Officer
Patricia L. Levy.....................  40    General Counsel and Secretary
Alger B. "Duke" Chapman..............  67    Director
Frederick Grauer.....................  52    Director
Craig Heimark........................  44    Director
Wilmot J. Nicholson..................  84    Director



       M. Blair Hull founded our firm in 1985 and since then has served as Chairman and Chief Executive Officer and a Director (or similar capacities) of our company and its predecessor organizations. Mr. Hull served on the Board of Directors of the Chicago Board Options Exchange from 1988 to 1990 and on the Board of Directors of the Options Clearing Corporation from 1992 to 1998. He is currently a member of the Board of Trustees of the Cincinnati Stock Exchange and the Board of Directors of BARRA, Inc. Presently, Mr. Hull is a member of the Board of Trustees of the University of California Santa Barbara Foundation and serves on the Investment Committee of Santa Clara University. He holds a B.A. in Mathematics from the University of California Santa Barbara (1965), M.B.A. from Santa Clara University (1969) and graduated from the Harvard OPM Program in 1990.


       Arthur S. Margulis, Jr. is our President and a Director. Since joining us in 1986, he has played a variety of roles in the firm, including managing several market-making operations and serving as chairman of our executive committee. Mr. Margulis is a member of the Chicago Mercantile Exchange and has served on various committees of the Chicago Mercantile Exchange and the Chicago Board Options Exchange. He received his M.B.A. in Finance from the University of Chicago (1990) and his B.A. in Economics from Princeton University (1985).

       Peter J. Layton is an Executive Vice President and a Director. Mr. Layton joined our firm in 1988, and for the last five years, he has been directly responsible for our equity stock trading operations. Mr. Layton is a member of the Chicago Board Options Exchange, the Kansas City Board of Trade, and the Chicago Stock Exchange and has been a member of the London Stock Exchange and the Philadelphia Stock Exchange. Mr. Layton serves on various industry and exchange committees. From 1985 to 1988 Mr. Layton worked at the CBOE where he held positions as Director of Research. He received his M.B.A. in Finance and Statistics from the University of Chicago (1987) and his B.A. in Economics from the University of Chicago (1982).

       Daniel G. Brennan is an Executive Vice President. Mr. Brennan joined our firm in 1988. Since 1995, Mr. Brennan has co-managed our worldwide derivatives trading, and is directly responsible for European Trading Operation in Frankfurt and London. Mr. Brennan is a member of the Chicago Board Options Exchange. He received his M.B.A. in Finance from the University of Chicago (1992) and his B.S. in Finance and Marketing from Marquette University (1986).


       William J. "Liam" Connell is an Executive Vice President and our Chief Information Officer. Prior to joining our company in 1998, he worked at Salomon Brothers for ten years, most recently as a director responsible for electronic commerce and risk management systems development. Prior to that, he worked at IBM Ireland and National City Brokers, a brokerage firm based in Dublin, Ireland, as a software developer. Mr. Connell received his B.A. in Mathematics and Philosophy (1982), and his Master of Management Science (1983) from University College, Dublin.


       John C. Hiatt joined the firm as an Executive Vice President and our Chief Administrative Officer in April 1999. From January 1998 until April 1999, he was Vice President Clearing & Regulatory Affairs for The Timber Hill Group LLC, a global market maker firm in Greenwich, Connecticut. From January 1994 through January 1998, he was the President and Chief Executive Officer of the Board of Trade Clearing Corporation in Chicago. From 1992 to 1994, Mr. Hiatt served as Executive Vice President, Treasurer and Chief Financial Officer of The Options Clearing Corporation with responsibility for the overall direction and administration of clearing operations, treasury operations, new products, systems assurance testing, risk management and economic research. Prior to that time he served respectively as Sr. V.P. -- Operations & Risk Management, V.P. Regulation. He joined the Options Clearing Corporation in 1975 as Controller. Mr. Hiatt, a U.S. Navy veteran, received a B.S. in Accounting (1974) and M.B.A. in Finance and International Business (1980) from DePaul University. He also is a Certified Public Accountant. Mr. Hiatt has served on the Illinois Society of Certified Public Accountants' Committee on Broker-Dealers; the Clearing Procedures Committee of the Chicago Board Options Exchange and he is currently a member of the Business Conduct Committee. Finally, he also served on the faculty of the Stuart School of Business at the Illinois Institute of Technology where he taught a course on Options Price Theory.

       Timothy J. Hunter is an Executive Vice President and our Chief Financial Officer. Since joining our company in 1993, Mr. Hunter has been directly responsible for our finances and overseas clearing, processing and profitability analysis. From 1983 to 1993, he was Chief Financial Officer of Lind-Waldock and Company, a futures brokerage firm located in Chicago, and from 1979 to 1982 he was with Arthur Andersen and Company in their Banking and Financial Services Audit Division. Mr. Hunter is a Certified Public Accountant and is a candidate for an M.A. in Economics from the University of Illinois at Chicago and received his B.A. in Business and International Studies from Iowa State University
(1979).


       Patricia L. Levy joined the firm as our General Counsel and Secretary in May 1999. From 1997 until joining the firm, Ms. Levy was General Counsel and Senior Vice President for the Chicago Stock Exchange. From 1994 to 1997, Ms. Levy was an Executive Director, Legal Affairs with SBC Warburg Dillon Read. From 1992 to 1994, Ms. Levy was a Director with O'Connor & Associates, a proprietary options trading firm. Prior to joining O'Connor, Ms. Levy was an associate at the law firm of Schiff Hardin & Waite. Ms. Levy holds a J.D. from the University of Virginia (1985) and a B.Phil. from Miami University (1981).


       Alger B. "Duke" Chapman, a Director, has been a Vice Chairman of ABN AMRO Incorporated since 1997. From 1986 to 1997, Mr. Chapman served as Chairman and Chief Executive Officer of the Chicago Board Options Exchange. Prior to joining the CBOE, Mr. Chapman was Vice Chairman of American Express Bank Ltd. and was responsible for building a private banking business. Mr. Chapman serves on the Boards of Directors of Parson

Group L.L.C., a financial, accounting and risk management (insurance) consulting and staffing company in Chicago; HDO, Inc., one of the largest tent and structure companies in the United States; ABN AMRO Sage, a wholly-owned subsidiary of ABN AMRO Incorporated and one of the largest options market maker clearing organizations in the country; Arlington Capital Management, Ltd.; Prime Holdings, Inc., an insurance company specializing in substandard risk; ISO New England, an independent system that operates the wholesale electric power transmission system for the New England states and creates competitive markets for wholesale electricity products in New England; and the Futures Industry Institute. He is the past President of the International Options Markets Association and a former executive committee member and Chairman of the Ad Hoc Committee on Derivatives of the International Federation of Stock Exchanges. Mr. Chapman received his bachelor's degree from Williams College (1953) and his law degree from Columbia University School of Law (1956).


       Frederick Grauer, a Director, is a founder and Chairman of the Board of eRugGallery, an e-commerce company located in Menlo Park, California. Dr. Grauer is also a trustee of the Menlo School, an independent school located in Atherton, California and an advisor to the Stanford Institute of Economic Policy Research located at Stanford University, Stanford, California. From 1996 to 1998, Dr. Grauer was executive Chairman and then Co-Chair of Barclays Global Investors, one of the largest institutional money managers in the world. In this capacity, he was responsible for the global business strategy of BGI, oversight of its businesses in Europe, Japan and capital markets and supervision of its advanced active investing, indexing, global risk management, finance, planning and technology functions. From 1983 to 1995, Dr. Grauer held various positions with the predecessors of BGI including Chairman and Chief Executive Officer of Wells Fargo Nikko Investment Advisors and Wells Fargo Investment Advisors and their affiliates. He was also an Executive Vice President of Wells Fargo Bank. Dr. Grauer holds a Ph.D. in Business from Stanford University (1977), a M.A. in Economics from the University of Chicago (1972) and a B.A. in Economics from the University of British Columbia (1969).



       Craig Heimark, a Director, is an independent advisor to Silicon Valley start-up ventures in the area of technology planning, financial and growth strategies. Before becoming a venture capital advisor, Mr. Heimark worked at SBC Warburg Dillon Read where he served as Head of Strategic Planning and Business Development from 1996 to 1997 and Head of Systems from 1993 to 1996. From 1986 to 1993, Mr. Heimark was a General Partner of O'Connor & Associates, a partnership located in Chicago and engaged in proprietary options trading, where he was Head of Currency Options Business Unit (1984-1990), Head of Systems/Technology Department (1987-1993) and Head of Systems of SBC/OC Services L.P. (1990-1993). Mr. Heimark has a B.A. in Economics and a B.S. in Biology from Brown University (1977).



       Wilmot J. Nicholson, a Director, is involved with his own consulting and management firm. Mr. Nicholson founded W.J. Nicholson Company, General Contractors, and served as President and finally Chairman of the Board prior to his retirement in 1985. He has served on the Planning Commission and City Council of Santa Clara, California and was elected Mayor. He currently serves on the boards of a number of public service organizations. He has been affiliated with the School of Engineering at Santa Clara University, both as an instructor and as Chairman of the Civil Engineering Department. He has been a member of the Board of Regents of the University and a member of the Dean's Advisory Committee of the School of Engineering. Since 1997, Mr. Nicholson has been the managing partner of Alturos Ranches, a 29,000-acre farming operation in Northern California. Mr. Nicholson has a Bachelor of Civil

Engineering from the University of Santa Clara (1936) and did post-graduate work at the Graduate School of Structural Engineering at the University of California.


BOARD COMMITTEES

       We plan to establish an audit committee and a compensation committee. The audit committee will review our internal accounting procedures and consider and report to our Board on other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee will be composed solely of directors who are not our employees or affiliated with our management. The compensation committee will review and recommend to our Board the salaries, benefits and stock option grants of all employees, consultants, directors and other individuals we compensate. The compensation committee will also administer our stock option and other employee benefits plans. Our Board may from time to time establish other committees.

COMPENSATION OF DIRECTORS


       Directors who are our officers or employees receive no additional compensation for their services as directors. We will pay directors who are not our employees an annual retainer of $20,000 and we will reimburse all directors for reasonable expenses they incur while attending Board and committee meetings.
On              , 1999, our Board adopted an Outside Directors Stock Option
Plan. Under this plan, each director who is not our employee upon the closing of this offering will receive an option to purchase 10,000 shares of our common stock at the initial public offering price. Also, each director who is not our employee who is first elected or appointed to our Board after the closing of this offering will receive an option to purchase 10,000 shares of our common stock at the closing market price on the grant date. Every year, each director who is not our employee will receive an option to purchase 2,000 shares of our common stock after the annual stockholders' meeting at the closing market price on the grant date. All options granted under this plan will become exercisable six months after the date they are granted (if the director is then still providing services as a director) and will expire either ten years after the date they were granted or one year after the director ceases to be a director for any reason, whichever occurs first. The directors who are eligible for grants under this plan may not participate in any of our other stock option plans or benefit plans. We have reserved a total of 160,000 shares of common stock for issuance under this plan.

EXECUTIVE COMPENSATION

       Prior to the offering, we carried on our business as a limited liability company. As a result, meaningful individual compensation information for directors and executive officers based on operating as a corporation is not available for periods prior to the offering.


       The following table summarizes compensation paid by us for services rendered during 1998 to our Chief Executive Officer and to each of the four other most highly compensated executive officers, whom we refer to in this prospectus as the named executive officers, based on salary and bonuses earned during 1998. The amounts in the table include only compensation for 1998 and do not include distributions paid to those persons as limited liability company members during 1998.


                                                                  ANNUAL COMPENSATION
                                                         -------------------------------------
                                                                                  ALL OTHER
NAME AND PRINCIPAL POSITION                               SALARY    BONUS(A)   COMPENSATION(B)
M. Blair Hull..........................................  $100,000   $      0       $    0
  Chairman and Chief Executive Officer
Peter J. Layton........................................   225,000    579,500        3,200
  Executive Vice President
Arthur S. Margulis, Jr. ...............................   240,000    498,466        3,200
  President
Daniel G. Brennan......................................   200,000    535,132        3,200
  Executive Vice President
Timothy J. Hunter......................................   200,000    419,834        3,200
  Executive Vice President and
  Chief Financial Officer

---------------

(a) Payment of one-half of the reported bonus is deferred for three years subject to forfeiture in the event the executive officer leaves our firm. During the deferral period, the deferred amounts earn a return based on our return on capital, a portion of which is paid quarterly.

(b) Represents amounts contributed on behalf of each executive officer by our firm under our 401(k) plan.

401(k) PLAN


       Generally, all employees aged 21 and over who have completed six months of service with us may participate in our 401(k) plan. We may make matching contributions to the accounts of our employees who make 401(k) contributions during the year. Participants will vest in their account balances attributable to matching contributions in 33.33 percent increments, and will become fully vested after completing three years of service with us. Generally, distributions from our 401(k) plan will be made following an employee's termination of employment. The assets of our 401(k) plan may be invested in our common stock, as directed by plan participants.


1999 LONG-TERM INCENTIVE PLAN


       On              , 1999, our Board adopted our 1999 Long-Term Incentive
Plan. Under this plan, we may grant stock options, stock appreciation rights, shares of common stock and performance units to our employees and consultants. The total number of shares of our common stock that we may award under this plan is 9,215,000 shares, which may be adjusted in some cases. The maximum number of shares of common stock that any individual participant may receive each year
under our long-term incentive plan is            , and the maximum cash
payout for grants or awards under this plan each year to any of our key
executive officers is $           .

       Our compensation committee administers our long-term incentive plan. This plan essentially gives the compensation committee sole discretion and authority to:


       - select those employees to whom awards will be made and the type of award;


       - designate the number of shares covered by each award;

       - establish vesting schedules and terms of each award;

       - specify all other terms of awards; and

       - interpret the plan.


       Options awarded under our long-term incentive plan may be either incentive stock options or nonqualified stock options. Incentive stock options are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, while nonqualified stock options are not. We may grant stock appreciation rights in connection with options, or as free-standing awards. If a participant exercises an option, he or she will surrender the related stock appreciation right. At a minimum, the exercise price of an option or stock appreciation right must be at least 100% of the fair market value of a share of common stock on the date on which we grant the option or stock appreciation rights or, if greater, the par value of a share of common stock on that date. Options and stock appreciation rights will be exercisable and will expire in accordance with the terms set by the compensation committee. Under this plan, all options and stock appreciation rights must expire within ten years after they are granted. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options.


       Under our long-term incentive plan, our compensation committee may grant common stock awards to participants. During the period that a stock award is subject to restrictions or limitations, the participants may receive dividend rights awards relating to the shares.


       Our compensation committee may award plan participants performance units which entitle the participant to receive value for the units at the end of a performance period, if and to the extent the award so provides. Our compensation committee will establish the number of units and the performance measures and periods when it makes an award.


       All awards under our long-term incentive plan will accelerate and become fully vested if a change in the control of our firm occurs.

       In connection with the offering, we expect to issue options covering a total of 2,599,208 shares of our common stock. The following table sets forth grants of options under the 1999 Long-Term Incentive Plan to be made to the named executive officers and to all executive officers as a group. The exercise price per share of all these options will be the initial public offering price of our common stock.



                                                              SHARES UNDERLYING
NAME                                                           OPTIONS GRANTED
M. Blair Hull...............................................            --
Peter J. Layton.............................................       107,021
Arthur S. Margulis, Jr. ....................................       107,221
Daniel G. Brennan...........................................        96,539
Timothy J. Hunter...........................................        80,066
All executive officers as a group (eight people)............       493,056


1999 SPECIAL RESTRICTED STOCK PLAN


       On                 , 1999, our Board adopted our 1999 Special Restricted
Stock Plan. Under a predecessor plan adopted by Hull and Associates, restricted membership interests have been granted to certain of our key employees. Upon the conversion of Hull and Associates into a "C" corporation, the restricted membership interests will be converted into shares of our restricted stock and be subject to the 1999 Special Restricted Stock Plan. The total amount of membership interests subject to awards under the plan will be $14.9 million or 1,066,667 shares of our common stock, based on the initial public offering price of our common stock. The restricted membership interests which have been granted were contributed by M. Blair Hull and certain members of his family from their personal holdings.



       Awards under this plan will vest in equal annual increments over a period of five years. An employee must be employed by us on the vesting date to become vested in the shares. All unvested shares are forfeited at the time of an employee's termination of employment and are then available to be re-allocated at the discretion of our compensation committee. Any shares that are not so re-allocated or that do not vest at the end of the fifth year will revert to M. Blair Hull and the members of his family who had contributed the restricted membership interests.


       The following table sets forth the number of shares of restricted stock to be granted under the 1999 Special Restricted Stock Plan to the named executive officers and to all executive officers as a group.


                            NAME                              NUMBER OF SHARES
M. Blair Hull...............................................            --
Peter J. Layton.............................................        53,200
Arthur S. Margulis, Jr. ....................................       121,617
Daniel G. Brennan...........................................        48,450
Timothy J. Hunter...........................................        47,300
All executive officers as a group (eight people)............       340,567


EMPLOYEE STOCK PURCHASE PLAN


       On              , 1999, our Board adopted our Employee Stock Purchase
Plan. In general, all of our employees and the employees of our participating subsidiaries may participate in our employee stock purchase plan for any offering period. We will purchase shares issued under this plan in the open market and resell them to the participants at a discount.

       Eligible employees may choose to participate in our employee stock purchase plan during an offering period by authorizing payroll deductions, subject to limitations imposed by the Internal Revenue Code. Generally, offering periods will start on January 1 and end on December 31 of each year, although the first offering period under this plan will start on October 1, 1999 and will end on December 31, 1999. On the last business day of each calendar quarter during the offering period, we will use the participant's accumulated payroll deductions on that date to purchase shares of our common stock. The purchase price per share of our common stock purchased on that date will equal either:



               (1) 85% of the fair market value of a share of our common stock on the first day of the offering period, or


               (2) 85% of the fair market value of a share of our common stock on the exercise date,

whichever is lower. The purchase price may not be less than the par value per share.


       Participants may withdraw from our employee stock purchase plan at any time during an offering period. If an employee withdraws, he or she may not participate again in the plan until the beginning of the next offering period and an employee's participation automatically terminates upon his or her termination of employment for any reason. A participant may increase the amount of his or her payroll deductions as of the first day of any payroll period during an offering period and may decrease his or her payroll deductions up to twice during any offering period. If an employee withdraws or terminates participation in our employee stock purchase plan, we will return all accumulated payroll deductions to the participant, without interest. A participant may not sell common stock purchased under the plan within six months after it is purchased under the plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


       Immediately before the closing of this offering, we will reorganize into a newly formed Delaware corporation called The Hull Group Inc., with Hull and Associates, L.L.C. as its wholly owned subsidiary. Some members of Hull and Associates that own a 30.8% membership interest in Hull and Associates in the aggregate will receive shares of our common stock in exchange for their membership interests at a rate of 250,000 shares per percentage membership interest, for an aggregate of approximately 7,711,000 shares of our common stock. For more information on the stock ownership of these members after the reorganization, see "Principal Stockholders." Immediately before this reorganization, we expect that the members of Hull and Associates will withdraw members' equity from Hull and Associates in accordance with our limited liability company operating agreement, including distributions for members' income taxes related to our earnings.



       M. Blair Hull, Inc., a holding company for M. Blair Hull, our Chairman and Chief Executive Officer, and members of his family, owns the remaining 69.2% membership interest in Hull and Associates. In connection with the reorganization, the stockholders of M. Blair Hull, Inc. will exchange their stock in M. Blair Hull, Inc. for our common stock so that M. Blair Hull, Inc. will become a wholly owned subsidiary of The Hull Group Inc. At that time, M. Blair Hull, Inc.'s only assets will be membership interests of Hull and Associates, L.L.C. The stockholders of M. Blair Hull, Inc. will receive an aggregate of approximately 17,289,000 shares of our common stock upon these exchanges.



       M. Blair Hull, our Chairman and Chief Executive Officer, is a director of BARRA, Inc. In 1996, we paid BARRA approximately $75,000 for data analysis and methodologies. In 1997, we paid BARRA $194,915 for data analysis, methodologies, a seminar and software licenses. In 1998, we paid BARRA $377,547 for software licenses and data analysis.



       Arthur S. Margulis, Jr., our President, was the president and sole shareholder of ASM Trading Inc. In 1997, ASM Trading paid us $116,350 of which $32,000 was for a license fee and $84,350 was our share of ASM Trading's trading profits.


       Alger B. Chapman, one of our directors, is a Vice Chairman of ABN AMRO Incorporated. ABN AMRO has provided us investment banking services in the past, and we anticipate that it will continue to do so in the future. In addition, during the last three years, ABN AMRO or its subsidiaries have paid us to purchase customer information and for trading management services. During the last three years, we have paid ABN AMRO or its subsidiaries for execution services and order flow. In any year, these payments did not, in the aggregate, exceed 5% of our consolidated gross revenues or 5% of ABN AMRO's consolidated gross revenues.


       On May 5, 1999, our subsidiary Hull Equity Management L.L.C. transferred all of its rights to the business names and other intellectual property associated with Efficient Capital Fund, LLC and ECF II, LLC to Efficient Capital Management, LLC. Efficient Capital Fund and ECF II are private investment funds formerly managed by Hull Equity Management. Hull Equity Management will receive a 9.9% membership interest in Efficient Capital Management as consideration for this transfer. Mr. Hull, our Chairman and CEO, and Mr. Layton, a Director and Executive Vice President, own interests in Efficient Capital Management.



       Some of our officers and directors have assets under management in one or more of the investment funds we manage on terms generally available to third parties. In addition, certain officers of ABN AMRO Incorporated as well as a company owned by ABN AMRO's parent company have assets under management in two of the investment funds we manage on terms generally available to third parties.

                             PRINCIPAL STOCKHOLDERS


       The following table shows the beneficial ownership of our common stock immediately before the closing of this offering by: (1) each person who we know beneficially owns more than 5% of our common stock, (2) our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options held by the person which are exercisable within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options the person holds which are exercisable within 60 days and that no other persons exercised any of their options. Unless otherwise indicated in the footnotes, all of the interests are owned directly, and the person has sole voting and dispositive power. Unless otherwise indicated, the address of each beneficial owner listed below is c/o The Hull Group Inc., 311 South Wacker Drive, Chicago, Illinois 60606.



                                                                SHARES BENEFICIALLY OWNED
                                                      ---------------------------------------------
                                                                   PERCENT PRIOR TO   PERCENT AFTER
                                                        NUMBER       THE OFFERING     THE OFFERING
M. Blair Hull ......................................  12,448,000         49.8%            38.3%
Peter J. Layton.....................................     940,000          3.8%             3.0%
Arthur S. Margulis, Jr. ............................   1,025,000          4.1%             3.3%
Daniel G. Brennan...................................     607,500          2.4%             1.9%
Timothy J. Hunter...................................     414,500          1.7%             1.3%
Alger B. Chapman....................................          --           --               --
Frederick Grauer....................................          --           --               --
Craig Heimark.......................................          --           --               --
Wilmot J. Nicholson.................................          --           --               --
Edward B. Chez(1)...................................   4,840,920         19.4%            14.9%
All directors and executive officers as a group (12
  people)...........................................  15,435,000         61.8%            47.8%


-------------------------


(1) These shares are held by trusts for the benefit of various members of M. Blair Hull's family. Mr. Chez serves as a co-trustee for each of these trusts and shares voting and dispositive power over these shares. Mr. Chez disclaims beneficial ownership of the shares of our common stock held by these trusts.

                          DESCRIPTION OF CAPITAL STOCK

       The following description summarizes some of the general terms and provisions of our capital stock and our certificate of incorporation and bylaws. This description is not complete and you should refer to our certificate of incorporation and bylaws and to Delaware law for more information.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


       Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. Immediately before the closing of this offering, 25,000,000 shares of our common stock will be outstanding. After the offering, 31,250,000 shares of our common stock will be outstanding if the underwriters do not exercise their over-allotment option, or 32,187,500 shares if the underwriters exercise their over-allotment option in full. No shares of our preferred stock are currently outstanding.


COMMON STOCK

       Our certificate of incorporation authorizes us to issue 100,000,000 shares of our common stock. All holders of our common stock will share equally on a per share basis in all dividends and other distributions which our Board declares out of funds legally available for that purpose. Each stockholder is entitled to one vote for each share of common stock which the stockholder owns on all matters submitted to a vote of our stockholders. Our certificate of incorporation does not provide for cumulative voting, which means that the holders of a majority of the shares of our common stock can elect all of our directors. The holders of our common stock do not have any right to convert or have us redeem their shares or any preemptive rights to purchase any of our securities. Upon our liquidation, dissolution or winding-up, all holders of our common stock will share equally on a per share basis in our remaining assets available for distribution after we satisfy all of our liabilities and pay holders of any of our outstanding preferred stock their liquidation preferences. Each outstanding share of common stock is, and all shares of our common stock that we are offering will be, fully paid and nonassessable.

PREFERRED STOCK

       Our certificate of incorporation authorizes us to issue 25,000,000 shares of our preferred stock. Our Board can issue shares of our preferred stock, in one or more series. For each series of our preferred stock, our Board can determine the powers, preferences, rights, qualifications, limitations and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares in the series. As a result, our Board can authorize and issue shares of preferred stock with voting or conversion rights which may adversely affect the voting or other rights of holders of our common stock. In addition, the issuance of preferred stock may delay or prevent a transaction which would cause a change in our control, because the rights given to the holders of a series of preferred stock may prohibit a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction.

CLASSIFIED BOARD OF DIRECTORS

       Our certificate of incorporation provides that our Board may establish the number of our directors, provided that we must have at least three directors and may not have more than 15, except that our Board currently consists of two directors and may until a third initial director is appointed. Our Board will increase its size to seven directors before the closing of the offering. A majority of the remaining directors may fill any vacancy in our Board, including a vacancy resulting from an increase in the size of our Board. Our certificate of incorporation divides our Board into three classes of directors. Messrs. Grauer and Heimark will serve as Class I directors and will hold office until our annual meeting of stockholders in 2000. Messrs. Chapman, Layton and Nicholson will serve as Class II directors and will hold office until our annual meeting in 2001. Messrs. Hull and Margulis will serve as Class III directors and will hold office until our annual meeting in 2002. As the term of each class expires, the directors elected to that class will hold office for three years, unless they die or resign or are removed before that time. As a result, at least two annual meetings of stockholders, instead of one, will generally be required to change a majority of our directors. Also, our stockholders can only remove directors for cause by the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock entitled to vote in the election of directors.


       We believe that our classified Board and the inability of our stockholders to remove directors without cause or to fill vacancies on our Board will help ensure the continuity and stability of our business strategy and policies from year to year. However, it also makes the removal of incumbent directors more time-consuming and difficult. This may discourage third parties from attempting to obtain control of our firm, even if the change in control would be in the best interests of our stockholders.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND BUSINESS PROPOSALS

       We have adopted advance notice provisions in our bylaws which require our stockholders to present their nominations for directors or other business proposals for our annual meeting within a specified time frame. In general, stockholders must deliver their notice of nominations or business proposals to our Secretary not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting of stockholders. Any nominations must include all information relating to the nominated person which is required to be disclosed in proxy statements under the Securities Act. Any business proposals must include:

       - a brief description of the business proposal;

       - the reason for conducting that business at the annual meeting;

       - any material interest of the proposing stockholder in that business;
         and

       - the name, address and number of shares owned by the proposing stockholder.

These requirements make the election of new directors not nominated by our Board more time-consuming and difficult, which may discourage third parties from attempting to obtain control of our firm, even if the change in control would be in the best interests of our stockholders.

AMENDMENT OF BYLAWS AND CERTIFICATE OF INCORPORATION


       Our certificate of incorporation requires the approval of 66 2/3% or more of the outstanding shares of capital stock entitled to vote to amend our by-laws or the provisions of our certificate of incorporation relating to the classification and composition of our Board. This requirement may discourage third parties from attempting to obtain control of our firm.

DELAWARE BUSINESS COMBINATION STATUTE

       We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction which would cause a change in our control. In addition, our certificate of incorporation contains some provisions which may delay or prevent this type of transaction, even if our stockholders consider the transaction to be in their best interests.

       After the offering, we will be subject to Delaware's anti-takeover laws. Delaware law prohibits a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for three years after the stockholder becomes an interested stockholder, unless the corporation's board of directors and stockholders approve the business combination in a prescribed manner. An "interested stockholder" is a person who directly or indirectly owns 15% or more of the corporation's outstanding voting stock. A "business combination" includes a merger, asset sale or other transaction which results in a financial benefit to the interested stockholder. Delaware law does not prohibit these business combinations if:

               (1) the corporation's board approves either the business combination or the transaction, which results in the stockholder becoming an interested stockholder before the stockholder becomes an interested stockholder;

               (2) after the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation's outstanding stock; or

               (3) the corporation's board approves the business combination and the holders of at least two-thirds of the corporation's outstanding voting stock which the interested stockholder does not own authorize the business combination.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

               (1) any breach of the director's duty of loyalty to us or our stockholders;

               (2) misconduct or a knowing violation of law;

               (3) liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

               (4) any transaction from which the director derives an improper personal benefit.

       Our certificate of incorporation and bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation and bylaws also permit us to indemnify and advance expenses to our employees and agents if our Board approves it.

TRANSFER AGENT AND REGISTRAR


       The transfer agent and registrar for our common stock is Harris Trust and Savings Bank. Its address is 311 West Monroe Street, Chicago, Illinois 60606 and its telephone number at this location is 1-800-969-6715.

LISTING

       We will apply to list our common stock on the Nasdaq National Market under the trading symbol "HULL."

                        SHARES ELIGIBLE FOR FUTURE SALE

       Before this offering, no public market has existed for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of those sales, may reduce the market price of our common stock and make it more difficult for us to raise capital by issuing additional stock.


       After the offering, 31,250,000 shares of our common stock will be outstanding if the underwriters do not exercise their over-allotment option and no holders of our outstanding options exercise those options. Of those shares, the 6,250,000 shares which we are offering in the offering will be freely tradable without restriction or further registration under the Securities Act, except for shares which our affiliates purchase. Shares which our affiliates purchase will be subject to the volume and other limitations of Rule 144 under the Securities Act. Our directors and officers will own the remaining 25,000,000 shares. All of these remaining shares will be subject to the volume and other limitations of Rule 144.


       In general, under Rule 144, a stockholder who has owned our common stock for at least one year may, within any three-month period, sell up to the greater of:


       - 1% of the total number of shares of our common stock then outstanding, which will equal approximately 312,500 shares immediately after the offering; and


       - the average weekly trading volume of our common stock on the Nasdaq National Market during the four weeks before the person files a notice on Form 144 for that sale.

       Sales of shares under Rule 144 are also subject to manner of sale and notice requirements and requirements as to the availability of current public information about us. Under Rule 144, a stockholder who has not been our affiliate for at least 90 days and who has beneficially owned shares of our common stock for at least two years may sell those shares without complying with the volume limitations or other requirements of Rule 144.

       Our directors and officers have agreed not to sell, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation until at least 180 days after the date of this prospectus.


       At the closing of this offering, options to purchase approximately 2,599,208 shares of our common stock will be outstanding. After the offering, we plan to file a registration statement on Form S-8 under the Securities Act covering 9,375,000 shares of our common stock which are reserved for issuance under our option plans. This registration statement will become effective automatically when we file it. Shares of our common stock registered under this registration statement will be available for sale in the open market, subject to vesting restrictions. Any sales of these shares will be subject to the volume limitations of Rule 144 described above.

                                  UNDERWRITING

       Subject to the terms and conditions contained in the underwriting
agreement dated              , 1999, the underwriters named below, who are
represented by Donaldson, Lufkin & Jenrette Securities Corporation, ABN AMRO Incorporated and Putnam, Lovell, de Guardiola & Thornton, Inc. have severally agreed to purchase from us the respective number of shares set forth opposite their names below.

                                                               NUMBER OF
                                                                 SHARES
UNDERWRITERS:
  Donaldson, Lufkin & Jenrette Securities Corporation.......
  ABN AMRO Incorporated.....................................
  Putnam, Lovell, de Guardiola & Thornton, Inc. ............
                                                               ----------

     Total..................................................
                                                               ==========

       The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to other specified conditions. The underwriting agreement provides that the underwriters are obligated to purchase and accept delivery of all of the shares (other than those shares covered by the over-allotment option described below) if they purchase any of the shares.

       The underwriters initially propose to offer some of the shares directly to the public at the public offering price on the cover page of this prospectus and some of the shares to dealers at the public offer price less a concession
not in excess of $     per share. The underwriters may allow, and such dealers
may re-allow, a concession not in excess of $     per share on sales to other
dealers. After the initial offering of shares to the public, the representatives may change the public offering price and such concessions at any time without notice.


       DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.



       We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to 937,500 additional shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover overallotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to specified conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.


       The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                              NO EXERCISE   FULL EXERCISE
Per share...................................................   $              $
Total.......................................................   $              $

       We estimate the offering expenses will total $1.0 million.

       The underwriters have reserved for sale, at the initial offering price, up to 1,562,500 shares of our common stock for our employees, directors and other individuals associated with us who have expressed an interest in purchasing such shares of common stock in this offering. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.


       We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

       We and our executive officers and directors have agreed that, subject to some exceptions for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

       - offer, pledge, sell, contract to sell, sell or purchase any option or contract to purchase or sell, as applicable, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

       - grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

       - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of common stock.

       We will apply to list the shares of our common stock on the Nasdaq National Market under the trading symbol "HULL."

       Prior to the offering, no public market has existed for our common stock. We will negotiate the initial public offering price for our common stock with the representatives, but the price may not reflect the market price for our common stock after the offering. Among the principal factors which we and the representatives will consider in determining the initial public offering price will be:

       - the information included in this prospectus and otherwise available to the representatives;

       - the history of and prospects for our industry;

       - our past and present operations, including our past and present earnings and current financial position, the ability of our management and our prospects for future earnings; and

       - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies and market conditions for initial public offerings.

       The representatives of the underwriters have advised us that the
underwriters do not expect discretionary sales to exceed   % of the common stock
being offered.

       Our common stock may trade at prices significantly below the initial public offering price. Also, we cannot assure you that an active trading market for our common stock will develop and continue after the offering.

       Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

       In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

       ABN AMRO Incorporated and Putnam, Lovell, de Guardiola & Thornton, Inc. have each provided us with investment banking services in the past, and we anticipate that they will continue to do so in the future. In addition, during the last three years, ABN AMRO or its subsidiaries have paid us to purchase customer information and for trading management services and we have paid ABN AMRO or its subsidiaries for execution services and order flow.

                                 LEGAL MATTERS

       Mayer, Brown & Platt, Chicago, Illinois, will pass on the validity of the shares of our common stock which we are offering for us. Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois, will pass on legal matters for the underwriters.

                                    EXPERTS


       We have included our consolidated financial statements as of December 31, 1997 and for the years ended December 31, 1996 and 1997 in this prospectus in reliance on the report of Schultz & Chez, L.L.P., independent public accountants, given on the authority of that firm as experts in accounting and auditing. We have included our consolidated financial statements as of and for the year ended December 31, 1998 in this prospectus in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.



       On March 5, 1999, we dismissed Schultz & Chez as our principal accountant to audit our financial statements and engaged Ernst & Young as our principal accountant to audit our financial statements for the year ended December 31, 1998. The decision to change accountants was approved by our executive committee.



       Schultz & Chez's report on our financial statements for the year ended December 31, 1997 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of our financial statements for the year ended December 31, 1997, and in subsequent interim periods through the date of dismissal, there was never any disagreement with Schultz & Chez on any matter of accounting principle or practice, financial statement disclosure or auditing scope of procedure, which disagreement, if not resolved to the satisfaction of Schultz & Chez, would have caused it to make reference to the subject matter of the disagreement in connection with its report. In addition, there has never been a reportable event as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K under the Securities Exchange Act.



       Prior to engaging Ernst & Young, we had never consulted Ernst & Young concerning either:



               (1) the application of accounting principles to a specified completed or uncompleted transaction;



               (2) the type of audit opinion that might be rendered on our financial statements;



               (3) a written report or oral advice that the new accountant concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue; or



               (4) any matter that was the subject of a reportable event as described in paragraph (a)(1)(v) of Item 304.


                             ADDITIONAL INFORMATION

       After this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. After we receive approval of our common stock for listing on the Nasdaq Stock Market, you may also read any document we file with the SEC at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

       We filed a registration statement on Form S-1 with the SEC. This prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for more information about us and our common stock. Statements in this prospectus about any contract or any other document are not necessarily complete and you should refer to the copy of that contract or other document which we filed as an exhibit to the registration statement. You may read a copy of the registration statement at any of the sources described above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
CONSOLIDATED FINANCIAL STATEMENTS OF HULL TRADING COMPANY,
  L.L.C. AND SUBSIDIARIES
Report of Independent Auditors..............................   F-2
Report of Independent Auditors..............................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998..........................   F-4
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1998................................   F-5
Consolidated Statements of Members' Equity for the years
  ended December 31, 1996, 1997 and 1998....................   F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998..........................   F-7
Notes to Consolidated Financial Statements..................   F-8
UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF HULL
  AND ASSOCIATES, L.L.C. AND SUBSIDIARIES
Unaudited Interim Consolidated Statements of Operations for
  the three months ended March 31, 1998 and 1999............  F-15
Unaudited Interim Consolidated Statement of Financial
  Condition as of March 31, 1999............................  F-16
Unaudited Interim Consolidated Statement of Members' Equity
  for the three months ended March 31, 1999.................  F-17
Unaudited Interim Consolidated Statements of Cash Flows for
  the three months ended March 31, 1998 and 1999............  F-18
Notes to Interim Unaudited Consolidated Financial
  Statements................................................  F-19
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Consolidated Statements of Operations...  F-21
Unaudited Pro Forma Consolidated Statements of Financial
  Condition.................................................  F-23
Notes to Unaudited Pro Forma Consolidated Financial
  Statements................................................  F-24

                             ---------------------

The Hull Group Inc. is a holding company that was newly formed in connection with the Offering and, accordingly, has not previously engaged in any business operations, acquired any assets or incurred any liabilities other than in connection with the Offering. Accordingly, the historical financial statements of The Hull Group Inc. are not included in this Prospectus because management has determined that they are not material to an investment decision.

                         REPORT OF INDEPENDENT AUDITORS

The Members
Hull Trading Company, L.L.C.

       We have audited the accompanying consolidated statement of financial condition of Hull Trading Company, L.L.C. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, members' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hull Trading Company, L.L.C. and subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            SCHULTZ & CHEZ, L.L.P.

Chicago, Illinois
February 5, 1998

                         REPORT OF INDEPENDENT AUDITORS

The Members
Hull Trading Company, L.L.C.

       We have audited the accompanying consolidated statement of financial condition of Hull Trading Company, L.L.C. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

       We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hull Trading Company, L.L.C. and subsidiaries at December 31, 1998, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Chicago, Illinois
April 30, 1999

                          HULL TRADING COMPANY, L.L.C.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1997       1998
REVENUES:
Principal transactions......................................  $60,443   $109,637   $ 96,234
Asset management fees.......................................    6,675     11,610      9,995
Interest & dividends........................................   17,525     61,137     45,489
Other income................................................      478      1,210      1,127
                                                              -------   --------   --------
  Total revenues............................................   85,121    183,594    152,845
Interest & dividend expense.................................   14,669     67,350     49,732
                                                              -------   --------   --------
  Net revenues..............................................   70,452    116,244    103,113
OPERATING EXPENSES:
Compensation................................................   17,225     23,603     25,400
Exchange, clearing & brokerage..............................    8,784     17,496     20,315
Communications & technology.................................    2,545      3,027      4,153
Occupancy...................................................    1,386      1,398      2,119
Professional fees...........................................    1,148      2,120      2,897
Depreciation & amortization.................................    2,059      2,411      2,897
Other operating expenses....................................    3,262      6,134      4,771
                                                              -------   --------   --------
  Total operating expenses..................................   36,409     56,189     62,552
                                                              -------   --------   --------
Income before income taxes..................................   34,043     60,055     40,561
Foreign income taxes........................................      343      7,308     10,901
                                                              -------   --------   --------
  Net income................................................  $33,700   $ 52,747   $ 29,660
                                                              =======   ========   ========

                            See accompanying notes.

                          HULL TRADING COMPANY, L.L.C.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                           ASSETS

Cash........................................................  $    2,925   $    2,723
Receivables from clearing brokers...........................      77,275       24,123
Securities owned............................................   1,536,559    1,723,793
Investments in private investment funds.....................      10,334       16,990
Property, leasehold improvements and equipment, net.........       4,922        7,128
Other assets................................................      20,277       18,338
                                                              ----------   ----------
                                                              $1,652,292   $1,793,095
                                                              ==========   ==========

              LIABILITIES AND MEMBERS' EQUITY

Short-term borrowings.......................................  $    5,192   $   10,107
Payables to clearing brokers................................     141,961      354,158
Securities sold, not yet purchased..........................   1,384,847    1,281,634
Compensation payable........................................      14,554       25,452
Income taxes payable........................................       7,241       18,038
Accrued expenses and other liabilities......................       5,790        8,127
                                                              ----------   ----------
                                                               1,559,585    1,697,516
          Members' equity...................................      92,707       95,579
                                                              ----------   ----------
          Total liabilities and members' equity.............  $1,652,292   $1,793,095
                                                              ==========   ==========

                            See accompanying notes.

                          HULL TRADING COMPANY, L.L.C.
                                AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
Beginning of year...........................................  $ 60,303   $ 74,947   $ 92,707
Member contributions........................................     3,672      5,014      5,231
Member distributions........................................   (22,728)   (40,001)   (32,019)
Net income..................................................    33,700     52,747     29,660
                                                              --------   --------   --------
End of year.................................................  $ 74,947   $ 92,707   $ 95,579
                                                              ========   ========   ========

                            See accompanying notes.

                          HULL TRADING COMPANY, L.L.C.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1996        1997        1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................  $  33,700   $  52,747   $  29,660
Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
  Depreciation & amortization.............................      2,059       2,411       2,897
  Gain on sales of exchange memberships...................         --          --        (498)
  Equity in net income of private investment funds........     (1,499)     (2,100)     (1,606)
  Decrease (increase) in receivables from clearing
     brokers..............................................     59,428     (73,315)     53,152
  (Increase) in securities owned..........................   (394,360)   (676,940)   (187,234)
  Decrease (increase) in other assets.....................      3,083      (4,739)      1,363
  Increase (decrease) to payables to clearing brokers.....    127,426     (18,038)    212,197
  Increase (decrease) in securities sold, not yet
     purchased............................................    169,621     745,097    (103,213)
  Increase (decrease) compensation payable................      4,361       1,588      (3,398)
  Increase (decrease) in income taxes payable.............     (1,183)      6,940      10,797
  Increase (decrease) in accrued expenses and other
     liabilities..........................................     (7,146)      2,511       2,337
                                                            ---------   ---------   ---------
Net cash provided by (used in) operating activities.......     (4,510)     36,162      16,454

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, leasehold improvements and
  equipment...............................................     (2,156)     (3,229)     (5,103)
Sales/purchases of exchange memberships...................         --        (228)      1,074
Investments in private investment funds...................     (1,084)         --      (5,050)
                                                            ---------   ---------   ---------
Net cash used in investing activities.....................     (3,240)     (3,457)     (9,079)

CASH FLOWS FROM FINANCING ACTIVITIES:
Member contributions......................................      3,672       5,014       5,231
Member distributions......................................    (22,078)    (33,869)    (17,723)
Increase (decrease) in short-term borrowings, net.........      8,706      (3,514)      4,915
(Decrease) in liabilities subordinated to claims of
  general creditors.......................................     (6,000)         --          --
                                                            ---------   ---------   ---------
Net cash used in financing activities.....................    (15,700)    (32,369)     (7,577)
                                                            ---------   ---------   ---------
Net increase (decrease) in cash...........................    (23,450)        336        (202)
Cash at beginning of year.................................     26,039       2,589       2,925
                                                            ---------   ---------   ---------
Cash at end of year.......................................  $   2,589       2,925   $   2,723
                                                            =========   =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest....................................  $  10,126   $  63,315   $  44,767
Cash paid for foreign income taxes........................      1,526         368         104

SUPPLEMENTAL DISCLOSURE OF NON-CASH OPERATING AND
  FINANCING ACTIVITY:
Compensation payable to members reflected as member
  distributions...........................................        650       6,132      14,296

                            See accompanying notes.

                          HULL TRADING COMPANY, L.L.C.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION

       Hull Trading Company, L.L.C. ("Hull"), an Illinois limited liability company, and its wholly-owned subsidiaries Hull Trading GmbH ("GmbH"), Hull Trading Asia, and Hull Trading U.K. Ltd., operate as market makers and traders in exchange-traded equity derivatives and equity securities. Hull is a registered broker-dealer with the Securities and Exchange Commission. Hull Equity Management, L.L.C. ("HEM"), a wholly-owned subsidiary of Hull, operates as the general partner and investment manager for a series of limited partnerships and limited liability companies.

       The consolidated financial statements are presented in U.S. dollars and include the accounts of Hull Trading Company, L.L.C. and its wholly-owned subsidiaries (collectively, "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior years amounts were reclassified to conform with the 1998 presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

       Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED

       Securities owned and securities sold, not yet purchased are valued at market value based on listed market prices. Unrealized gains and losses are reflected in principal transactions on the consolidated statements of operations. Securities sold, not yet purchased represent obligations of the Company to purchase the securities at prevailing market prices. The ultimate gains or losses recognized are dependent upon the prices at which these securities are purchased to settle the obligation under the sales commitments. Securities transactions are recorded on the trade date.

  FUTURES TRANSACTIONS

       Futures contracts are valued at market value based on exchange settlement prices. Unrealized gains and losses on futures contracts are reflected in principal transactions in the consolidated statements of operations.

  PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

       Property, leasehold improvements and computer software are recorded at cost. Equipment and furniture is depreciated over their estimated useful lives using accelerated methods. Leasehold improvements are amortized over the respective lease term using the straight-line method. Computer software is depreciated over five years using the straight-line method. At

                          HULL TRADING COMPANY, L.L.C.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1997 and 1998, accumulated depreciation and amortization totaled $11,977 and $14,117, respectively.

  FOREIGN CURRENCIES

       Assets and liabilities in foreign currencies are translated into U.S. dollars using current exchange rates at the date of the consolidated statements of financial condition. Revenues and expenses are translated at average rates during the period. The functional currency of the Company's wholly-owned foreign subsidiaries is the U.S. dollar. The foreign exchange gains and losses resulting from these transactions are included in other operating expenses in the consolidated statements of operations. Foreign exchange gains (losses) for the years ended December 31, 1996, 1997 and 1998 were $(1,016), $(1,709) and $1,111, respectively.

  INCOME TAXES

       No provision has been made for U.S. federal and state income taxes as the taxable income or loss of the Company is included in the respective income tax returns of the members. A provision has been made for foreign income taxes related to Hull's earnings from its foreign subsidiaries.

  INVESTMENTS IN PRIVATE INVESTMENT FUNDS

       Investments in a series of limited partnerships and limited liability companies (collectively, "private investment funds") are accounted for using the equity method, under which the Company's share of net income or loss is reflected in income as earned and distributions received, if any, are reductions of the investments.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

       All of the Company's financial instruments are carried at fair value or amounts approximating fair value.

  COMPREHENSIVE INCOME

       The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 131, Reporting Comprehensive Income, that requires companies to report all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The Company has not presented consolidated statements of comprehensive income because it does not have any items of "other comprehensive income."

  RECENT ACCOUNTING PRONOUNCEMENTS

       In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). This statement requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company currently expenses its costs of computer

                          HULL TRADING COMPANY, L.L.C.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

software developed or obtained for internal use and is evaluating the impact of adopting SOP 98-1.

       In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 1999. The new rules establish standards requiring that all derivative financial instruments be recognized and measured at fair value regardless of the purpose or intent for holding them. SFAS No. 133 also reduces certain previously required quantitative disclosures relating to derivative financial instruments held or issued for trading purposes. The adoption of SFAS No. 133 is not expected to have a significant impact on the Company's consolidated financial statements.

3. SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED

       Securities owned and securities sold, not yet purchased consisted of the following:

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                                  (IN THOUSANDS)
Owned:
  Equities..................................................  $  560,039   $  619,039
  Options...................................................     976,520    1,104,754
                                                              ----------   ----------
                                                              $1,536,559   $1,723,793
                                                              ==========   ==========
Sold, Not Yet Purchased:
  Equities..................................................  $  311,051   $  249,243
  Options...................................................   1,073,796    1,032,391
                                                              ----------   ----------
                                                              $1,384,847   $1,281,634
                                                              ==========   ==========

4. SHORT-TERM BORROWINGS

       GmbH has a credit facility with a bank under which GmbH borrows on a revolving basis. The borrowing is collateralized with securities owned by GmbH. Interest is variable based on STIBOR and payable monthly. The interest rate at December 31, 1997 and 1998 was 5.3% and 4.3%, respectively.

                          HULL TRADING COMPANY, L.L.C.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. INVESTMENTS IN PRIVATE INVESTMENT FUNDS

       HEM is the general partner or managing member of private investment funds that engage in various equity investment strategies. The Company also owns interests in these private investment funds. Summary financial information for these private investment funds at December 31, 1997 and 1998, and for the years then ended, was as follows:

                                                                 1997       1998
                                                                 (IN THOUSANDS)
Total assets................................................   $322,689   $584,323
Total liabilities...........................................    246,750    491,427
Total capital...............................................     75,939     92,896
Net income..................................................     25,211     17,205
Company's carrying value....................................     10,334     16,990
Company's pro-rata share of net income......................      2,100      1,606

       The Company's pro-rata share of net income from the above private investment funds for the year ended December 31, 1996 was approximately $1,499. These amounts are reflected as principal transactions in the consolidated statements of operations.

       HEM's fee income from these private investment funds consists of incentive fees, management fees and administrative and technology fees, as provided for in each respective investment fund agreement. HEM earned fees of $6,675, $11,610, and $9,995 in 1996, 1997 and 1998, respectively. These amounts are reflected as asset management fees in the consolidated statements of operations.

6. REGULATORY MATTERS

       Hull is subject to the Securities and Exchange Commission's ("SEC") Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. Hull has elected to compute net capital using the alternative method, permitted by the Rule, which requires that Hull maintain minimum net capital, as defined, equal to $250. At December 31, 1998, Hull had net capital and net capital requirements of approximately $19,300 and $250, respectively.

       Certain other subsidiaries of Hull are also subject to capital adequacy requirements of the countries in which they operate. As of December 31, 1998, these subsidiaries were in compliance with their local capital adequacy requirements.

       Advances, dividend payments and other equity distributions from regulated subsidiaries may be restricted by the regulations of various regulatory agencies. These restrictions may limit the amounts that these subsidiaries pay as dividends or advances.

                          HULL TRADING COMPANY, L.L.C.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES

       The Company rents office space under leases containing real estate tax and operating expense escalation clauses. The Company's principal lease is cancelable upon ninety days written notice with a cancellation fee. At December 31, 1998, future non-cancelable minimum commitments under leases with remaining terms exceeding one year were as follows (in thousands):

1999........................................................  $  901
2000........................................................     920
2001........................................................     864
2002........................................................     752
2003........................................................     772
Thereafter..................................................     152
                                                              ------
                                                              $4,361
                                                              ======

       Rent expense for the years ended December 31, 1996, 1997 and 1998 was approximately $1,153, $1,137 and $1,755, respectively.

       At December 31, 1997 and 1998, Hull was contingently liable in the amount of $2,500 under bank letters of credit used in lieu of certain cash deposits.

8. DERIVATIVE FINANCIAL INSTRUMENTS

       Derivative contracts are financial instruments whose value is based upon an underlying asset, index, reference rate or a combination of these factors. The Company uses derivative financial instruments as part of its market-making business and its overall risk management process. These financial instruments, which generally include exchange-traded options and futures contracts and forward contracts involving foreign currencies, expose the Company to varying degrees of market, credit, and foreign currency risk. The Company records its derivative trading activities at market or fair value and unrealized gains and losses are recognized currently.

       The Company's market-making and trading activities expose the Company to market risk. Market risk is the potential change in an instrument's value caused by fluctuations in interest and currency exchange rates, equity prices, credit spreads, or other risks.

       Credit risk arises from the possible inability of counterparties to meet the terms of their contracts. Substantially all derivative financial instruments entered into by the Company are exchange-traded. For exchange-traded contracts, the clearing organization acts as the counterparty of specific transactions and, therefore, bears the risk of delivery to and from counterparties to specific positions. The credit risk associated with foreign currency forward contracts, which are generally entered into by the Company with major international dealers, is typically limited to the cost of replacing all contracts on which the Company has recorded an unrealized gain.

                          HULL TRADING COMPANY, L.L.C.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

       The fair values of derivative financial instruments at December 31, 1997 and 1998 were as follows:

                                                           FAIR VALUES
                                        -------------------------------------------------
                                                 1997                      1998
                                        ----------------------   ------------------------
                                         ASSETS    LIABILITIES     ASSETS     LIABILITIES
Options...............................  $976,520   $1,073,796    $1,104,754   $1,032,391

       The fair values of futures contracts are not disclosed. Fair values for exchange-traded futures contracts are based on listed market prices. Futures contracts are settled in cash daily and therefore the receivable or payable is limited to one day's price move. The fair values of forward contracts at December 31, 1997 and 1998 were not significant.

       The following table presents the average fair values of derivative financial instruments for 1997 and 1998, calculated on a monthly basis:

                                                       AVERAGE FAIR VALUES
                                        -------------------------------------------------
                                                 1997                      1998
                                        ----------------------   ------------------------
                                         ASSETS    LIABILITIES     ASSETS     LIABILITIES
Options...............................  $988,142   $  959,225    $1,378,609   $  841,207

       The notional or contractual amounts of derivative financial instruments at December 31, 1997 and 1998, were as follows, in millions:

                                                                 NOTIONAL OR
                                                                 CONTRACTUAL
                                                                   AMOUNTS
                                                              -----------------
                                                               1997      1998
Options purchased...........................................  $26,456   $30,364
Options written.............................................   26,618    25,969
Futures.....................................................      220     1,712

       The gross notional or contractual amounts of derivative financial instruments represent the volume of these transactions and not the amount potentially subject to market risk.

       Substantially all revenues from principal transactions involve equities and equity derivatives, including options and futures contracts.

9. AGREEMENTS WITH CLEARING BROKERS

       The Company has clearing agreements with two principal clearing brokers. The Company earns interest income and/or incurs interest expense on balances due from/to these clearing brokers. At December 31, 1997 and 1998, substantially all of the Company's securities owned, securities sold, not yet purchased and receivables/payables from/to clearing brokers are amounts held by or due from/to these clearing brokers.

                          HULL TRADING COMPANY, L.L.C.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

       The Company has not presented business segment data in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, because it operates predominantly in one business segment, the business of market-making and trading in securities.

       The Company's net revenues by geographic area are summarized below. Amounts are determined principally by the respective legal jurisdiction of the Company's subsidiaries.

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1996       1997       1998
United States.........................................  $59,987   $ 80,054   $ 44,639
Europe................................................    9,518     35,206     51,571
Asia..................................................      947        984      6,903
                                                        -------   --------   --------
Total.................................................  $70,452   $116,244   $103,113
                                                        =======   ========   ========

       Income before income taxes included approximately $1,454, $15,674 and $28,613 of earnings attributable to non-U.S. subsidiaries for 1996, 1997 and 1998, respectively.

11. SUBSEQUENT EVENTS

       During the period from January 1, 1999 to April 30, 1999, members made contributions of $6,825 and distributions of $13,939.

       On January 1, 1999, Hull Trading Company, L.L.C., an Illinois limited liability company, changed its name to Hull and Associates, L.L.C. Simultaneously, a new wholly-owned entity, Hull Trading Company, L.L.C., a Delaware limited liability company, was formed and substantially all of the U.S. market-making and trading operations were transferred at book value from Hull Trading Company, L.L.C. into Hull and Associates, L.L.C. At January 1, 1999, after giving effect to this restructuring, the members' equity of Hull and Associates, L.L.C. and Hull Trading Company, L.L.C. (a Delaware limited liability company), was approximately $95,579 and $48,933, respectively.

                          HULL AND ASSOCIATES, L.L.C.
                                AND SUBSIDIARIES

                         UNAUDITED INTERIM CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                               1998         1999
REVENUES:
Principal transactions......................................  $20,395      $37,640
Asset management fees.......................................    2,736        1,099
Interest & dividends........................................   13,169       12,795
Other income................................................      394          119
                                                              -------      -------
  Total revenues............................................   36,694       51,653
Interest & dividend expense.................................   12,741       14,614
                                                              -------      -------
  Net revenues..............................................   23,953       37,039

OPERATING EXPENSES:
Compensation................................................    5,498        7,656
Exchange, clearing & brokerage..............................    5,138        4,894
Communications & technology.................................      825        1,032
Occupancy...................................................      374          676
Professional fees...........................................      660        1,115
Depreciation & amortization.................................      570          714
Other operating expenses....................................    2,046          708
                                                              -------      -------
  Total operating expenses..................................   15,111       16,795
                                                              -------      -------
Income before income taxes..................................    8,842       20,244

Foreign income taxes........................................    1,935        4,469
                                                              -------      -------
  Net income................................................  $ 6,907      $15,775
                                                              =======      =======


                            See accompanying notes.

                          HULL AND ASSOCIATES, L.L.C.
                                AND SUBSIDIARIES

                         UNAUDITED INTERIM CONSOLIDATED
                        STATEMENT OF FINANCIAL CONDITION
                                 (IN THOUSANDS)


                                                                  AS OF
                                                              MARCH 31, 1999
                                                              --------------
                                   ASSETS
Cash........................................................    $    7,033
Receivables from clearing brokers...........................        47,314
Securities owned............................................     1,382,754
Investments in private investment funds.....................        16,559
Property, leasehold improvements and equipment, net.........         7,372
Other assets................................................        18,461
                                                                ----------
                                                                $1,479,493
                                                                ==========

                      LIABILITIES AND MEMBERS' EQUITY

Short-term borrowings.......................................    $       --
Payables to clearing brokers................................       190,224
Securities sold, not yet purchased..........................     1,130,366
Compensation payable........................................        23,845
Income taxes payable........................................        17,571
Accrued expenses and other liabilities......................         8,847
                                                                ----------
                                                                 1,370,853
          Members' equity...................................       108,640
                                                                ----------
          Total liabilities and members' equity.............    $1,479,493
                                                                ==========


                            See accompanying notes.

                          HULL AND ASSOCIATES, L.L.C.
                                AND SUBSIDIARIES

                         UNAUDITED INTERIM CONSOLIDATED
                          STATEMENT OF MEMBERS' EQUITY
                                 (IN THOUSANDS)


                                                               THREE MONTHS
                                                                  ENDED
                                                              MARCH 31, 1999
                                                              --------------
Balance at December 31, 1998................................     $ 95,579
Member contributions........................................        6,825
Member distributions........................................       (9,539)
Net income..................................................       15,775
                                                                 --------
Balance at March 31, 1999...................................     $108,640
                                                                 ========


                            See accompanying notes.

                          HULL AND ASSOCIATES, L.L.C.
                                AND SUBSIDIARIES

                         UNAUDITED INTERIM CONSOLIDATED
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1998        1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $   6,907   $  15,775
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................        570         714
  Equity in net (income) loss of private investment funds...       (538)        431
  Decrease (increase) in receivables from clearing
     brokers................................................     65,948     (23,191)
  Decrease (increase) in other assets.......................      2,508        (123)
  (Increase) decrease in securities owned...................   (819,801)    341,039
  Increase (decrease) to payables to clearing brokers.......     81,891    (163,934)
  Increase (decrease) in securities sold, not yet
     purchased..............................................    677,745    (151,268)
  (Decrease) in compensation payable........................    (11,840)     (5,822)
  Increase (decrease) in income taxes payable...............      1,618        (467)
  Increase in accrued expenses and other liabilities........      1,018         720
                                                              ---------   ---------
Net cash provided by operating activities...................      6,026      13,874
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, leasehold improvements and
  equipment.................................................       (708)       (958)
Investment in private investment funds......................     (1,500)         --
                                                              ---------   ---------
Net cash used in investing activities.......................     (2,208)       (958)
CASH FLOWS FROM FINANCING ACTIVITIES:
Member contributions........................................      5,231       6,825
Member distributions........................................     (5,329)     (5,324)
Decrease in short-term borrowings, net......................     (5,192)    (10,107)
                                                              ---------   ---------
Net cash used in investing activities.......................     (5,290)     (8,606)
                                                              ---------   ---------
Net increase (decrease) in cash.............................     (1,472)      4,310
Cash at beginning of period.................................      2,925       2,723
                                                              ---------   ---------
Cash at end of period.......................................  $   1,453   $   7,033
                                                              =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest......................................  $  10,933   $  13,666
Cash paid for foreign income taxes..........................        317       4,936
SUPPLEMENTAL DISCLOSURE OF NON-CASH OPERATING AND FINANCING
  ACTIVITY:
Compensation payable to members reflected as capital
  distributions.............................................      3,574       4,215


                            See accompanying notes.

                          HULL AND ASSOCIATES, L.L.C.
                                AND SUBSIDIARIES

          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

       The unaudited interim consolidated financial statements of Hull and Associates, L.L.C. (formerly Hull Trading Company, L.L.C., an Illinois limited liability company) included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of financial position, results of operations and cash flows of the Company for the interim periods presented and are not necessarily indicative of a full year's results.

       In preparing the unaudited interim consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

       These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1998.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

       The following unaudited pro forma consolidated statements of operations and financial condition give effect to the reorganization into a corporation and the offering contemplated hereby and the pro forma adjustments, as described in the "Notes to Unaudited Pro Forma Consolidated Financial Statements".

       The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the consolidated financial statements and notes thereto.

       The unaudited pro forma financial information does not purport to represent the results of operations or the financial position of the Company which actually would have occurred had the reorganization and offering been previously consummated or project the results of operations or the financial position of the Company for any future date or period.

                          HULL AND ASSOCIATES, L.L.C.
                                AND SUBSIDIARIES

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            YEAR ENDED DECEMBER 31, 1998
                                                  ------------------------------------------------
                                                                 PRO FORMA          PRO FORMA
                                                  HISTORICAL    ADJUSTMENTS    THE HULL GROUP INC.
REVENUES:
Principal transactions..........................   $ 96,234      $                  $ 96,234
Asset management fees...........................      9,995            --              9,995
Interest & dividends............................     45,489            --             45,489
Other income....................................      1,127            --              1,127
                                                   --------      --------           --------
  Total revenues................................    152,845            --            152,845
Interest & dividend expense.....................     49,732            --             49,732
                                                   --------      --------           --------
  Net revenues..................................    103,113            --            103,113

OPERATING EXPENSES:
Compensation....................................     25,400         8,776(c)          41,045
                                                                    6,869(d)
Exchange, clearing & brokerage..................     20,315            --             20,315
Communications & technology.....................      4,153            --              4,153
Occupancy.......................................      2,119            --              2,119
Professional fees...............................      2,897            --              2,897
Depreciation & amortization.....................      2,897            --              2,897
Other operating expenses........................      4,771            --              4,771
                                                   --------      --------           --------
  Total operating expenses......................     62,552        15,645             78,197
                                                   --------      --------           --------
Income before income taxes......................     40,561       (15,645)            24,916

Income taxes....................................     10,901          (685)(a)         10,216
                                                   --------      --------           --------
  Net income....................................   $ 29,660      $(14,960)          $ 14,700
                                                   ========      ========           ========
Weighted average shares outstanding:
  Basic and diluted.............................                                      25,000(f)
                                                                                    ========
Net income per share:
  Basic and diluted.............................                                    $   0.59
                                                                                    ========


                            See accompanying notes.

                          HULL AND ASSOCIATES, L.L.C.
                                AND SUBSIDIARIES

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          THREE MONTHS ENDED MARCH 31, 1999
                                                    ----------------------------------------------
                                                                  PRO FORMA         PRO FORMA
                                                    HISTORICAL   ADJUSTMENTS   THE HULL GROUP INC.
REVENUES:
Principal transactions............................   $37,640       $    --           $37,640
Asset management fees.............................     1,099            --             1,099
Interest & dividends..............................    12,795            --            12,795
Other income......................................       119            --               119
                                                     -------       -------           -------
  Total revenues..................................    51,653            --            51,653
Interest & dividend expense.......................    14,614            --            14,614
                                                     -------       -------           -------
  Net revenues....................................    37,039            --            37,039
OPERATING EXPENSES:
Compensation......................................     7,656         5,059(c)         13,686
                                                                       971(d)
Exchange, clearing & brokerage....................     4,894            --             4,894
Communications & technology.......................     1,032            --             1,032
Occupancy.........................................       676            --               676
Professional fees.................................     1,115            --             1,115
Depreciation & amortization.......................       714            --               714
Other operating expenses..........................       708            --               708
                                                     -------       -------           -------
  Total operating expenses........................    16,795         6,030            22,825
                                                     -------       -------           -------
Income before income taxes........................    20,244        (6,030)           14,214

Income taxes......................................     4,469         1,359(a)          5,828
                                                     -------       -------           -------
  Net income......................................   $15,775       $(7,389)          $ 8,386
                                                     =======       =======           =======
Weighted average shares outstanding:
  Basic and diluted...............................                                    25,000(f)
                                                                                     =======
Net income per share:
  Basic and diluted...............................                                   $  0.34
                                                                                     =======


                            See accompanying notes.

                          HULL AND ASSOCIATES, L.L.C.
                                AND SUBSIDIARIES

                        UNAUDITED PRO FORMA CONSOLIDATED
                       STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)


                                                                  AS OF MARCH 31, 1999
                                                         --------------------------------------
                                                                                     PRO FORMA
                                                                       PRO FORMA      THE HULL
                                                         HISTORICAL   ADJUSTMENTS    GROUP INC.
                        ASSETS
Cash...................................................  $    7,033    $  (7,033)(e) $       --
Receivables from clearing brokers......................      47,314      (11,383)(e)     35,931
Securities owned.......................................   1,382,754            -      1,382,754
Investments in private investment funds................      16,559           --         16,559
Property, leasehold improvements and equipment, net....       7,372           --          7,372
Other assets...........................................      18,461        9,776(b)      28,237
                                                         ----------    ---------     ----------
                                                         $1,479,493    $  (8,640)    $1,470,853
                                                         ==========    =========     ==========

LIABILITIES AND MEMBERS' EQUITY/
STOCKHOLDERS' EQUITY

Short-term borrowings..................................  $       --    $      --     $       --
Payables to clearing brokers...........................     190,224           --        190,224
Securities sold, not yet purchased.....................   1,130,366           --      1,130,366
Compensation payable...................................      23,845           --         23,845
Income taxes payable...................................      17,571           --         17,571
Accrued expenses and other liabilities.................       8,847           --          8,847
                                                         ----------    ---------     ----------
                                                          1,370,853           --      1,370,853
Members' equity........................................     108,640      (90,224)
                                                                         (18,416)(e)         --
Stockholders' equity:
  Common stock, par value $.01 per share; 100,000
     shares authorized, 25,000 shares issued and
     outstanding.......................................          --          250            250
  Additional paid-in capital...........................          --        9,526(b)     114,683
                                                                 --       14,933(d)          --
                                                                 --       90,224             --
  Retained earnings....................................          --           --             --
  Unearned compensation................................          --      (14,933)(d)    (14,933)
                                                         ----------    ---------     ----------
          Total stockholders' equity...................                  100,000        100,000
                                                         ----------    ---------     ----------
          Total liabilities and members'
            equity/stockholders' equity................  $1,479,493    $  (8,640)    $1,470,853
                                                         ==========    =========     ==========


                            See accompanying notes.

                          HULL AND ASSOCIATES, L.L.C.
                                AND SUBSIDIARIES

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

1. REORGANIZATION AND INITIAL PUBLIC OFFERING


       Prior to the initial public offering (the "Offering"), Hull and Associates, L.L.C. will become a wholly owned subsidiary of The Hull Group Inc. ("The Hull Group"). The Hull Group is a newly formed company, incorporated in May 1999 in the state of Delaware, with no significant assets or liabilities and which has not engaged in any substantial business activities prior to the Offering. The Hull Group, prior to the Offering, will have 25,000,000 shares issued and outstanding. The Hull Group intends to sell 6,250,000 shares of common stock as part of the Offering. For pro forma purposes, the common stock offering and, where applicable, the related transactions reflect an assumed initial public offering price of $14.00 per share.


2. PRO FORMA ADJUSTMENTS

  (a) Provision for Income Taxes. Adjustment to reflect additional income taxes related to the conversion from a limited liability company (L.L.C.) to a "C" corporation under SFAS No. 109 at an effective tax rate of 41%.

  (b) Deferred Tax Asset. Adjustment to reflect the tax benefit of the liability for member distributions recorded prior to the conversion to a "C" corporation.

  (c) Compensation, excluding IPO Awards. Adjustment for additional compensation expense to reflect incentive-based compensation to members previously reflected as distributions of members' equity.


  (d) IPO Awards. Adjustment to reflect the amortization of the 1,066,667 shares of restricted stock awarded to employees under the 1999 Special Restricted Stock Plan ("the Plan"). The restricted stock will have a value of $14.9 million, based on the estimated initial public offering of the stock, approximately 46% of which will be amortized as a non-cash expense in the year of grant. The remaining amortization will occur over the four years following the year of grant. The restricted stock awarded will be accounted for as a capital contribution to the Company as the Plan is being funded by shares owned by the principal stockholder.



          The stock options to purchase 2,599,208 shares of common stock awarded to employees and directors will be accounted for pursuant to Accounting Principles Board Opinion ("APB") No. 25, as permitted by paragraph 5 of SFAS No. 123. Since these options will have no intrinsic value as of the date of grant, no compensation expense will be recognized pursuant to APB No. 25. The estimated weighted-average fair value of these options on the date of grant is $6.90 using a Black-Scholes option pricing model. If SFAS No. 123 had been applied, compensation expense of $4,076 and $1,019 would have been included in the pro forma consolidated statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. The fair value of each

                          HULL AND ASSOCIATES, L.L.C.
                                AND SUBSIDIARIES

                          NOTES TO UNAUDITED PRO FORMA
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


          option grant is estimated on the assumed date of grant using the following assumptions:



          Risk-free interest rate....................................         5%
          Expected volatility........................................        50%
          Dividend yield.............................................         0%
          Weighted average expected life.............................    5 years


  (e) Cash Distributions. Adjustment to reflect certain anticipated cash distributions to the members of Hull and Associates, L.L.C. prior to the Offering in accordance with the Company's limited liability company operating agreement, including distributions for member income taxes related to the Company's earnings. Such distributions will reduce stockholders' equity at the date of the reorganization, and prior to the offering, to $100 million.


  (f) Pro Forma Common Shares. Basic and diluted common shares outstanding of 25,000,000 prior to the Offering includes the common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    , 1999

                                  [HULL LOGO]

                              THE HULL GROUP INC.


                        6,250,000 SHARES OF COMMON STOCK


                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE

                              ABN AMRO ROTHSCHILD
                      A DIVISION OF ABN AMRO INCORPORATED

                 PUTNAM, LOVELL, DE GUARDIOLA & THORNTON, INC.

                            ------------------------


                                 DLJDIRECT INC.


--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representation as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of The Hull Group Inc. have not changed since the date hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until                  , 1999, the date which is 25 days after the date of this
prospectus, all dealers effecting transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table shows the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates, other than the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

SEC registration fee........................................   $   31,970
NASD filing fee.............................................       12,000
Nasdaq listing fee..........................................      100,000
Accounting fees and expenses................................      300,000
Legal fees and expenses.....................................      300,000
Printing and engraving expenses.............................      200,000
Transfer agent's fees.......................................        7,500
Blue sky fees and expenses..................................        5,000
Miscellaneous...............................................       43,530
                                                               ----------
  Total.....................................................   $1,000,000
                                                               ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


       Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director (1) breached his duty of loyalty,
(2) failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (3) authorized the payment of a dividend or approved a stock repurchase in violation of Section 174 of the Delaware General Corporation Law or (4) obtained an improper personal benefit from a transaction. The registrant's Amended and Restated Certificate of Incorporation provides for this limitation of liability.


       Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement of the actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. The Registrant's Amended and Restated Certificate of Incorporation and Bylaws require it to indemnify and advance expenses to its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The registrant will indemnify and advance expenses to its directors or officers in connection with an action initiated by that person only if the action was authorized by the registrant's Board. The registrant's Amended and Restated Certificate of Incorporation and Bylaws also permit it to indemnify and advance expenses to its employees and agents, if its Board approves the indemnification and advancement.


       Section 145 of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against that person and incurred by that person in any similar capacity, or arising out of that person's status, whether or not the corporation would have the corporation to indemnify the person against that liability. The Registrant's Bylaws permit it to purchase and maintain insurance for its directors, officers, employees and agents, notwithstanding whether it can indemnify these persons against the claims under the Delaware General Corporation Law. The Registrant intends to purchase director and officer liability insurance for its directors and officers.

       Section 174 of the Delaware General Corporation Law provides, among other things, that in the case of any negligent or willful approval of an unlawful payment of dividends or an unlawful stock purchase or redemption, the directors under whose administration the unlawful action may happen, may be held jointly and severally liable, at any time within six years of the unlawful dividend, purchase or redemption, to the corporation, and to its creditors in the event of dissolution or insolvency, to the full amount of the unlawful dividend, purchase or redemption. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

       The proposed form of underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of directors and officers of the registrant by the underwriters against some liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

       Since January 1, 1996, the registrant's predecessor has sold the following securities without registration under the Securities Act of 1933:

               In 1996, Hull and Associates, L.L.C., which was formerly known as Hull Trading Company, L.L.C., the "LLC", sold membership interests to 15 employees for an aggregate purchase price of $3,672,000.

               In 1997, the LLC sold membership interests to 19 employees for an aggregate purchase price of $5,014,000.

               In 1998, the LLC sold membership interests to 24 employees for an aggregate purchase price of $5,231,000.

               In 1999, the LLC sold membership interests to 23 employees for an aggregate purchase price of $6,825,000.

All of these sales of LLC membership interests were made in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering.


       Immediately before the closing of this offering, the registrant will reorganize into a newly formed Delaware corporation called The Hull Group Inc., with the LLC as a wholly owned subsidiary of the registrant. Some members of the LLC owning an aggregate of 30.8% of the LLC will receive shares of the registrant's common stock in exchange for their membership interests, at a rate of 250,000 shares per percentage membership interest, for an aggregate of approximately 7,711,000 shares of common stock. Immediately before the closing of this offering, all of the stockholders of M. Blair Hull, Inc. will exchange their stock in M. Blair Hull, Inc. for the registrant's common stock so that M. Blair Hull, Inc. will become a wholly owned subsidiary of the registrant. The stockholders of M. Blair Hull, Inc. will receive an aggregate of approximately 17,289,000 shares of common stock upon this exchange. The issuance of the registrant's common stock upon contribution of membership interests in the LLC and upon exchange of stock in M. Blair Hull, Inc. will be made in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder as transactions not involving a public offering.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       See the exhibit index, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

       (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in the denominations and registered in the names as are required by the underwriters to permit prompt delivery to each purchaser.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

       (c) The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


       UNDER THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS ON JUNE 21, 1999.


                                            THE HULL GROUP INC.


                                            By:    /s/ TIMOTHY J. HUNTER

                                              ----------------------------------

                                                      Timothy J. Hunter


                                              Executive Vice President and Chief
                                                       Financial Officer



       UNDER THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED BELOW.



                      SIGNATURE                                      TITLE                        DATE

                 /s/ M. BLAIR HULL*                    Chairman of the Board, Chief             June 21, 1999
-----------------------------------------------------    Executive Officer (Principal
                    M. Blair Hull                        Executive Officer); Director

            /s/ ARTHUR S. MARGULIS, JR.*               President and Director                   June 21, 1999
-----------------------------------------------------
               Arthur S. Margulis, Jr.

                                                       Executive Vice President and Chief       June 21, 1999
-----------------------------------------------------    Financial Officer (Principal
                  Timothy J. Hunter                      Financial and Accounting
                                                         Officer)

             *By: /s/ TIMOTHY J. HUNTER
  ------------------------------------------------
                  Timothy J. Hunter
                  Attorney-in-fact

                               INDEX TO EXHIBITS


      EXHIBIT NO.                                DESCRIPTION
          1.1            -- Form of Underwriting Agreement.*
          2.1            -- Stock Exchange Agreement, dated           , 1999, among
                            The Hull Group Inc. and all of the stockholders of M.
                            Blair Hull, Inc.*
          2.2            -- Contribution Agreement, dated           , 1999, from
                            certain of the members of Hull and Associates, L.L.C. to
                            The Hull Group Inc.*
          3.1            -- Certificate of Incorporation of The Hull Group Inc.+
          3.2            -- By-laws of The Hull Group Inc.+
          3.3            -- Amended and Restated Certificate of Incorporation of The
                            Hull Group Inc.*
          4.1            -- Form of Common Stock Certificate.
          5.1            -- Form of Opinion of Mayer, Brown & Platt, regarding
                            legality of securities being registered.
         10.1            -- Form of Standard Option Agreement between Merrill Lynch
                            Professional Clearing Corp. and Hull Trading Company,
                            L.L.C.
         10.2            -- Form of Customer Agreement between Merrill Lynch
                            Professional Clearing Corp. and Hull Trading Company,
                            L.L.C.
         10.3            -- Clearing, Credit Facility and Securities Borrowing
                            Agreement, dated October 16, 1995, between MeesPierson
                            N.V. and Hull Trading GmbH.
         10.4            -- Terms of Business Agreement, dated October 10, 1996,
                            between MeesPierson ICS Limited and Hull Trading Asia
                            Limited.
         10.5            -- Form of Customer Agreement, dated March 11, 1998, between
                            MeesPierson Futures Clearing Services (Asia) Limited and
                            Hull Trading Asia Limited.
         10.6            -- Form of Customer Agreement, dated August 26, 1998,
                            between MeesPierson ICS Limited and Hull Trading Asia
                            Limited.
         10.7            -- Form of Settlement Bank Agreement, dated November 1995, between Hull Trading GmbH and MeesPierson N.V.
                            (Settlement Bank) and Deutsch Borse AG, Frankfurt am
                            Main.
         10.8            -- Form of 1999 Special Restricted Stock Plan of The Hull
                            Group Inc.
         10.9            -- Form of Outside Directors' Stock Option Plan of The Hull
                            Group Inc.
         10.10           -- Form of Employee Stock Purchase Plan of The Hull Group
                            Inc.*
         10.11           -- Form of 1999 Long Term Incentive Plan of The Hull Group
                            Inc.
         16.1            -- Letter from Schultz & Chez, L.L.P.
         21.1            -- List of subsidiaries of The Hull Group Inc.
         23.1            -- Consent of Ernst & Young L.L.P.
         23.2            -- Consent of Schultz & Chez, L.L.P.
         23.3            -- Consent of Mayer, Brown & Platt (included in Exhibit
                            5.1).
         27.1            -- Financial Data Schedule.


------------------------------

*  To be filed by amendment.


+  Previously filed.